Exhibit 4.21

EXECUTION VERSION

AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 20, 2012 (this “Amendment No. 2”), by and among INVENTIV HEALTH, INC., a Delaware corporation (the “Parent Borrower”), INVENTIV HOLDINGS, INC., a Delaware corporation (“Holdings”), CITIBANK, N.A., as Administrative Agent (“Administrative Agent”), Swing Line Lender and L/C Issuer under the Credit Agreement (as defined below), the Required Lenders and the other Loan Parties hereto.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Administrative Agent, the Guarantors party thereto from time to time and each lender from time to time party thereto (the “Lenders”) have entered into an Amended and Restated Credit Agreement, dated as of July 13, 2011, as amended on March 23, 2012 (the “Existing Credit Agreement”) and as further amended by the Amendments (as defined below) (the “Credit Agreement”) (capitalized terms not otherwise defined in this Amendment No. 2 have the same meanings as specified in the Credit Agreement);

WHEREAS, on the Amendment No. 2 Effective Date (as defined below), the Parent Borrower intends to issue $550.0 million of senior secured notes (which amount may be increased at the sole discretion of the Parent Borrower (the “Secured Notes Offering”) so long as the Net Cash Proceeds from any such increase in excess of $50.0 million are applied to prepay Term Loans (to be applied pro rata across the Original Term B Loans and Term B-3 Loans)) and the Parent Borrower shall apply the Net Cash Proceeds thereof, together with the Net Cash Proceeds of the Equity Investment (as defined below), (i) to prepay Term Loans (to be applied pro rata across the Original Term B Loans and Term B-3 Loans) in aggregate principal amount equal to $490.0 million, plus accrued and unpaid interest on such Term Loans to be prepaid, (ii) to prepay to Revolving Credit Loans, without any reduction of Revolving Credit Commitments, including payment of all accrued but unpaid interest on such Revolving Credit Loans to be prepaid, in an aggregate amount equal to $97.5 million (or, if the aggregate Outstanding Amount of Revolving Credit Loans and all accrued but unpaid interest thereon is less than $97.5 million, such lesser aggregate amount), and (iii) after giving effect to the prepayments described above (collectively, the “Amendment No. 2 Prepayment”), to retain any remaining Net Cash Proceeds for general corporate purposes;

WHEREAS, on or prior to the Amendment No. 2 Effective Date, certain Investors shall invest $50,000,000 of cash common equity, directly or indirectly in Holdings (or any parent company thereof), which shall be further contributed to the Parent Borrower in the form of common equity (the “Equity Investment”);

WHEREAS, on the date hereof, the Borrowers, the Guarantors, the Administrative Agent, and the Required Lenders (as defined in the Credit Agreement) desire to amend the Existing Credit Agreement to, among other things, (i) modify certain covenants and definitions, and (ii) make certain other modifications as set forth in this Amendment No. 2;

WHEREAS, pursuant to Section 10.01 of the Existing Credit Agreement, the consent of the Required Lenders (as defined in the Credit Agreement) is required for the effectiveness of this Amendment No. 2; and

WHEREAS, the Administrative Agent, the Loan Parties, and each Lender signatory to this Amendment No. 2 are willing to so agree, subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	Amendments

(a) Subject to the satisfaction of the conditions set forth in Section 4(a) hereof, as of the Amendment No. 2 Effective Date the Existing Credit Agreement is hereby amended (the “Amendments”) by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and adding the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Exhibit A hereto.

(b) In connection with the Amendments, the Parent Borrower will deliver to the Adminstrative Agent certain updated schedules to the Perfection Certificate (as defined in the Security Agreement) requested by the Administrative Agent, and the Loan Parties will deliver all instruments and documents and make all filings, reasonably requested by the Administrative Agent, to the extent necessary in order to assure, preserve, protect and perfect the Security Interest (as defined in the Security Agreement) and the rights and remedies created under the Security Agreement.

SECTION 2.	Effectiveness.

This Amendment No. 2 shall become effective on and as of the date (such date the “Amendment No. 2 Effective Date”) on which the following conditions have been satisfied to the reasonable satisfaction of the Administrative Agent (it being understood and agreed that in the absence of a change to the terms and conditions of this Amendment No. 2 that is (x) materially adverse to the Lenders and (y) made after the submission of an executed counterpart to this Amendment No. 2 to the Administrative Agent but prior to the Amendment No. 2 Effective Date, no executed counterpart to this Amendment No. 2 may be revoked after such submission):

(a) This Amendment No. 2 shall been executed and delivered by (A) the Parent Borrower, Holdings and the other Loan Parties, (B) Lenders constituting the Required Lenders under Section 10.01 of the Credit Agreement and (C) the Administrative Agent.

(b) Immediately prior to the effectiveness of this Amendment No. 2 thereto, (i) the representations and warranties of the Parent Borrower and each other Loan Party contained in Amendment No. 2 and any other Loan Document are true and correct in all material respects on and as of the Amendment No. 2 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if qualified by materiality) as of such earlier date, and (ii) no Default or Event of Default has occurred or is continuing.

(c) Payment of all reasonable fees and expenses due to the Administrative Agent (as agreed to in writing between the Administrative Agent and the Parent Borrower) (including, without limitation, fees and reasonable out-of-pocket expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent) and fees payable to Lenders pursuant to Section 3 hereof, in each case required to be paid on the Amendment No. 2 Effective Date.

(d) The Borrowers shall have received the Net Cash Proceeds of the Secured Notes Offering and the Equity Investment and shall have delivered, or have made arrangements satisfactory to the Administrative Agent for delivery of, such Net Cash Proceeds to the Administrative Agent in order to effect the Amendment No. 2 Prepayment pursuant to Section 2.05(b)(ix) of the Credit Agreement.

(e) The Equity Investment shall have been consummated.

SECTION 3.	Consent Fee.

On the Amendment No. 2 Effective Date, the Parent Borrower shall pay to the Administrative Agent, in same day funds, for the account of each Lender under the Credit Agreement that delivered an executed counterpart signature page to this Amendment No. 2 on or prior to 5:00 p.m. New York time on December 11, 2012 a consent fee in an aggregate amount equal to 0.25% of (i) in the case of a Revolving Credit Lender, the aggregate principal Outstanding Amount of Revolving Credit Loans and L/C Obligations and the unused Revolving Credit Commitments, in each case of such Revolving Credit Lender as of such time and (ii) in the case of a Term Lender, the aggregate principal amount of Term Loans held by such Lender as of such time (prior to giving effect to the Amendment No. 2 Prepayment).

SECTION 4.	Representations and Warranties.

By its execution of this Amendment No. 2, the Parent Borrower and each of the Guarantors hereby represents and warrants to the Administrative Agent and the Lenders that:

(A) This Amendment No. 2 has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of each Loan Party hereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity; and

(B) The execution, delivery and performance of this Amendment No. 2 and the other documents executed in connection herewith by the Loan Parties (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder or member action and (b) does not and will not (A) contravene the terms of any of such Person’s Organization Documents, (B) conflict with or result in any default, breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01 of the Credit Agreement), or require any payment to be made under (x) (1) any Junior Financing Documentation or (2) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (C) violate any Law; except with respect to any conflict, default, breach, contravention, payment or violation referred to in clause (B) or clause (C), to the extent that such conflict, breach, contravention, payment or violation could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.	Acknowledgments.

(a) Each Loan Party hereby expressly acknowledges the terms of this Amendment No. 2 and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment No. 2 and the transactions contemplated hereby and (ii) its guarantee of the Obligations under the Guaranty and its grant of Liens on the Collateral to secure the Obligations pursuant to the Collateral Documents.

(b) Holdings hereby expressly acknowledges the terms of this Amendment No. 2 and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment No. 2 and the transactions contemplated hereby and (ii) its pledge of the Collateral (as defined in the Holdings Pledge) as security for the payment or performance, as the case may be, in full of the Obligations pursuant to the Holdings Pledge.

SECTION 6.	Amendment, Modification and Waiver.

This Amendment No. 2 may not be amended, modified or waived except in accordance with Section 10.01 of the Credit Agreement.

SECTION 7.	Reference to and Effect on the Credit Agreement and the Loan Documents; Certain Authorizations.

(a) On and after the Amendment No. 2 Effective Date, each reference in the Credit Agreement or any other Loan Document to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment No. 2 (i.e., the Credit Agreement).

(b) The Lenders hereby irrevocably (i) authorize the Administrative Agent to enter into the First Lien Intercreditor Agreement with the trustee and/or collateral agent under the Senior Secured Notes Indenture, and to execute and deliver such First Lien Intercreditor Agreement in the form of Exhibit T-1 to the Credit Agreement, the Second Lien Intercreditor Agreement in accordance with the terms of the Credit Agreement, and to execute and deliver such Second Lien Intercreditor Agreement in the form of Exhibit T-2 to the Credit Agreement, and the ABL Intercreditor Agreement in accordance with the terms of the Credit Agreement, and to execute and deliver such ABL Intercreditor Agreement in the form of Exhibit T-3 to the Credit Agreement, in each case, with such changes made thereto as are reasonably satisfactory to the Administrative Agent and are not materially adverse to the Lenders and perform its obligations thereunder, provided that to the extent there are changes that are materially adverse to the Lenders, such proposed changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within two (2) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof (ii) agree that, upon the execution and delivery of such Intercreditor Agreements, each Lender will be bound by the provisions thereof as if it were a signatory thereto and will take no actions contrary to the provisions thereof and (iii) agree that none of the Lenders or any other Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this paragraph or in accordance with the terms of such Intercreditor Agreements.

SECTION 8.	Liens Unimpaired.

After giving effect to this Amendment No. 2, neither the modification of the Credit Agreement effected pursuant to this Amendment No. 2 nor the execution, delivery, performance or effectiveness of this Amendment No. 2:

(a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

SECTION 9.	Entire Agreement.

This Amendment No. 2, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment No. 2 shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby and that this Amendment No. 2 is a Loan Document.

SECTION 10.	Governing Law.

THIS AMENDMENT NO. 2 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. SECTION 10.16 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT NO. 2 AND SHALL APPLY HERETO.

SECTION 11.	Severability.

If any provision of this Amendment No. 2 is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment No. 2 shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.	Counterparts.

This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic means of an executed counterpart of a signature page to this Amendment No. 2 shall be effective as delivery of an original executed counterpart of this Amendment No. 2.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment No. 2 as of the date first written above.

INVENTIV HOLDINGS, INC., as Holdings

By:	/s/ Eric Sherbet
	Name:	Eric Sherbet
	Title:	General Counsel & Secretary

Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement

INVENTIV HEALTH, INC., as Parent Borrower

By:	/s/ Eric Sherbet
	Name:	Eric Sherbet
	Title:	General Counsel & Secretary

Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement

11190 BISCAYNE, LLC
ADDISON WHITNEY LLC
CHANDLER CHICCO COMPANIES LLC
IGNITE HEALTH LLC
INVENTIV PATIENT ACCESS SOLUTIONS, LLC
INVENTIV ADVANCE INSIGHTS, INC.
INVENTIV COMMUNICATIONS, INC.
INVENTIV MEDICAL MANAGEMENT LLC
MYSTRO RESEARCH ASSOCIATES, INC.
MYSTRO LOGISTICS SOLUTIONS, LLC
PATIENT MARKETING GROUP LLC
PDGI HOLDCO, INC.
PHARMA HOLDINGS, INC.
PHARMANET DEVELOPMENT GROUP, INC.
PHARMANET FAR, LLC
PHARMANET USA, INC.
PHARMANET, LLC
PHARMANET RESOURCE SOLUTIONS, LLC
PHARMANET/I3 STRATEGIC RESOURCING CANADA, INC.
PHARMANET/I3 STRATEGIC RESOURCING FLEX, LLC
PHARMANET/I3 STRATEGIC RESOURCING PUERTO RICO, LLC
PHARMANET/I3 STRATEGIC RESOURCING SOUTH, LLC
PHARMANET/I3, LLC
PHARMASOFT, LLC
SEARENTO TRUST LLC
SMITH HANLEY HOLDING CORPORATION
SOUTH FLORIDA KINETICS, INC.
VENTIV COMMERCIAL SERVICES, LLC, as Co-Borrowers

By:	/s/ Eric Sherbet
Name:	Eric Sherbet
Title:	Vice President & Secretary

Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement

ADHERIS, INC.
ALLIDURA COMMUNICATIONS, LLC
ANOVA CLINICAL RESOURCES LLC
AXCELO MSL SOLUTIONS, LLC
BIOSECTOR 2 LLC
BLUE DIESEL, LLC
BRANDTECTONICS, L.L.C.
CADENT MEDICAL COMMUNICATIONS, LLC
CHAMBERLAIN COMMUNICATIONS GROUP LLC
CHANDLER CHICCO AGENCY, L.L.C.
CHANDLER CHICCO PRODUCTIONS LLC
ESSENTIAL GROUP INTERNATIONAL LLC
GERBIG, SNELL/WEISHEIMER ADVERTISING, LLC
HHI CLINICAL & STATISTICAL RESEARCH SERVICES, L.L.C.
INCHORD HOLDING CORPORATION
INTERPHAZ BIOCONSULTING, LLC
INVENTIV CLINICAL SOLUTIONS LLC
INVENTIV MEDICAL COMMUNICATIONS, LLC
LITMUS MEDICAL MARKETING SERVICES LLC
MEDCONFERENCE LLC
NAVICOR GROUP, LLC
PALIO COMMUNICATIONS, LLC
PARAGONRX INTERNATIONAL LLC
PHARMANET/I3 STRATEGIC RESOURCING EAST, LLC
PHARMANET/I3 STRATEGIC RESOURCING NORTH, LLC
PNET US, LLC
RAVEN HOLDCO LLC
SHA RESOURCING, LLC
SYNERGOS LLC
THE CENTER FOR BIOMEDICAL CONTINUING EDUCATION, LLC
THE SELVA GROUP, LLC
VERSTONE DIGITAL, LLC, as Other Guarantors

By:	/s/ Eric Sherbet
Name:	Eric Sherbet
Title:	Vice President & Secretary

Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement

CAMPBELL ALLIANCE LTD., as Other Guarantor

By:	/s/ Richard J Veith
Name:
Title:

Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement

CAMPBELL ALLIANCE GROUP, INC., as Other Guarantor

By:	/s/ Richard J Veith
Name:
Title:

Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement

ENCUITY RESEARCH LLC, as Other Guarantor

By:	/s/ Richard J Veith
Name:
Title:

Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement

PHARMACEUTICAL INSTITUTE, INC., as Other Guarantor

By:	/s/ Richard J Veith
Name:
Title:

Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement

CITIBANK, N.A., individually as Administrative
Agent, L/C Issuer and Swing Line Lender

By:	/s/ Stuart G. Dickson
	Name:	Stuart G. Dickson
	Title:	Vice President

[Signature Page to Amendment No. 2]

EXHIBIT A

CONFORMED COPY TO INCLUDE AMENDMENT NO. 1 to AMENDED AND RESTATED CREDIT

AGREEMENT

$1,210,800,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 13, 2011

among

INVENTIV HOLDINGS, INC.

as Holdings

INVENTIV HEALTH, INC.

as Parent Borrower.

THE OTHER BORROWERS PARTY HERETO

CITIBANK, N.A.

as Administrative Agent, Swing Line Lender and L/C Issuer

THE OTHER LENDERS PARTY HERETO

CITIGROUP GLOBAL MARKETS INC.

MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED

JEFFERIES FINANCE LLC

as Lead Arrangers and Joint Bookrunners

CREDIT SUISSE SECURITIES (USA) LLC

DEUTSCHE BANK SECURITIES INC.

JEFFERIES FINANCE LLC

WELLS FARGO SECURITIES, LLC

as Arrangers, Co-Documentation Agents and Joint Bookrunners

and

BANK OF AMERICA, N.A.

as Syndication Agent

-i-

-ii-

-iii-

-iv-

SCHEDULES

I	Guarantors
II	Co-Borrowers
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Term B Note
E	Form of Assignment and Assumption
R	Form of Affiliated Lender Assignment and Assumption
T-1	Form of First Lien Intercreditor Agreement
T-2	Form of Second Lien Intercreditor Agreement
T-3	Form of ABL Intercreditor Agreement

-v-

CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of July 13, 2011, among inVentiv Holdings, Inc., a Delaware corporation (“Holdings”), inVentiv Health, Inc., a Delaware corporation (the “Parent Borrower”), together with each of the entities listed in Schedule II hereto (the “Co-Borrowers” and, together with the Parent Borrower, the “Borrowers” and each, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.1

PRELIMINARY STATEMENTS

Holdings, the Parent Borrower, certain other Co-Borrowers, certain of the Guarantors are party to that certain Credit Agreement dated as of August 4, 2010 (as amended by Amendment No. 1 dated as of February 11, 2011 and supplemented by the Term Loan B-1 Joinder Agreement and the Term Loan B-2 Joinder Agreement (each as defined below), each dated as of February 11, 2011, as so amended and supplemented, the “Original Credit Agreement”), pursuant to which the Original Lenders extended or committed to extend certain credit facilities to the Borrowers;

Holdings, the Parent Borrower and certain other Co-Borrowers and Guarantors, and Citibank, N.A., as administrative agent, swing line lender and L/C issuer, and the other agents and lenders party thereto are party to that Amendment No. 2 to the Credit Agreement dated as of July 13, 2011 (“Amendment No. 2”), pursuant to which, and upon satisfaction of the conditions set forth therein, the Original Credit Agreement is being amended and restated in the form of this Agreement;

In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Credit Agreement” shall mean the credit agreement in respect of any ABL Facility pursuant to which the ABL Obligations are incurred by the Parent Borrower, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time.

“ABL Facility” shall mean an asset-based credit facility of the Parent Borrower provided pursuant to the applicable ABL Loan Documents.

“ABL Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit T-3 hereto, with such changes made prior to such intercreditor agreement’s effectiveness that are reasonably satisfactory to the Administrative Agent and are not materially adverse to the Lenders (it being understood that conforming changes, including to add additional classes of Indebtedness shall be permitted), as such agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that to the extent there are changes that are materially adverse to the Lenders, such proposed changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within two (2) Business Days after posting, then the Required Lenders shall be deemed to

[1]	Note that this comparison is marked against an unofficial conformed copy of the Amended and Restated Credit Agreement as amended by the ARCA Amendment No. 1.

have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“ABL Loan Documents” shall mean, collectively, (i) the ABL Credit Agreement and (ii) the security documents, intercreditor agreements (including the ABL Intercreditor Agreement), guarantees, joinders and other agreements or instruments executed in connection with the ABL Credit Agreement or such other agreements, in each case, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time.

“ABL Obligations” shall mean all Indebtedness and other obligations of the Parent Borrower outstanding under the ABL Loan Documents, together with guarantees thereof that are secured, or intended to be secured, under the ABL Loan Documents, including any direct or indirect, absolute or contingent, interest and fees that accrue after the commencement by or against the Parent Borrower or any guarantor of ABL Obligations of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any obligations under a Swap Contract and cash management obligations that are secured by the Liens securing the Indebtedness incurred pursuant to the ABL Credit Agreement pursuant to the security documents entered into in connection with the ABL Credit Agreement.

“ABL Priority Collateral” means all the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“ABL Representative” shall mean, with respect to any series of ABL Obligations, the administrative agent or collateral agent or other representative of the holders of such series of ABL Obligations who maintains the transfer register for such series of ABL Obligations and is appointed as a representative for purposes related to the administration of the security documents pursuant to the credit agreement or other agreement governing such series of ABL Obligations.

“ABL Trigger Date” means the date on which the ABL Loan Documents are entered into by the Parent Borrower, the other Loan Parties party thereto and each other party required to become a party thereto.

“ABL Trigger Period” means the period beginning on the ABL Trigger Date and ending on such date when all ABL Obligations under the ABL Loan Documents (other than cash management obligations, any obligations under any hedge agreements and contingent obligations not yet due and payable) have been discharged and paid in full and such documents are terminated.

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Company Party accepting Solicited Discounted Prepayment Offers to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 10.07(k)(iv) substantially in the form of Exhibit Q to the Original Credit Agreement.

“Acceptance Date” has the meaning specified in Section 10.07(k)(iv)(B).

“Acceptable Discount” has the meaning specified in Section 10.07(k)(iv)(B).

“Accepting Lender” has the meaning specified in Section 2.05(b)(vii).

“Acceptable Prepayment Amount” has the meaning specified in Section 10.07(k)(iv)(C).

“Additional Notes” has the meaning specified in Section 7.03(y).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.17; provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that any such consent would be required from the Administrative Agent under Section 10.07(b)(ii) for an assignment of Loans or Commitments to such Additional Refinancing Lender, (ii) in the case of any Other Revolving Commitments, the L/C Issuer and the Swing Line Lender, and (iii) the Parent Borrower.

“Administrative Agent” means Citibank, N.A. in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Parent Borrower, the Lenders and the L/C Issuers.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit J to the Original Credit Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” shall mean a Lender that is (a) an Equity Sponsor or Affiliate of an Equity Sponsor or (b) an Affiliate of any Loan Party (excluding, in each case (i) any Investment Fund, (ii) any Affiliate of any Sponsor that would not constitute a Sponsor pursuant to the definition thereof and (iii) Holdings, the Borrowers or any of their respective Subsidiaries).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, each Senior Managing Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the preamble.

“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of February 11, 2011 among Parent Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders and financial institutions party thereto.

“Amendment No. 2” has the meaning specified in the preliminary statements.

“Amendment No. 1 Effective Date” means February 11, 2011.

“Applicable Discount” has the meaning specified in Section 10.07(k)(iii)(B).

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Original Term B Loans (i) for Eurodollar Rate Loans, 6.00% and (ii) for Base Rate Loans, 5.00%;

(b) with respect to Term B-3 Loans (i) for Eurodollar Rate Loans, 6.25% and (ii) for Base Rate Loans, 5.25%; and

(c) with respect to the Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, (i) for Eurodollar Rate Loans, 5.75%, (ii) for Base Rate Loans, 4.75%, (iii) for Letter of Credit fees, 5.75% and (iv) for Revolving Credit Commitment Fees, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02:

Revolving Credit Commitment Fee Rate
Pricing Level	Total Leverage Ratio	Revolving Credit Commitment Fee Rate
1	≥ 4.25	0.750%
2	< 4.25	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02 (including, for the avoidance of doubt, the latest delivery under the Original Credit Agreement); provided that at the option of the Administrative Agent or the Required Revolving Lenders, Pricing Level 1 shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Parent Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Parent Borrower shall as soon as practicable deliver to the Administrative Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Rate shall be determined as if the Pricing Level for such higher Applicable Rate were applicable for such Applicable Period, and (iii) the Parent Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.08 and Article 7.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents.”

“Approved Foreign Bank” has the meaning specified in clause (f) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Jefferies Finance LLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Wells Fargo Bank, National Association, WF Investment Holdings, LLC, and Wells Fargo Securities, LLC, each in its capacity as an arranger and joint bookrunner for the Facilities. Unless the context otherwise requires, “Arrangers” shall include each of the Original Closing Date Arrangers.

“ARCA Amendment No. 1” means the Amendment No. 1 to this Agreement, dated as of March 21, 2012, among the Borrowers, the Guarantors party thereto, the Lenders party thereto, and the Administrative Agent.

“ARCA Amendment No. 1 Effective Date” means March 23, 2012.

“ARCA Amendment No. 2” means the Amendment No. 2 to this Agreement, dated as of December 20, 2012, among the Borrowers, the Guarantors party thereto, the Lenders party thereto, and the Administrative Agent.

“ARCA Amendment No. 2 Effective Date” means December 20, 2012.

“ARCA Amendment No. 2 Equity Contribution” means equity contributions made by the Investors directly or indirectly as cash investments in an indirect parent company of the Parent Borrower in an aggregate amount of not less than $50 million for cash, the proceeds of which will be contributed in the form of either common stock to Holdings and further directly or indirectly contributed to the Parent Borrower as common equity.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E to this Agreement or in another form reasonably acceptable to the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on the Restatement Effective Date.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) (i) with respect to Term Loans, 2.50%, and (ii) with respect to Revolving Credit Loans, 2.75% and (b) the rate of interest per annum determined from time to time by the Administrative Agent as its “prime rate” in effect at its principal office in New York City and (c) the Eurodollar Rate applicable for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such determined rate. Any change in the Base Rate due to a change in the Federal Funds Rate or such “prime rate” shall be effective as of the opening of business on the effective day of such change in the Federal Funds Rate or “prime rate”, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by a Company Party to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 10.07(k)(ii).

“Borrower Parties” means the collective reference to the Parent Borrower and the Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by a Company Party of offers for, and the subsequent acceptance, if any, by the Company Party to make, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 10.07(k)(iv).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by a Company Party of offers for, and the corresponding acceptance by a Company Party to make, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 10.07(k)(iii).

“Borrowing” means a Revolving Credit Borrowing, a New Revolving Credit Borrowing, a Swing Line Borrowing, a Term Borrowing, or a New Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in when used in relation to the Parent Borrower, the state where the Administrative Agent’s Office is located, and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Campbell” means Campbell Alliance Group, Inc.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP as in effect on the Restatement Effective Date.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Restatement Effective Date, recorded as capitalized leases on a balance sheet of the lessee.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during such period in respect of licensed or purchased software or internally developed software and software enhancements that are or are required to be reflected as capitalized costs on the consolidated balance sheet in accordance with GAAP as in effect on the Restatement Effective Date.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a deposit account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens permitted pursuant to any Loan Document):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (ii) has combined capital and surplus of at least $250,000,000 (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than one year from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States;

(e) Investments, classified in accordance with GAAP as current assets of the Parent Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that 95% of such investments are of the character, quality and maturity described in clauses (a), (b), (c), and (d) of this definition;

(f) solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(g) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United Kingdom or any member nation of the European Union whose legal tender is the euro and which are denominated in pounds sterling or euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, having (i) one of the two highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United Kingdom or any such member nation of the European Union is pledged in support thereof.

“Cash Management Obligations” means obligations owed by any Loan Party or Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.

“Casualty Event” means any event that gives rise to the receipt by any Borrower Party of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the US Environmental Protection Agency.

“Change of Control” means the earliest to occur of

(a) at any time prior to a Qualifying IPO, the Permitted Holders directly or indirectly cease to beneficially own (within the meaning of Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, or any successor provision) Equity Interests representing more than 50% of the total voting power for the election of directors of Holdings;

(b) at any time on or after a Qualifying IPO, (i) any Person or Persons (in each case, other than any Permitted Holder and any employee benefit plan of Holdings and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) that together constitute a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the total voting power of all of the outstanding Equity Interests of Holdings for the election of the directors of Holdings and (y) the percentage of the total voting power of all of the outstanding Equity Interests of Holdings for the election of directors of Holdings owned, directly or indirectly, beneficially by the Permitted Holders, and (ii) during any period of twelve (12) consecutive months, the board of directors of Holdings shall cease to consist of a majority of the Continuing Directors;

(c) the Parent Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of Holdings; or

(d) any “Change of Control” (or any comparable term) in any document pertaining to the Senior Notes or any Permitted Refinancing thereof with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, New Revolving Credit Lenders, Original Term B Lenders, New Term Lenders, or Term B-3 Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, New Revolving Credit Commitments, Other Term Loan Commitments of the same Refinancing Series, Original Term B Commitments, New Term Commitments, or Term B-3 Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Original Term B Loans, Other Term Loans of the same Refinancing Series or Term B-3 Loans, in each case, under this Agreement as originally in effect or pursuant to Section 2.14 or 2.15, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Consolidated EBITDA” means Consolidated EBITDA of the Parent Borrower for the last four fiscal quarter period ended on the last day of the fiscal quarter in which the Original Closing Date occurred.

“Code” means the US Internal Revenue Code of 1986, as amended from time to time.

“Co-Borrowers” has the meanings specified in the introductory paragraph to this Agreement.

“Co-Documentation Agents” means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Jefferies Finance LLC and Wells Fargo Bank, National Association each in its capacity as a co-documentation agent for the Facilities. Unless the context otherwise requires, “Co-Documentation Agents” shall include each of the Original Co-Documentation Agents.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to Liens in favor of the Administrative Agent, for the benefit of the Secured Parties pursuant to the Collateral Documents in order to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Holdings Pledge, each Intellectual Property Security Agreement, the Mortgages, if any, the Intercreditor Agreements, if any, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations, including collateral assignments,

Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Secured Parties pursuant to Section 5 of Amendment No. 2, Sections 6.12 and 6.14 hereof or Section 4.01 of the Original Credit Agreement.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A to the Original Credit Agreement.

“Company Parties” means the collective reference to Holdings, the Borrowers and the Restricted Subsidiaries, and “Company Party” means any one of them.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D to the Original Credit Agreement.

“Confidential Disclosure Letter” means the letter from the Parent Borrower to the Lenders delivered on the Original Closing Date, as amended and updated and delivered on the Restatement Effective Date.

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted or netted from gross revenues (except with respect to subclauses (ix) and (xi) below, and, to the extent attributable to amounts accrued but not added back in a prior period, payments in subclause (v)) for, without duplication,

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and Swap Contracts,

(ii) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise, withholding and similar taxes, including any penalties and interest relating to any tax examinations,

(iii) the total amount of depreciation and amortization expense, including expenses related to Capitalized Software Expenditures and Capitalized Leases,

(iv) (a) Transaction Expenses paid prior to September 30, 2011, (b) expenses paid or incurred in connection with Vesting Payments and (c) to the extent permitted hereunder, any costs and expenses incurred in connection with any Investment, Disposition, Equity Issuance or Debt Issuance (including fees and expenses related to the offering of the Senior Notes and the Facilities and any amendments, supplements and modifications thereof), including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated),

(v) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees to the extent funded with cash contributions to the common equity of the Parent Borrower (or to any direct or indirect parent company to the extent such fees were paid by such parent company but such expense is “pushed down” to the Parent Borrower)) and related indemnities and expenses paid or accrued during such period to the Sponsors in accordance with the Management Agreements to the extent permitted to be paid under Section 7.08,

(vi) (a) any costs paid or incurred in connection with being a public company prior to the Original Closing Date and through the fiscal quarter of the Parent Borrower ending September 30, 2010, (b) any costs, charges, accruals and reserves in connection with any Vesting Payment and (c) any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, relocations and closings, permitted acquisitions and Dispositions, business optimization (including relating to systems design, upgrade and implementation costs), customer disputes, restructuring, severance, severance and curtailments or modifications to pension or postretirement employee benefit plans; provided that such costs, charges, accruals and reserves pursuant to this clause (vi)(c) in any four fiscal quarter period when added to the aggregate amount of add backs made pursuant to clause (xi) below shall not exceed with respect to the calculation for (1) any four fiscal quarter period ending on or prior to December 31, 2013, 25.0% of Consolidated EBITDA for such four fiscal quarter period and (2) any four fiscal quarter period ending thereafter, 10% of Consolidated EBITDA (such limitation, the “EBITDA Cap”) (in each case, prior to giving effect to this clause (vi)(c) and clause (xi) below) for such four fiscal quarter period; provided, further, that any costs, charges, accruals and reserves pursuant to this clause (vi)(c) in connection with any Investments made under Sections 7.02(v), (w) and (x), in each case, relating to periods, or actions taken, prior to the consummation of the respective Investments shall not be subject to the EBITDA Cap and shall be included in the determination of Consolidated EBITDA prior to calculating and giving effect to the EBITDA Cap,

(vii) the amount of any expense or deduction associated with income of any Restricted Subsidiaries attributable to non-controlling interests or minority interest of third parties,

(viii) any non-cash charges, losses or expenses (including tax reclassification related to tax contingencies in a prior period and, subject to clause (d) below, including accruals and reserves in respect of potential or future cash items), but excluding any non-cash charge representing amortization of a prepaid cash item that was paid but not expensed in a prior period,

(ix) cash actually received (or any netting arrangements resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(x) unusual or non-recurring losses or charges, and

(xi) the amount of “run-rate” cost savings and synergies projected by the Parent Borrower in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within 12 months following the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (a) such cost savings and synergies are reasonably identifiable, factually supportable and certified by the Chief Financial Officer of the Parent Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken, provided that such benefit is expected to be realized within 12 months of taking such action), and (b) such cost savings and synergies (including any cost savings or synergies pursuant to Section 1.04(d) in any four fiscal quarter period when added to the aggregate amount of add backs made pursuant to clause (vi)(c) above shall not exceed the EBITDA Cap for such four fiscal quarter period); provided, further, that any cost savings and synergies (including any cost savings or synergies pursuant to Section 1.04(d)) in connection with any Investments made under Sections 7.02(v), (w) and (x), in each case, relating to periods, or actions taken, prior to the consummation of the respective Investments shall not be subject to the EBITDA Cap and shall be included in the determination of Consolidated EBITDA prior to calculating and giving effect to the EBITDA Cap;

(xii) costs, charges, accruals and reserves incurred prior to the Restatement Effective Date in amounts not to exceed the amounts listed in the Confidential Disclosure Letter; and

(xiii) any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, relocations and closings, permitted acquisitions and Dispositions, business optimization (including relating to systems design, upgrade and implementation costs), customer disputes, restructuring, severance, severance and curtailments or modifications to pension or postretirement employee benefit plans, in each case with respect to actions taken or to be taken with 12 months of the Restatement Effective Date; provided that the aggregate amount of add-backs made pursuant to this clause (xiii) shall not exceed $10,000,000; minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income during such period (other than with respect to payments actually received and the reversal of any accrual or reserve to the extent not previously added back in any prior period), minus (d) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(viii) above in such period or in a prior period; minus (e) the amount of income consisting of or associated with losses of any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties, minus (f) non-recurring or unusual gains;

“Consolidated Net Income” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication,

(i) any net after-tax extraordinary gains, losses or charges,

(ii) the cumulative effect of a change in accounting principle(s) during such period,

(iii) any net after-tax gains or losses realized upon the Disposition of assets outside the ordinary course of business (including any gain or loss realized upon the Disposition of any Equity Interests of any Person) and any net gains or losses on disposed, abandoned and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities,

(iv) (A) the net income (or loss) of (1) solely for purposes of determining the amount available under clause (a) of the definition of Cumulative Amount, any Restricted Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders (which has not been legally waived) and (2) any Joint Venture, any Person that is not a Restricted Subsidiary and any Unrestricted Subsidiary, except in each case to the extent of the amount of dividends or other distributions actually paid in cash or Cash Equivalents (or converted to cash or Cash Equivalents) to such Person or one of its Restricted Subsidiaries by such Restricted Subsidiary, Joint Venture, Person or Unrestricted Subsidiary during such period and (B) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person,

(v) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs of such Person, any of its Subsidiaries or any direct or indirect parents in connection with the Transactions,

(vi) (A) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Company Parties, in each case of (A) and (B), to the extent that (in the case of any cash charges, costs and expenses) such charges, costs or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower, Holdings or any direct or indirect parent of the Parent Borrower or net cash proceeds of an issuance of Qualified Equity Interests of the Parent Borrower, Holdings or any direct or indirect parent of the Parent Borrower;

(vii) any net income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness,

(viii) effects of any adjustments (including the effects of such adjustments pushed down to the Parent Borrower and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof,

(ix) accruals and reserves that are established within twelve months after the Original Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP,

(x) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or obligations (including any losses with respect to obligations of customers, account debtors and suppliers in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case, pursuant to GAAP,

(xi) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses, and

(xii) any net unrealized gains and losses resulting from obligations under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and the application of Statement of Financial Accounting Standards No. 133.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption plus any reimbursements of any expenses and charges to the extent reducing Consolidated Net Income that are actually received and covered by indemnification or other reimbursement provisions or, so long as the Parent Borrower has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed by the insurer or otherwise indemnified or reimbursed and only to the extent that such amount is in fact reimbursed or indemnified within 365 days of the date of such determination (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such 365 day period).

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Total Debt made during such period (including the implied principal component of payments made on Capitalized Leases during such period) as determined in accordance with GAAP.

“Consolidated Senior Secured Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of any Loan Party.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate stated balance sheet amount of Indebtedness of the Parent Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition) consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and letters of credit to the extent of amounts outstanding under standby letters of credit and unreimbursed for more than 10 days and obligations in respect of Indebtedness evidenced by bonds, debentures, notes or similar instruments, minus (b) the lesser of (x) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens other than nonconsensual Liens permitted under Section 7.01) included in the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date, and (y) $50,000,000; provided, that Consolidated Total Debt shall not include Indebtedness in respect of (A) obligations of the type described in clauses (b), (c), (d) and (g) of the definition of “Indebtedness” or clause (e) or (h) thereof to the extent relating to such clause (b), (c), (d) or (g), except in the case of any letter of credit, except to the extent of amounts outstanding under standby letters of credit and unreimbursed for more than 10 days or (B) any Vesting Payment or any liability in respect of an obligation to make a Vesting Payment.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided, that there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, the effect of any Disposition or acquisition during such period, and the application of purchase accounting.

“Continuing Directors” shall mean the directors (or managers) of Holdings on the Original Closing Date, after giving effect to the Merger and the other transactions contemplated by the Original Credit Agreement, and each other director (or manager), if, in each case, such other directors’ or managers’ nomination for election to the board of directors (or board of managers) of Holdings is endorsed by a majority of the then-Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrowers and/or other companies.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any existing Class of Term Loans or any Class of Revolving Credit Loans or Commitments, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness is not scheduled to mature prior to the Maturity Date of such Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon, any original issue discount and upfront fee with respect thereto and reasonable fees and expenses associated with the refinancing, (iii) such Indebtedness shall not be subject to any Guarantee by any Person other than a Loan Party, (iv) in the case of Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings or any Restricted Subsidiary other than any asset constituting Collateral, (v) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (vi) such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums and optional payment or optional redemption terms) shall be entered into on terms and conditions, including covenants, defaults and remedy provisions, not materially more restrictive, taken as a whole, to the Parent Borrower and its Restricted Subsidiaries than this Agreement, (vii) if such

Indebtedness is secured, the security agreements relating to such Indebtedness shall be substantially the same as or more favorable than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) or otherwise more favorable to the Loan Parties, (viii) if such Indebtedness is secured, such Indebtedness and the Senior Representative under such Indebtedness shall be subject to the First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement, as applicable; provided that if such Indebtedness is issued pursuant to an agreement that has not previously been made subject thereto, then Holdings, the Parent Borrower, the other Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable, and (ix) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facility Secured Leverage Ratio” means as of the end of any fiscal quarter of the Parent Borrower for the Test Period ending on such date, the ratio of (a) aggregate Indebtedness outstanding consisting of Loans and amounts outstanding under standby Letters of Credit and unreimbursed for more than 10 days under the Agreement as of such date, including, without limitation, any New Term Loans, New Revolving Credit Loans, Other Term Loans or Other Revolving Credit Loans, as applicable to (b) Consolidated EBITDA for such Test Period, in each case for the Parent Borrower and its Restricted Subsidiaries.

“Cumulative Amount” means, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a) the sum of Excess Cash Flow for each fiscal year of the Parent Borrower, commencing with the fiscal year of the Parent Borrower ended December 31, 2011, that was not required to be applied to prepay Term Loans pursuant to Section 2.05(b); plus

(b) Eligible Equity Proceeds from and after the Original Closing Date (other than (i) in connection with calculating the Cumulative Amount for purposes of Sections 7.06(f)(ii) and 7.13(i)(B), the PharmaNet Equity Contribution and the ARCA Amendment No. 2 Equity Contribution and (ii) to the extent (x) used in a Cure Amount or (y) applied to fund (A) termination fees added back to Consolidated EBITDA under clause (v) of the definition thereof and (B) charges, costs and expenses excluded from Consolidated Net Income pursuant to clause (vi)(B) thereof) to the extent Not Otherwise Applied; plus

(c) to the extent not included in clause (a) above, the aggregate amount received by the Parent Borrower or any Restricted Subsidiary from cash dividends and distributions received from any Unrestricted Subsidiaries and Net Cash Proceeds in connection with the Disposition of its Equity Interests in any Unrestricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Original Closing Date through and including the Reference Date, in each case to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary, was made in reliance on the Cumulative Amount pursuant to Section 7.02(n); minus

(d) the aggregate amount of (1) Restricted Payments made using the Cumulative Amount pursuant to Section 7.06(f)(ii), (2) Investments made using the Cumulative Amount pursuant to Section 7.02(n) and (3) prepayments made using the Cumulative Amount pursuant to Section 7.13(i)(B) and (v) during the period from and including the Business Day immediately following the Original Closing Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date); plus

(e) to the extent not included in clause (a) above, the aggregate amount of cash Returns to the Parent Borrower or any Restricted Subsidiary in respect of Investments made pursuant to Section 7.02(n).

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Expiration Date” has the meaning specified in Section 8.04(a).

“Current Assets” means, at any time, the consolidated current assets (other than cash, deferred income taxes and Cash Equivalents) of the Borrower Parties.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower Parties at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Credit Loans and Swing Line Loans (c) the current portion of interest, (d) the current portion of any Capitalized Leases, (e) the current portion of current and deferred income taxes, (f) liabilities in respect of unpaid earnouts, (g) the current portion of any other long-term liabilities, (h) any liabilities in respect of any Vesting Payment, and (i) liabilities associated with customer prepayments and deposits.

“Debt Issuance” means the issuance or incurrence by any Person or any of its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans that are Term Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, at any time, as determined by the Administrative Agent, a Lender as to which the Administrative Agent has notified the Parent Borrower that (i) such Lender has failed for one or more Business Days to comply with its obligations under this Agreement to make a Term Loan, Revolving Credit Loan, make a payment to the L/C Issuer in respect of an L/C Obligation and/or make a payment to the Swing Line Lender in respect of a Swing Line Loan (each a “Lender Funding Obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such Lender Funding Obligation hereunder, or has defaulted on its Lender Funding Obligations under any other loan agreement or credit agreement or other similar agreement (absent a good faith dispute), (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its Lender Funding Obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of Lender Funding Obligations provided for in Section 2.16 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Lender Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Parent Borrower provided for in this definition.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent Borrower in good faith) of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents within one hundred and eighty (180) days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning specified in Section 10.07(k)(ii)(B).

“Discount Range” has the meaning specified in Section 10.07(k)(iii)(A).

“Discount Range Prepayment Amount” has the meaning specified in Section 10.07(k)(iii)(A).

“Discount Range Prepayment Notice” means an irrevocable written notice of the Parent Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 10.07(k)(iii) substantially in the form of Exhibit M to the Original Credit Agreement.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit N to the Original Credit Agreement, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 10.07(k)(iii)(A).

“Discount Range Pro-Rata Factor” has the meaning specified in Section 10.07(k)(iii)(C).

“Discounted Prepayment Determination Date” has the meaning specified in Section 10.07(k)(iv)(C).

“Discounted Prepayment Effective Date” means in the case of the Parent Borrower Offer of Specified Discount Prepayment or Parent Borrower Solicitation of Discount Range Prepayment Offers, the second Business Day following the receipt by the applicable Company Party of notice from the Administrative Agent in accordance with Section 10.07(k)(ii)(C), Section 10.07(k)(iii)(C) or Section 10.07(k)(iv)(C), as applicable.

“Discounted Term Loan Prepayment” has the meaning specified in Section 10.07(k)(i).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term B Loan Facility.

“Disqualified Institutions” means those banks and institutions identified in writing by the Parent Borrower to the Administrative Agent on or prior to the date of Amendment No. 2, which banks and institutions shall be reasonably acceptable to the Administrative Agent for the purposes hereof.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA Cap” has the meaning specified in clause (vi) of the definition of “Consolidated EBITDA”.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) an Affiliated Lender to the extent contemplated by Section 10.07(j); and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing under

Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i), the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided, that under no circumstances (x) shall any Disqualified Institution be an assignee without the prior written consent of the Parent Borrower (which may be withheld in the Parent Borrower’s sole discretion) and (y) shall Holdings or any Borrower Party be an Eligible Assignee.

“Eligible Equity Proceeds” means the Net Cash Proceeds received by Holdings or any direct or indirect parent thereof from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) or from any capital contributions in respect of Equity Interests (other than Disqualified Equity Interests) to the extent such Net Cash Proceeds or capital contributions are directly or indirectly contributed to, and actually received by, the Parent Borrower as cash common equity (or, if only a portion thereof is so contributed and received, to the extent of such portion).

“Environmental Laws” means the common law and any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or of public health (to the extent relating to exposure to Hazardous Materials) or the management, storage, treatment, transport, distribution or Release of any Hazardous Materials.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil and subsurface strata, and natural resources, such as wetlands, flora and fauna.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower, any other Loan Party or any of their respective Subsidiaries arising from, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or Release of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means investments in the form (a) of cash common equity or (b) preferred equity having terms reasonably acceptable to the initial Lenders under the Original Credit Agreement (any such equity in clauses (a) or (b) collectively, “Permitted Equity”), directly or indirectly in Holdings (or any parent company thereof), by the Investors, and contributed to the Parent Borrower in the form of common equity, in an aggregate amount that, when taken together with all Permitted Equity rolled over or directly or indirectly invested in Permitted Equity of Holdings (or any parent company thereof) and all Permitted Equity of Holdings (or any parent company thereof) issued to, or otherwise directly or indirectly acquired by, Management Shareholders and other shareholders of inVentiv Health, Inc. (determined immediately prior to giving effect to the Merger) is not less than 30% of the sum of (1) the aggregate stated principal amount of the Loans borrowed on the Original Closing Date under this Agreement, (2) the aggregate stated principal amount of the Senior Notes issued on the Original Closing Date, (3) the aggregate stated principal amount of Surviving Indebtedness on the Original Closing Date, and (4) the aggregate amount of all such Permitted Equity on the Original Closing Date.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition of Equity Interests shall not be deemed to be an Equity Issuance.

“Equity Sponsor” means any Investor that from time to time, directly or indirectly owns any Equity Interests of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by the Parent Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due, upon the Parent Borrower or any ERISA Affiliate or (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, or the failure to make any contribution to a Multiemployer Plan.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, the greater of: (a) (i) with respect to Term B Loans, 1.50%, and (ii) with respect Revolving Credit Loans, 1.75% and (b) (i) the rate per annum equal to the rate appearing on Reuters Page LIBOR01 (or any successor or substitute page of such Reuters service, or if the Reuters service ceases to be available, any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time in consultation with the Parent Borrower, for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) for delivery on the first day of such Interest Period with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (ii) if the rate referenced in the preceding clause (i) is not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any fiscal year of the Borrower Parties on a consolidated basis, an amount equal to the excess of:

(a) the sum, without duplication, of: (i) Consolidated Net Income of the Parent Borrower for such period, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, (iii) the Consolidated Working Capital Adjustment for such period, (iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower Parties during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, (v) expenses deducted from Consolidated Net

Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (b)(viii), (ix) or (x) below, and (vi) cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof, over

(b) the sum, without duplication, of:

(i) an amount equal to (A) the amount of all non-cash gains, income and credits included in arriving at such Consolidated Net Income (excluding any such non-cash gain, income or credit to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period), and (B) all cash expenses, charges and losses excluded in calculating Consolidated Net Income pursuant to the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (ix) below in prior fiscal years, the amount of capital expenditures (including Capitalized Software Expenditures) and acquisitions (including Permitted Acquisitions and acquisitions of intellectual property) by the Borrower Parties accrued or made in cash during such period, except to the extent financed with the proceeds of Debt Issuances (excluding the Revolving Credit Facility and any revolving lines of credit), Equity Issuances or, to the extent such proceeds were not included in Consolidated Net Income for such period or a prior period, net proceeds of Dispositions,

(iii) Consolidated Scheduled Funded Debt Payments and the aggregate amount of all principal prepayments of long-term Indebtedness of the Borrower Parties (including the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (A) all other prepayments of Term Loans, (B) all prepayments of Revolving Credit Loans and Swing Line Loans, (C) all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (D) prepayments of Indebtedness funded with the Cumulative Amount, made during such period, except to the extent financed with the proceeds of Debt Issuances (excluding the Revolving Credit Facility and any revolving lines of credit), Equity Issuances, or, to the extent such proceeds were not included in Consolidated Net Income for such period or a prior period, net proceeds of Dispositions,

(iv) cash payments by the Borrower Parties during such period in respect of long-term liabilities other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income except to the extent financed with the proceeds of Debt Issuances (excluding the Revolving Credit Facility and any revolving lines of credit), Equity Issuances, or, to the extent such proceeds were not included in Consolidated Net Income for such period or a prior period, net proceeds of Dispositions,

(v) without duplication of amounts deducted pursuant to clause (ix) below in prior fiscal years, the amount of Investments made in cash pursuant to Sections 7.02(b), 7.02(c)(iii), 7.02(m) and 7.02(n) (with respect to Sections 7.02(m) and 7.02(n), other than Investments funded by the Cumulative Amount) made during such period to the extent that such Investments were financed with internally generated cash flow,

(vi) the amount of Restricted Payments paid in cash during such period pursuant to Sections 7.06(e), 7.06(f) (but excluding any such Restricted Payments funded by the Cumulative Amount), 7.06(h) and 7.06(i) made during such period to the extent that such Restricted Payments were financed with internally generated cash flow,

(vii) to the extent not expensed during such period or are not deducted in calculating Consolidated Net Income, the aggregate amount of expenditures, fees, costs and expenses made by the Borrower Parties from internally generated cash flow of the Parent Borrower and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees),

(viii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower Parties pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (including with respect to any earnout payments thereunder for the period under which such earnout obligations are payable), capital expenditures or acquisitions of intellectual property or other assets to be consummated or made during the period of four consecutive fiscal quarters of the Parent Borrower following the end of such period; provided, that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, capital expenditures or acquisitions of intellectual property or other assets during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(ix) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(x) to the extent not expensed during such period or not deducted in calculating Consolidated Net Income, cash costs and expenses during such period in connection with, and any payments of, Vesting Payments and Transaction Expenses.

“Excluded Assets” means, (a) any real property or real property interests (including leasehold interests) other than Material Real Property, (b) motor vehicles and other assets subject to certificates or title, letter-of-credit rights (except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a Uniform Commercial Code financing statement), (c) any assets if the granting of a security interest in such asset would (i) be prohibited by applicable Law (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition), (ii) trigger termination of any agreement, document or instrument pursuant to any “change of control” or similar provision (except to the extent such provision is overridden by the Uniform Commercial Code) (other than the proceeds thereof) or (iii) be prohibited by contract (except to the extent such prohibition is overridden by the Uniform Commercial Code), so long as any such negative pledge is otherwise permitted under Section 7.09 hereof, (d) deposit accounts and other bank and securities accounts, including securities entitlements and related assets (other than any such assets constituting proceeds of Collateral), (e) Equity Interests (i) constituting margin stock, (ii) in any Person (other than Restricted Subsidiaries) and Immaterial Subsidiaries, (iii) in any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary if the granting of a security interest in such Equity Interests would be prohibited by organizational or governance documents of such Restricted subsidiary or would trigger a termination pursuant to any “change of control” or similar provision in such documents, and (iv) that are voting Equity Interests in any Subsidiary described in clause (d) of the definition of Excluded Subsidiary in excess of 65% of the voting Equity Interests in such Subsidiary, (f) any property and assets the pledge of which would require the consent, approval, license or authorization of any Governmental Authority, (g) assets in circumstances where the Administrative Agent and the Parent Borrower agree in writing that the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby, (h) any Intellectual Property to the extent that the attachment of the security interest thereto, or any assignment thereof, would result in the forfeiture, invalidation or unenforceability of the Grantors’ rights in such property including, without limitation, any License pursuant to which Grantor is Licensee under terms which prohibit the granting of a security interest or under which granting such an interest would give rise to a breach or default by Grantor, any Trademark applications filed in the USPTO on the basis of such Grantor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of such Trademark has been filed with the USPTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application, and (i) such other assets to the extent subject to exceptions and limitations set forth in the Collateral Documents or, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the applicable Loan Party in writing. For purposes of this definition, any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Security Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) each Subsidiary listed as such in the Confidential Disclosure Letter, (c) any Subsidiary that is prohibited by contractual requirements (other than contractual requirements entered into by such Subsidiary to avoid guaranteeing the Obligations) or applicable Law from guaranteeing the Obligations, (d) (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary that is (A) a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) or (B) treated as a disregarded entity for U.S. federal income tax purposes and that has substantially no assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs or (iii) any Subsidiary of the type described in Section 6.12(d)(iv), (e) any Immaterial Subsidiary and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Parent Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means, with respect to any Agent, any Lender (including any L/C Issuer) or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document,

(a) any Taxes imposed on or measured by its net income (however denominated) or overall gross income (including branch profits) and franchise (and similar) Taxes imposed on it in lieu of net income taxes by a jurisdiction as a result of such recipient being organized or resident in, maintaining a Lending Office in, doing business in or having another present or former connection with, such jurisdiction (other than a business or connection deemed to arise solely by virtue of the Loan Documents or any of the transactions contemplated thereby);

(b) any United States federal withholding tax that is imposed pursuant to any Law in effect at the time such recipient becomes a party to this Agreement, changes its applicable Lending Office or changes its place of organization, except to the extent such Lender’s assignor (if any) was entitled, immediately prior to the assignment, or such Lender was entitled, immediately prior to the change in Lending Office or change of place of organization, to payments in respect of United States federal withholding tax under Section 3.01(a) or (c);

(c) any Taxes attributable to a recipient’s failure or comply with Section 10.15(a) or (b); or

(d) any United States federal withholding taxes under current Sections 1471 through 1474 of the Code, or any amended version or successor provision that is substantively comparable thereto, and, in each case, any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith.

“Existing Swaps” means any Swap Contract outstanding immediately prior to the consummation of the Merger Agreement and in effect as of the Original Closing Date and any Swap Contract replacing such Swap Contracts on the Original Closing Date.

“Facility” means the Term Loan Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“First Lien Intercreditor Agreement” means a first lien intercreditor agreement substantially in the form of Exhibit T-1 hereto, with such changes made prior to such intercreditor agreement’s effectiveness that are reasonably satisfactory to the Administrative Agent and are not materially adverse to the Lenders (it being understood that conforming changes, including to add additional classes of Indebtedness shall be permitted), as such agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that to the extent there are changes that are materially adverse to the Lenders, such proposed changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within two (2) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Foreign Plan” means any employee benefit plan maintained or contributed to by the Parent Borrower or its Subsidiaries primarily to provide pension benefits to employees employed outside the United States.

“Foreign Subsidiary” means any Subsidiary of the Parent Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Original Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and each of the Parent Borrower’s Restricted Subsidiaries listed as such on Schedule I that, as of the Restatement Effective Date, shall have Guaranteed the Obligations of the Borrowers (each in its capacity as a Borrower under the Loan Documents) pursuant to the Guaranty and each other Restricted Subsidiary of the Parent Borrower that shall be required to become a Guarantor pursuant to Section 6.12.

“Guaranty” means the Guaranty made by the Borrowers and the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F to the Original Credit Agreement, together with each other guaranty and guaranty supplement in respect of the Obligations of the Borrowers delivered pursuant to Section 6.12.

“Hazardous Materials” means all substances, materials, wastes, chemicals, pollutants, contaminants, constituents or compounds, in any form, regulated, or which can give rise to liability, under any environmental law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials and polychlorinated biphenyls.

“Hedge Bank” means any Person that was a Lender, an Agent or an Arranger or an Affiliate of a Lender, in its capacity as a party to a Secured Hedge Agreement, at the time such Hedge Agreement was entered into.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Holdings Pledge” the Pledge Agreement made by Holdings in favor of the Secured Parties, substantially in the form of Exhibit G-2 to the Original Credit Agreement, as the same may be amended, restated and/or otherwise modified from time to time.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning specified in Section 10.07(k)(iii)(C).

“Identified Qualifying Lenders” has the meaning specified in Section 10.07(k)(iv)(C).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“i3 Acquisition” shall mean the transaction pursuant to the i3 Acquisition Agreement whereby Parent Borrower will directly or indirectly own 100% of Ingenix Pharmaceutical Services, Inc., and certain assets related to the “i3 Pharmaceuticals” businesses.

“i3 Acquisition Agreement” shall mean the Purchase Agreement, dated January 18, 2011 (including the disclosure schedules thereto) among the Parent Borrower, inVentiv Group Holdings, Inc. (“Group Holdings”), Raven Holdco LLC, Ingenix, Inc., Ingenix Pharmaceutical Services, Inc. and UnitedHealth Group Information Services Private Limited.

“i3 Closing Date” means June 10, 2011.

“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the Parent Borrower to the Administrative Agent as an Immaterial Subsidiary, that, as of the last day of the fiscal year of the Parent Borrower most recently ended, had revenues or total assets for such year in an amount that is less than 5% of the consolidated revenues or total assets, as applicable, of the Parent Borrower and its Restricted Subsidiaries for such year; provided that all such Immaterial Subsidiaries, taken together, as of the last day of the fiscal year of the Parent Borrower most recently ended, shall not have revenues or total assets for such year in an amount that is equal to or greater than 5% of the consolidated revenues or total assets, as applicable, of the Parent Borrower and its Restricted Subsidiaries for such year. Any Restricted Subsidiary that executes a Guaranty of the Obligations shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount Date” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, (iii) any deferred liabilities as unpaid balance of the purchase price in connection with the Merger), and (iv) liabilities associated with customer prepayments and deposits);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. Vesting Payments shall not constitute Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreement” means, collectively, the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement, substantially in the forms attached to the Security Agreement together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the Security Agreement.

“Intercreditor Agreements” means the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or with the consent of all relevant Lenders, nine or twelve months thereafter, as selected by the Parent Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment.

“Investment Fund” means an Affiliate of one or more of the Equity Sponsors (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Equity Sponsors do not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Investors” means the Sponsors together with any other investors making an equity co-investment directly or indirectly in Holdings.

“IP Rights” has the meaning specified in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement substantially in the form of Exhibit H to the Original Credit Agreement.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Parent Borrower or any of its Restricted Subsidiaries and (b) any Person in whom the Parent Borrower or any of its Restricted Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” shall mean (a) the Senior Notes and (b) any future Permitted Unsecured Indebtedness that, except for purposes of compliance with Section 7.13, has an aggregate principal amount in excess of the Threshold Amount.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Jurisdictional Requirements” has the meaning specified in Section 7.04(a).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or any New Term Commitment, any Other Term Loan or any Other Term Commitment, or any Other Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Citibank N.A., acting through one of its affiliates or branches, in its capacity as issuer of Letters of Credit hereunder and each other Revolving Credit Lender reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) that has entered into a L/C Issuer Agreement, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that no Person shall at any time become an L/C Issuer if after giving effect thereto there would at such time be more than five (5) L/C Issuers. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires. Neither Citibank, N.A. nor any of its branches or affiliates shall be required to issue any commercial Letter of Credit hereunder.

“L/C Issuer Agreement” means an agreement substantially in the form of Exhibit I to the Original Credit Agreement, pursuant to which a Lender agrees to act as an L/C Issuer.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lender Funding Obligation” has the meaning specified in the definition of “Defaulting Lender.”

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender-Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit (if available to be issued by the applicable L/C Issuer) or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit substantially in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender (x) to the Borrowers in the form of a Term Loan or a New Term Loan and (y) to the Parent Borrower in the form of a Revolving Credit Loan, a New Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) any Refinancing Amendment and (f) each Letter of Credit Application.

“Loan Parties” means, collectively, Holdings, the Parent Borrower and each Subsidiary Guarantor.

“Management Agreements” means that certain management agreement dated August 4, 2010 among inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., Holdings, Merger Sub, the Parent Borrower and THL Managers VI, LLC, and that certain management agreement dated August 4, 2010 among inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., Holdings, Merger Sub, the Parent Borrower, and Liberty Lane IH LLC, each as in effect on the Original Closing Date and as may be amended, modified, supplemented, restated, replaced or substituted so long as such amendment, modification, supplement, restatement, replacement or substitution is in a manner not materially disadvantageous to the Lenders, when taken as a whole, as compared to the Management Agreements in effect on the Original Closing Date, as determined in the good faith judgment of a majority of the disinterested members of the board of directors of the Parent Borrower.

“Management Shareholders” means the members of management of Holdings or its Subsidiaries who are investors, directly or indirectly, in Holdings.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets or financial condition of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to pay the Obligations under any Loan Document or (c) a material adverse effect on the rights and remedies of the Lenders, taken as a whole, under any Loan Document.

“Material Intellectual Property” means all registrations or pending applications for registration with the US Patent and Trademark Office for any trademarks or service marks that are material to the operation of the business of the Borrower Parties, taken as a whole.

“Material Real Property” means fee owned real property located in the United States with a fair market value in excess of $5,000,000.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the date that is five (5) years after the Original Closing Date, (b) with respect to the Original Term B Loan Facility the date that is six (6) years after the Original Closing Date, (c) with respect to the Term B-3 Loan Facility, (i) May 15, 2018 or (ii) if the Senior Secured Notes have not been repaid or refinanced in full on or before the 90th day preceding their maturity and the aggregate principal amount thereof exceeds the Threshold Amount, then the 90th day preceding the maturity of the Senior Secured Notes, and (d) with respect to any Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment; provided that the reference to Maturity Date with respect to Revolving Credit Commitments and Revolving Loans whose maturity has been extended pursuant to Section 2.15 shall be the Revolving Maturity Date.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger” means the merger pursuant to the Merger Agreement, pursuant to which inVentiv Acquisition, Inc. (formerly Papillon Acquisition, Inc.) (the “Merger Sub”), a direct wholly-owned subsidiary of Holdings, merged with and into the Parent Borrower, with the Parent Borrower surviving as a wholly-owned subsidiary of Holdings.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 6, 2010 (as amended on May 27, 2010), by and among inVentiv Group Holdings, Inc. (formerly Papillon Holdings, Inc.), the Merger Sub and the Parent Borrower.

“MNPI” has the meaning specified in Section 10.07(j)(i)(A).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, deeds of mortgage, trust deeds or mortgages, as applicable, made by the Borrowers or a Subsidiary Guarantor in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in respect of Material Real Property in form and substance reasonably acceptable to the Administrative Agent executed and delivered pursuant to Section 6.12; provided, no mortgage shall contain any representations, warranties, covenants, undertakings or defaults other than by reference to the representation, warranties, covenants, undertakings or defaults set forth in this Agreement or in the Security Agreement or customary representations and warranties relating to the subject property as of the date of execution of the applicable Mortgage.

“Mortgage Requirement” means, with respect to any Material Real Property owned by the Parent Borrower or a Subsidiary Guarantor, (i) provision of, (a) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a first priority Lien on the Material Real Property described therein free of any other Liens other than those permitted by this Agreement and (b) a Mortgage executed by the Parent Borrower or a Subsidiary Guarantor in recordable form and otherwise in form and substance reasonably acceptable to the Parent Borrower and the Administrative Agent, (ii) recording of such Mortgage in the land records of the county in which such Material Real Property to be so encumbered is located and (iii) acquisition of standard flood hazard determinations for such Material Real Property, and if such Material Real Property is determined to be in a special flood zone, delivery of evidence of flood insurance in compliance with the requirements of the National Flood Insurance Program, and (iv) a local counsel opinion as to the enforceability of such Mortgage in the state in which the Material Real Property described in such Mortgage is located in form and substance reasonably acceptable to the Administrative Agent; provided, that (a) the Borrowers or a Subsidiary Guarantor shall not be required to deliver land surveys, environmental site assessments, engineering reports, zoning reports or any further legal opinions from primary counsel or local counsel in connection with the delivery of such Mortgages; and (b) the Administrative Agent may waive the requirements of clauses (i)(a) and (iv) if the burden, cost or consequences of obtaining title insurance or such opinions is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Parent Borrower or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Parent Borrower or any of its Restricted Subsidiaries) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (w) Indebtedness under the Loan Documents, (x) Indebtedness under the ABL Loan Documents except in connection with a Disposition or Casualty Event in respect of ABL Priority Collateral, (y) Credit Agreement Refinancing Indebtedness except Indebtedness incurred pursuant to a Refinancing Amendment and (z) Additional Notes), together with any applicable premium, penalty, interest and breakage costs, (B) the out-of-pocket expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Parent Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes (or distributions for taxes) paid or reasonably estimated to be payable in connection therewith by the Parent Borrower or such Restricted Subsidiary and attributable to such Disposition or Casualty Event (including, in respect of any proceeds received in connection with a Disposition or Casualty Event of any asset of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Parent Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the relevant Borrowers); (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Parent Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in respect of any such Disposition or Casualty Event and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D)

above or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve. Notwithstanding the foregoing, (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $7,500,000 and (y) no proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year of the Parent Borrower until the aggregate amount of all such proceeds in such fiscal year shall exceed $20,000,000 (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); provided that proceeds from Dispositions permitted under clauses (a), (b), (c), (d), (e), (g), (h), (i) or (m) of Section 7.05, shall not be included in the calculation of proceeds for purposes of clauses (x) and (y) above;

(b) with respect to Equity Issuance by the Parent Borrower or any of its Restricted Subsidiaries (or the Person, if the context so requires), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such Equity Issuance over (ii) all taxes (including, in respect of any proceeds received in connection with such Equity Issuance of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Parent Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the relevant Borrowers) and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses) incurred by the Parent Borrower or such Restricted Subsidiary in connection with such Equity Issuance; and

(c) with respect to the Debt Issuance by the Parent Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such Debt Issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses, incurred by the Parent Borrower or such Restricted Subsidiary in connection with such Debt Issuance (including, in the case of Indebtedness of any Restricted Subsidiary organized under the laws of a jurisdiction different from the jurisdiction of organization of the Parent Borrower that is its most direct parent company, deductions in respect of withholding taxes that are payable in cash if such funds are repatriated to the jurisdiction of the relevant Borrowers).

“New Revolving Credit Borrowing” means a borrowing consisting of simultaneous New Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the New Revolving Credit Lenders pursuant to Section 2.14.

“New Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“New Revolving Credit Facility” means the facility providing for the Borrowing of New Revolving Credit Loans.

“New Revolving Credit Lender” has the meaning specified in Section 2.14(a).

“New Revolving Credit Loans” has the meaning specified in Section 2.14(c).

“New Revolving Credit Note” means, for each Class of New Revolving Credit Loans, a promissory note in substantially the form of Exhibit C-2 to the Original Credit Agreement with, subject to Section 2.14, such changes as shall be agreed to by the Parent Borrower and the New Revolving Credit Lenders providing such Class of New Revolving Credit Loans and reasonably satisfactory to Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“New Term Borrowing” means a borrowing consisting of simultaneous New Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the New Term Lenders pursuant to Section 2.14.

“New Term Commitments” has the meaning specified in Section 2.14(a).

“New Term Lender” has the meaning specified in Section 2.14(a).

“New Term Loan Facility” means the facility providing for the Borrowing of New Term Loans.

“New Term Loans” has the meaning specified in Section 2.14(c).

“New Term Note” means, for each Class of New Term Loans (other than Term B-3 Loans), a promissory note in substantially the form of Exhibit C-1 to the Original Credit Agreement with, subject to Section 2.14, such changes as shall be agreed to by the Parent Borrower and the New Term Lenders providing such Class of New Term Loans and reasonably satisfactory to Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means any Taxes other than Excluded Taxes.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-US Lender” has the meaning specified in Section 10.15(a)(i).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow, that such amount (i) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), and (ii) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“Note” means a Term B Note, a Term B-3 Note, a New Term Note, a Revolving Credit Note or a New Revolving Credit Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) for purposes of this Agreement, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) for purposes of the Collateral Documents and each Guaranty, (x) all “Obligations” as defined in clause (a) above, (y) all Secured Hedge Obligations and (z) all Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Offered Amount” has the meaning specified in Section 10.07(k)(iv)(A).

“Offered Discount” has the meaning specified in Section 10.07(k)(iv)(A).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction);

(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means August 4, 2010.

“Original Closing Date Arrangers” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, and Deutsche Bank Securities Inc., each in its capacity as an arranger and joint bookrunner for the Facilities.

“Original Co-Documentation Agents” means Credit Suisse Securities (USA) LLC, and Deutsche Bank Securities Inc. each in its capacity as a co-documentation agent for the facilities under the Original Credit Agreement.

“Original Term B Commitment” means, as to each Original Term B Lender, its obligation to make an Original Term B Loan to the Borrowers pursuant to the Original Credit Agreement in an aggregate amount not to exceed the amount set forth opposite such Original Term B Lender’s name in the Confidential Disclosure Letter under the caption “Original Term B Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Original Term B Commitments as of the Restatement Effective Date is $835.8 million less any amortization of the Original Term Loans under the Original Credit Agreement after the date of Amendment No. 2.

“Original Term B Lender” means, at any time, any Lender that has an Original Term B Commitment or an Original Term B Loan at such time.

“Original Term B Loan Facility” means the facility providing for the Borrowing of Original Term B Loans.

“Original Term B Loans” has the meaning specified in Section 2.01(a)(ii).

“Other Revolving Credit Commitments” shall mean one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Credit Loans” shall mean one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Other Term Loan Commitments” shall mean one or more term loan commitments hereunder that fund Other Term Loans of an applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Other Term Loans” shall mean one or more term loans hereunder that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Borrower” has the meaning specified in the preliminary statements to this Agreement.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Participant” has the meaning specified in Section 10.07(d); provided that in no circumstance shall a Disqualified Institution be a Participant.

“Participant Register” has the meaning specified in Section 10.07(d).

“Participating Lender” has the meaning specified in Section 10.07(k)(iii)(B).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent Borrower or any ERISA Affiliate or to which the Parent Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means at any time, (a) any cash contribution to the common Equity Interests of Holdings and further contributed to the Parent Borrower, and (b) any sale or issuance of any Equity Interests resulting in Eligible Equity Proceeds.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, and (ii) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations pursuant to the First Lien Intercreditor Agreement (it being understood that that during an ABL Trigger Period, pursuant to the ABL Intercreditor Agreement, Liens on the ABL Priority Collateral securing obligations in respect of Permitted First Priority Refinancing Debt shall be subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations to the same extent as the Obligations); provided, further, that the Senior Secured Notes shall not constitute Permitted First Priority Refinancing Debt.

“Permitted Holders” means the Sponsors and the Management Shareholders; provided that if the Management Shareholders and Liberty Lane IH LLC, individually or in the aggregate, directly or indirectly beneficially own capital stock of Holdings representing more than 15% of the ordinary voting power of all of the outstanding capital stock of Holdings, they shall be treated as Permitted Holders of capital stock of Holdings representing only 15% of the ordinary voting power of all of the outstanding capital stock of Holdings at such time.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent Borrower in the form of one or more series of second lien (or other junior lien) secured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing

Indebtedness, and (ii) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations pursuant to the Second Lien Intercreditor Agreement (it being understood that during an ABL Trigger Period, pursuant to the ABL Intercreditor Agreement, Liens on the ABL Priority Collateral securing obligations in respect of Permitted Junior Priority Refinancing Debt shall be subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted to be incurred or issued pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is contractually subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is contractually subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole, (d) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person or Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or would otherwise be permitted to incur such Indebtedness (including any guarantees thereof pursuant to Section 7.02 and Section 7.03) and (e) at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Rollover Notes” has the meaning specified in the definition of “PharmaNet Refinancing.”

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Parent Borrower and Subsidiary Guarantor that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions customary for “high yield” senior subordinated notes, (b) is not scheduled to mature prior to the date that is ninety-one (91) days after the Latest Maturity Date, (c) has no scheduled amortization or payments of principal (other than customary offers to purchase) prior to the Latest Maturity Date, and (d) has covenant, default and remedy provisions no more expansive in scope, or mandatory prepayment, repurchase or redemption provisions no more expansive in scope, taken as a whole, than those set forth in the Senior Notes Indenture (other than as would customarily be contained in senior subordinated debt securities); provided, that “Permitted Subordinated Indebtedness” may be incurred in the form of a “bridge” or other interim unsecured credit facility intended to be refinanced or replaced with permanent long-term Indebtedness, in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (d) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Permitted Unsecured Indebtedness” means any unsecured Indebtedness of the Parent Borrower and Subsidiary Guarantors that (a) (i) is not scheduled to mature prior to the date that is ninety-one (91) days after the Latest Maturity Date, (ii) has no scheduled amortization or payments of principal (other than customary offers to purchase) prior to the Latest Maturity Date, and (iii) has covenant, default and remedy provisions no more expansive in scope, or mandatory prepayment, repurchase or redemption provisions no more expansive in scope, taken as a whole, than those set forth in the Senior Notes Indenture; provided that “Permitted Unsecured Indebtedness” may be incurred in the form of a “bridge” or other interim unsecured credit facility intended to be refinanced or replaced with permanent long-term Indebtedness, in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (iii) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions; or (b) is Permitted Subordinated Indebtedness.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness.

“Permitted Vehicle Lease Indebtedness” means Capitalized Lease Obligations entered into by the Parent Borrower and its Restricted Subsidiaries to finance the purchase or lease of vehicles (including any vehicle leases assumed in connection with an acquisition and vehicle leases of Persons that become Restricted Subsidiaries in connection with an acquisition); provided that the Parent Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with a Credit Facility Secured Leverage Ratio of not greater than 3.50 to 1.00 as of the end of the Test Period then last ended, after giving effect to the incurrence of such Capitalized Lease Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PDGI Holdco” means PDGI Holdco, Inc., a Delaware corporation.

“PharmaNet” means PharmaNet Development Group, Inc., a Delaware corporation.

“PharmaNet Acquisition” shall mean the transaction pursuant to the PharmaNet Acquisition Agreement whereby Parent Borrower will directly or indirectly own 100% of PDGI Holdco and its Subsidiaries.

“PharmaNet Acquisition Agreement” shall mean the Stock Purchase Agreement, dated May 16, 2011 (including the disclosure schedules thereto) by and between JLL PharmaNet Holdings, LLC and the Parent Borrower.

“PharmaNet Bridge Facility” shall mean the new senior unsecured facility providing for loans to the Parent Borrower under such facility to the extent it does not issue the PharmaNet Senior Notes on the Restatement Effective Date, in an aggregate principal amount equal to the lesser of (A) $390 million and (B) the maximum aggregate principal amount of unsecured debt permitted under the Senior Notes Indenture.

“PharmaNet Equity Contribution” means equity contributions made by the Investors directly or indirectly as cash investments in an indirect parent company of the Parent Borrower in an aggregate amount of not less than $50 million when taken together with all other equity of such parent company issued to, or indirectly acquired by, any existing shareholders and management of PDGI Holdco and its Subsidiaries and existing shareholders and management of Parent Borrower (or any of its parent companies), in each case, for cash, the proceeds of which will be contributed in the form of either common stock or preferred stock to Holdings and further contributed to the Parent Borrower as common equity.

“PharmaNet Notes Indenture” means the Indenture pursuant to which the PharmaNet Senior Notes are issued (which may be the same as the Senior Notes Indenture).

“PharmaNet Permitted Surviving Debt” shall have the meaning specified in the definition of PharmaNet Refinancing.

“PharmaNet Refinancing” shall mean the repayment or termination of substantially all existing Indebtedness of PharmaNet and its Subsidiaries (other than capital leases and other Indebtedness permitted by the PharmaNet Acquisition Agreement and up to $57 million of PharmaNet’s existing 10 7/8% senior secured notes due 2017 (the “Permitted Rollover Notes”), such other Indebtedness, “PharmaNet Permitted Surviving Debt”).

“PharmaNet Senior Notes” shall mean senior unsecured notes issued by the Parent Borrower in a Rule 144A or other private placement on the Restatement Effective Date.

“Platform” has the meaning specified in Section 6.02.

“Prepayment Response Date” means, as the context requires, either the Specified Discount Prepayment Response Date or the Discount Range Prepayment Response Date.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating the Senior Secured Leverage Ratio, Total Leverage Ratio or any other financial ratio or test, such calculation shall be made in accordance with Section 1.04 hereof.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities (or in the case of any Term Lender under any Term Loan Facility under which Term Loans have been made, the Outstanding Amount of such Lender’s Term Loans under such Facility) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities (or in the case of any Term Loan Facility under which Term Loans have been made, the Outstanding Amount of all Term Loans under such Facility) at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 10.07(k)(iv)(C).

“Refinanced Debt” has the meaning set forth in the definition of Credit Agreement Refinancing Indebtedness.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Parent Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Other Term Commitments, Other Term Loans, Other Revolving Credit Commitments or Other Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.17.

“Refinancing Series” means all Other Term Loans or Other Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Other Term Loans or Other Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same effective yield and amortization schedule.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any structure or facility.

“Replacement Leases” means any Capitalized Lease relating to vehicle leases incurred after the Restatement Effective Date so long as the aggregate amount of all such Capitalized Lease Obligations related thereto, when taken together with all Capitalized Lease Obligations relating to vehicle leases in existence on the Restatement Effective Date that are outstanding at such time, does not exceed the aggregate amount of Capitalized Lease Obligations in respect of vehicle leases in existence on the Restatement Effective Date.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by any Loan Party of any long-term secured bank debt financing that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the Term Loans provided for in this Agreement and incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term Loans and having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Term Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loans so repaid, refinanced, substituted or replaced (and, solely with respect to the Original Term Loans, the interest rate or weighted average yield shall be determined as of the i3 Closing Date), including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that for all purposes under this Agreement and each other Loan Document, the “Required Lenders” shall be calculated in accordance with Section 10.07(j).

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that for all purposes under this Agreement and each other Loan Document, the “Required Revolving Lenders” shall be calculated in accordance with Section 10.07(j).

“Required Term Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Term Loans and (b) aggregate unused Term Commitments; provided that the unused Term Commitment and the portion of the Outstanding Amount of all Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders; provided, further, that for all purposes under this Agreement and each other Loan Document, the “Required Term Lenders” shall be calculated in accordance with Section 10.07(j).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer or other similar officer of a Loan Party or, in the case of any Foreign Subsidiary, any duly appointed authorized signatory or any director or managing member of such Person and, as to any document delivered on the Original Closing Date or Restatement Effective Date, any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means the date this Agreement becomes effective in accordance with Section 5 of Amendment No. 2.

“Restatement Transactions” means, collectively, (a) the PharmaNet Acquisition, (b) the execution and delivery and performance by the Loan Parties of each Loan Document to which they are a party executed and delivered or to be executed and delivered on or prior to the Restatement Effective Date, and, in the case of the Parent Borrower, the making of the initial Borrowings hereunder, (c) the issuance of the PharmaNet Senior Notes (or loans under the PharmaNet Bridge Facility in lieu thereof) and the PharmaNet Refinancing, (d) the consummation of any other transactions in connection with the foregoing, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of the Parent Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revolving Commitments” means the Revolving Credit Commitments, New Revolving Credit Commitments and Other Revolving Credit Commitments at any time outstanding.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Parent Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in the Confidential Disclosure Letter under the caption “Revolving Credit Commitment” or in the Assignment and Assumption, Joinder Agreement or Revolving Extension Loan Joinder or Amendment No. 2 pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Aggregate Commitments of all Revolving Credit Lenders shall be $130,000,000 on the Restatement Effective Date.

“Revolving Credit Commitment Fee” has the meaning specified in Section 2.09(a).

“Revolving Credit Commitment Period” means the period from and including the Original Closing Date to but not including the Maturity Date of the Revolving Credit Facility or any earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments and the aggregate amount of the New Revolving Credit Lenders’ New Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment, a New Revolving Credit Commitment, a Revolving Credit Loan or a New Revolving Credit Loan at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Parent Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 to the Original Credit Agreement, evidencing the aggregate indebtedness of the Parent Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Parent Borrower.

“Revolving Loans” means the Revolving Credit Loans, New Revolving Credit Loans and Other Revolving Credit Loans at any time outstanding.

“Revolving Maturity Date” has the meaning specified in Section 2.15(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a second lien intercreditor agreement substantially in the form of Exhibit T-2 hereto, with such changes made prior to such intercreditor agreement’s effectiveness that are reasonably satisfactory to the Administrative Agent and are not materially adverse to the Lenders (it being understood that conforming changes, including to add additional classes of Indebtedness shall be permitted), as such agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that to the extent there are changes that are materially adverse to the Lenders, such proposed changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within two (2) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or Article 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Hedge Obligations” means the obligations of any Loan Party arising under any Secured Hedge Agreement.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, Lenders or Affiliates of Lenders under Cash Management Obligations of a Loan Party, the Supplemental Administrative Agent, if any, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Security Agreement among the Borrowers, the other Grantors named therein and the Administrative Agent, dated as of the Original Closing Date and substantially in the form of Exhibit G-1 to the Original Credit Agreement, together with each related security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the Security Agreement, if applicable.

“Senior Notes” means the Parent Borrower’s 10% senior notes due 2018 pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of August 4, 2010, pursuant to which the Senior Notes were issued.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent or trustee under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Notes” means up to $600.0 million of the Parent Borrower’s 9% senior secured notes due 2018 pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” means the Indenture dated as of December 20, 2012, pursuant to which the Senior Secured Notes were issued.

Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for the Parent Borrower and its Restricted Subsidiaries.

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 10.07(k)(iv)(A).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Parent Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 10.07(k)(iv) substantially in the form of Exhibit O to the Original Credit Agreement.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit P attached to the Original Credit Agreement, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 10.07(k)(iv)(A).

“Solicited Discount Pro-Rata Factor” has the meaning specified in Section 10.07(k)(iv)(C).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Adjustments” has the meaning specified in Section 1.04(d).

“Specified Asset Sale” has the meaning specified in Section 2.05(b)(v).

“Specified Discount” has the meaning specified in Section 10.07(k)(ii)(A).

“Specified Discount Prepayment Amount” has the meaning specified in Section 10.07(k)(ii)(A).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Parent Borrower Offer of Specified Discount Prepayment made pursuant to Section 10.07(k)(ii) substantially in the form of Exhibit K to the Original Credit Agreement.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit L to the Original Credit Agreement, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 10.07(k)(ii)(A).

“Specified Discount Pro-Rata Factor” has the meaning specified in Section 10.07(k)(ii)(C).

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Subsidiary” means, at any date of determination, (a) each Restricted Subsidiary of the Parent Borrower (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 7.5% of Total Assets at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 7.5% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, and (b) each other Restricted Subsidiary of the Parent Borrower that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) and that, when such Restricted Subsidiary’s Total Assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other such Restricted Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) would constitute a Specified Subsidiary under clause (a) above.

“Specified Transaction” means any (a) Disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary or of any business unit, line of business or division of the Parent Borrower or any of its Restricted Subsidiaries, (b) Permitted Acquisition or Investment that results in a Person becoming a Restricted Subsidiary of the Parent Borrower, (c) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.15 or (d) the proposed incurrence of Indebtedness or making of a Restricted Payment in respect of which compliance with the financial covenant set forth in Section 7.10 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsors” means, collectively, Thomas H. Lee Partners, L.P. and Liberty Lane IH LLC or their respective Affiliates (including, in each case, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Submitted Amount” has the meaning specified in Section 10.07(k)(iii)(A).

“Submitted Discount” has the meaning specified in Section 10.07(k)(iii)(A).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Supplemental Administrative Agent” has the meaning specified in Section 9.10 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Surviving Indebtedness” means Indebtedness for borrowed money (including Attributable Debt) of the Parent Borrower and its Subsidiaries disclosed or contemplated in the Merger Agreement or permitted to be incurred pursuant to the Merger Agreement in an aggregate principal amount not to exceed $45,000,000 outstanding on the Original Closing Date; it being understood that Swap Contracts shall not constitute Indebtedness for such purposes.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, and (c) any swaps or hedges replacing or otherwise in respect of Existing Swaps and other arrangements in respect of Existing Swaps or otherwise entered into in connection with the Transactions.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Citibank, N.A., acting through one of its affiliates or branches, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B to this Agreement.

“Swing Line Sublimit” means $15,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated as syndication agent under this Agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including interest, penalties or additions to tax) with respect to the foregoing.

“Term B Loan Facility” means the facility providing for the Borrowing of Term B Loans.

“Term B Loans” means the Original Term B Loans and the Term B-3 Loans.

“Term B Note” means a promissory note of the Parent Borrower and the Co-Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 to this Agreement, evidencing the indebtedness of the Parent Borrower and the Co-Borrowers to such Term Lender resulting from the Term B Loans made by such Term Lender.

“Term B-1 Loan Joinder Agreement” means the Term B-1 Loan Joinder Agreement dated as of February 11, 2011 among the Parent Borrower, the other Loan Parties thereto, the Term Lenders party thereto and the Administrative Agent.

“Term B-2 Loan Effective Date” shall mean the first date on which the conditions set forth in Section 4 of the Term B-2 Loan Joinder Agreement have been fulfilled.

“Term B-2 Loan Joinder Agreement” means the Term B-2 Loan Joinder Agreement dated as of February 11, 2011 among the Parent Borrower, the other Loan Parties thereto, the Term B-2 Loan Lenders party thereto and the Administrative Agent.

“Term B-3 Commitment” means, as to each Term B-3 Lender, its obligation to make a Term B-3 Loan to the Borrowers pursuant to Section 2.01(a)(iii) in an aggregate amount not to exceed the amount set forth opposite such Term B-3 Lender’s signature to Amendment No. 2 under the caption “Term B-3 Commitment.” The aggregate amount of the Term B-3 Commitments as of the Restatement Effective Date is $245,000,000.

“Term B-3 Lender” means, at any time, any Lender that has a Term B-3 Commitment or a Term B-3 Loan at such time.

“Term B-3 Loans” shall mean the New Term Loans being made under Section 2.01(a)(iii).

“Term B-3 Loan Facility” means the facility providing for the Borrowing of Term B-3 Loans.

“Term B-3 Note” means a promissory note of the Parent Borrower and the Co-Borrowers payable to any Term B-3 Lender or its registered assigns, in substantially the form of Exhibit C-1, evidencing the indebtedness of the Parent Borrower and the Co-Borrowers to such Term B-3 Lender resulting from the Term B-3 Loans made by such Term B-3 Lender.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means an Original Term B Commitment, a Term B-3 Commitment, a New Term Commitment or an Other Term Commitment.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan Facility” means the Term B Loan Facility and each of the New Term Loan Facilities.

“Term Loans” means Term B Loans, New Term Loans and Other Term Loan.

“Term Priority Collateral” means all the “Notes Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Test Period” means a period of four (4) consecutive fiscal quarters.

“Threshold Amount” means $25,000,000.

“Total Assets” means the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the pro forma financial statements referred to in Section 5.05(b).

“Total Leverage Ratio” means as of the end of any fiscal quarter of the Parent Borrower for the Test Period ending on such date, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for the Parent Borrower and its Restricted Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all Original L/C Obligations.

“Trademark Security Agreement” means the Trademark Security Agreement among the Parent Borrower, the other Grantors named therein and the Administrative Agent, dated as of the Original Closing Date.

“Transaction Expenses” means the fees, costs and expenses incurred or payable by the Parent Borrower or any of its Subsidiaries, Holdings or any direct or indirect parent thereof in connection with the Transactions, including any such fees, costs and expenses paid in cash, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means, collectively, (a) the Merger, (b) the execution and delivery and performance by the Loan Parties of each Loan Document to which they are a party executed and delivered or to be executed and delivered on or prior to the Original Closing Date, and, in the case of the Parent Borrower, the making of the initial Borrowings under the Original Credit Agreement on the Original Closing Date, (c) the issuance of the Senior Notes, the Equity Contribution (including any rollover or other Permitted Equity referred to therein) and the refinancing of the Parent Borrower’s existing debt (other than Surviving Indebtedness set forth in the Confidential Disclosure Letter attached to the Original Credit Agreement on the Original Closing Date) and other transactions contemplated thereby, (d) the consummation of any other transactions in connection with the foregoing, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Parent Borrower on the assumption that each Appropriate Lender has made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Swing Line Loan that shall not have been funded by the Appropriate Lenders in accordance with Section 2.04(b) and (c) with respect to the L/C Issuer, the aggregate amount of L/C Borrowings.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of Collateral.

“United States” and “US” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Parent Borrower designated by the board of directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the date hereof.

“US Lender” has the meaning specified in Section 10.15(b).

“US Tax Certificate” has the meaning set forth in Section 10.15(a).

“Vesting Payment” means any payment (including any taxes related thereto) made after the Original Closing Date in respect of unvested stock, options and other employee compensation arrangements existing immediately prior to the consummation of the Merger.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(ii) The term “including” is by way of example and not limitation.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) The term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error.

(f) For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Parent Borrower in its sole discretion at such time of determination. In addition, with respect to determining if such transaction is permitted under the Credit Agreement, any such transaction consummated prior to the Restatement Effective Date and permitted by the Original Credit Agreement shall be deemed permitted hereunder as the context requires.

(g) References in this Agreement to uses of baskets or exceptions herein, including in the definition of Cumulative Amount, with respect to transactions consummated prior to the Restatement Effective Date shall be deemed to include the corresponding Sections of the Original Credit Agreement.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b) If at any time any change in GAAP as in effect on the Restatement Effective Date (including conversion to IFRS as described below) would affect the computation of any financial ratio set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent and the Parent Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio made before and after giving effect to such change in GAAP. If the Parent Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early-adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Parent Borrower cannot elect to report under U.S. generally accepted accounting principles).

Section 1.04. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Credit Facility Secured Leverage Ratio) pursuant to this Agreement shall be calculated in the manner prescribed by this Section 1.04. For purposes of this Agreement, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference, and shall be based on, to the “most recently ended Test Period for which internal financial statements of the Parent Borrower are available (as determined in good faith by the Borrower)”. For the avoidance of doubt, the provisions of the foregoing sentence shall not apply for purposes of calculating (i) the definition of “Applicable Rate” and Section 2.05(b)(i) and (ii) the Senior Secured Leverage Ratio for purposes of Sections 4.01(d) and 7.10, which shall be based on the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant period.

(b) In the event that the Parent Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the end of the Test Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period.

(c) For purposes of calculating any financial ratio or test, Specified Transactions that have been made by the Parent Borrower or any of the Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which such calculation is being made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.04, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Borrower (including the “run-rate” cost savings and synergies resulting from such Specified Transaction that have been or are expected to be realized (“run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realized); provided, that, (i) such amounts are reasonably identifiable, and factually supportable, are projected by the Parent Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the end of such Test Period in which such Specified Transaction occurred and, in each case, certified by the Chief Financial Officer of the Parent Borrower, (ii) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period and (iii) any increase to Consolidated EBITDA as a result of cost savings and synergies shall be subject to the limitations set forth in clauses (vi)(c) and (xi) of the definition of Consolidated EBITDA. Notwithstanding the provisions set forth in this Section 1.04(d) and in clauses (b)(vi)(c) and (b)(xi) of the definition of Consolidated EBITDA, any increase to Consolidated EBITDA pursuant to such provisions as a result of cost savings and synergies in connection with any Investments made under Section 7.02(w) shall not be subject to the EBITDA Cap set forth in clauses (b)(vi)(c) and (b)(xi) of the definition of Consolidated EBITDA and shall be included in the determination of Consolidated EBITDA prior to calculating and giving effect to the EBITDA Cap, solely to the extent reflecting (A) the removal of corporate allocations and charge-backs included in carve-out financial statements of the acquired businesses and removal of amounts paid under any transition services agreements with respect to the acquired businesses, net of (B) the addition of anticipated standalone costs upon integration of the acquired businesses into the operations of the Borrower and its Restricted Subsidiaries (such adjustments, the “Specified Adjustments”); provided, that any increase to Consolidated EBITDA other than the Specified Adjustments, including as a result of cost savings and synergies relating to operational improvements and other non-ordinary course actions specifically taken or to be taken in order to achieve cost savings and synergies beyond the integration of the acquired businesses into the Borrower and its Restricted Subsidiaries, shall remain subject to the EBITDA Cap as otherwise contemplated by this Section 1.04(d).

(e) [Reserved.]

(f) Notwithstanding the foregoing, when calculating (i) the Total Leverage Ratio for purposes of the definition of “Applicable Rate” and Section 2.05(b)(i) and (ii) the Senior Secured Leverage Ratio for the purposes of Sections 4.01(d) (solely in connection with calculating the Senior Secured Leverage Ratio, and not for purposes of calculating whether the aggregate amount outstanding under the Revolving Credit Facility exceeds the 25% threshold) and 7.10, the events described in Sections 1.04(b), (c) and (d) above that occurred subsequent to the end of the Test Period shall not be given pro forma effect.

(g) [Reserved.]

(h) Notwithstanding anything else in this Agreement to the contrary, for purposes of calculating any financial ratio or test on or after the date that internal financial statements of the Parent Borrower for the year ending December 31, 2013 are available, other than for purposes of calculating the Senior Secured Leverage Ratio for purposes of Sections 4.01(d) and 7.10, the EBITDA Cap for purposes of calculating such financial ratio or test (if applicable) shall be deemed to be 10% as set forth in clause (2) of the definition of EBITDA Cap.

(i) To the extent compliance with the covenant set forth in Section 7.10 is being calculated as of a date that is prior to the first test date under Section 7.10 or after the final test date under Section 7.10 in order to determine the permissibility of an action by the Parent Borrower or any of its Restricted Subsidiaries, such compliance shall be tested for such purpose against the levels set forth opposite the first test date or the final test date, as applicable, in Section 7.10.

Section 1.05. Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06. References To Agreements And Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.07. Times Of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

Section 1.08. Timing Of Payment Or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.09. Effect of this Agreement on the Original Credit Agreement and other Existing Credit Documents. Upon satisfaction of the conditions precedent to the effectiveness of Amendment No. 2 set forth in Section 5 thereof, this Agreement shall be binding on the Borrowers, the Agents, the Lenders and the other parties hereto, and the Original Credit Agreement and the provisions thereof shall be replaced in their entirety by this Agreement and the provisions hereof; provided that (a) the Obligations (as defined in the Original Credit Agreement) of Borrowers and the other Loan Parties under the Original Credit Agreement and the other Loan Documents (in each case, as further amended from time to time) that remain unpaid and outstanding as of the date of this Agreement shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (b) all Letters of Credit existing immediately prior to the Restatement Effective Date shall continue as Letters of Credit under this Agreement, (c) the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Obligations (as defined in the Original Credit Agreement) and the Obligations of Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, and (d) any Person entitled to the benefits of Sections 3.03, 3.04, 3.05, 10.04 and 10.05 of the Original Credit Agreement shall continue to be entitled to the benefits of the corresponding provisions of this Agreement. Upon the effectiveness of this Agreement, each Loan Document that was in effect immediately prior to the date of this Agreement shall continue to be effective and, unless the context otherwise requires, any reference to the Original Credit Agreement contained therein shall be deemed to refer to this Agreement.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans.

(a) The Term Borrowings. Subject to the terms and conditions set forth herein:

(i) certain Original Term B Lenders made loans on the Amendment No. 1 Effective Date to the Borrowers in an amount in US Dollars equal to $625.8 million;

(ii) certain Original Term B Lenders made loans on the i3 Closing Date to the Borrowers in an amount in US Dollars equal to $210.0 million (collectively with the Loans described in clause (i) above, the “Original Term B Loans”); and

(iii) each Term B-3 Lender severally agrees to make a loan on the Restatement Effective Date to the Borrowers (each, a “Term B-3 Loan” and, collectively, the “Term B-3 Loans”) in an amount in US Dollars equal to such Term B-3 Lender’s Term B-3 Commitment.

(b) Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in US Dollars to the Parent Borrower (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the Revolving Credit Commitment Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment and (ii) the aggregate amount of Revolving Credit Loans made on the Restatement Effective Date for the purposes of (A) financing a portion of the PharmaNet Acquisition and (B) financing upfront fees and original issue discount (in excess of 1.0% of the Term B-3 Commitment) or from the issuance of the PharmaNet Senior Notes or other debt securities on the Restatement Effective Date shall not exceed $20,000,000. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type made to the Parent Borrower.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, (ii) not later than 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Parent Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c)(i) and Section 2.04(c)(i), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the relevant Borrower(s) are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account of the Parent Borrower to be credited with the proceeds of such Borrowing. If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the relevant Borrower(s) requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Article 4, the Administrative Agent shall make all funds so received available to the Parent Borrower (on behalf of the Co-Borrowers in the case of the Term Loans) in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Parent Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Parent Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Parent Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the determination of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty-five (25) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Letters Of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Original Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Parent Borrower (or any Restricted Subsidiary so long as the Parent Borrower is a joint and several co-applicant, and references to the “Parent Borrower” in this Section 2.03 shall be deemed to include reference to such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Parent Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Original Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Original Closing Date and which, in each case, the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit, prior to giving effect to any automatic renewal, would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer; or

(E) any Revolving Credit Lender is a Defaulting Lender, unless the L/C Issuer has entered into arrangements reasonably satisfactory to it and the Parent Borrower to eliminate the L/C Issuer’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the L/C Issuer to support, each such Defaulting Lender’s Pro Rata Share of any Unreimbursed Amount.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter

of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer an unfunded risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Parent Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Parent Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Parent Borrower and the Administrative Agent thereof. Not later than 3:30 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Parent Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided that if such notice is not provided to the Parent Borrower prior to 11:00 a.m. on the Honor Date, then the Parent Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit. If the Parent Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Parent Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Parent Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Parent Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Parent Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Parent Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued for its account and to repay each L/C Borrowing relating to any Letter of Credit issued for its account shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent Borrower or applicable Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Parent Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Parent Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Parent Borrower to the extent permitted by applicable Law) suffered by the Parent Borrower that are caused by the L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The Parent Borrower shall promptly examine a copy of each Letter of Credit issued for its account and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will promptly notify the L/C Issuer. The Parent Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Parent Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Parent Borrower which the Parent Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.01 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Parent Borrower shall promptly Cash Collateralize (x) in the case of clause (i), 100% and (y) in the case of clause (ii), 105%, in each case of the then Outstanding Amount of all L/C Obligations (such Outstanding Amount to be determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back to back letter of credit in a face amount at least equal to 105% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance satisfactory to the L/C Issuer in its sole discretion. Any Letter of Credit that is so Cash Collateralized or in respect of which such a back-to-back letter of credit shall have been issued shall be deemed no longer outstanding for purposes of this Agreement. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in deposit accounts designated by the Administrative Agent and which is under the sole dominion and control of the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or claims of the depositary bank arising by operation of law or that the total amount of such funds is less than the amount required by the first sentence of this clause (g), the Parent Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts designated by the Administrative Agent as aforesaid, an amount equal to the excess of (x) 100% or 105%, as applicable, of such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the L/C Issuer. To the extent the amount of any Cash Collateral exceeds 100% or 105%, as applicable, of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Parent Borrower.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Parent Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (or such later version thereof as may be in effect at the time of issuance) at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Parent Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed from the date of issuance thereof on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the later of (i) the Letter of Credit Expiration Date and (ii) the day that is five (5) Business Days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Parent Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued equal to a percentage per annum to be agreed upon (but not to exceed 0.125% per annum) of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Parent Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees not related to the fronting fee and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

(l) Effect of Restatement. All Letters of Credit outstanding under the Original Credit Agreement on the Restatement Effective Date shall remain outstanding hereunder on the terms set forth herein. Upon the Restatement Effective Date, the aggregate amount of participations in Letters of Credit held by the Pre-Restatement Revolving Credit Lenders (as defined in Amendment No. 2) shall be reallocated to the Revolving Credit Lenders (including each Additional Revolving Credit Lender (as defined in Amendment No. 2)) in accordance with each such Lender’s Pro Rata Share in accordance with Amendment No. 2.

Section 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein and in the sole discretion of the Swing Line Lender, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Parent Borrower from time to time on any Business Day (other than the Restatement Effective Date) during the Revolving Credit Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the

Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment; provided further that the Parent Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender an unfunded risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share and the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing date, which shall be a Business Day and (iii) the account of the Parent Borrower to be credited with the proceeds of such Swing Line Borrowing. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of such proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Parent Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Parent Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans. The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Parent Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Each such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.01. The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(i) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in such Swing Line Loan and each such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c) shall be deemed payment in respect of such participation.

(ii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iii) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Parent Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Parent Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(i) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Parent Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Parent Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Effect of Restatement. All Swing Line Loans outstanding under the Original Credit Agreement on the Restatement Effective Date shall remain outstanding hereunder on the terms set forth herein. Upon the Restatement Effective Date, the aggregate amount of participations in Swing Line Loans held by Pre-Restatement Revolving Credit Lenders shall be reallocated to Revolving Credit Lenders (including each Additional Revolving Credit Lender) in accordance with each such Lender’s Pro Rata Share in accordance with Amendment No. 2.

Section 2.05. Prepayments.

(a) Optional.

(i) The Parent Borrower (on behalf of itself or the Co-Borrowers in the case of Term Loans) may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans made to the Parent Borrower or such Co-Borrower, in each case, in whole or in part without premium or penalty except as described in clause (iv) below; provided, that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m., (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Parent Borrower, the Parent Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied among the Facilities in such amounts as the Parent Borrower may direct in its sole discretion; provided that any prepayment of Term Loans under this Section 2.05(a) will be applied among the Original Term B Loans and the Term B-3 Loans, pro rata based on the aggregate outstanding principal amount of the Term Loans of each such Class, and, within each Class of Term Loans, such prepayment shall be applied, in direct order of maturity or as otherwise directed by the Parent Borrower. Other than as set forth in Section 10.07(k), each prepayment made by the Parent Borrower in respect of a particular Facility shall be paid to the Administrative Agent for the account of (and to be promptly disbursed to) the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Parent Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Parent Borrower, the Parent Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Parent Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) if such prepayment would have resulted from (A) a refinancing of all of the Facilities or (B) issuance of New Term Loans and/or New Revolving Credit Commitments, which refinancing or issuance shall not be consummated or shall otherwise be delayed.

(iv) At the time of the effectiveness of any Repricing Transaction that (x) makes any prepayment of Original Term B Loans in connection with any Repricing Transaction with respect to Original Term B Loans, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction and is consummated (A) on or after the ARCA Amendment No. 2 Effective Date and prior to the first anniversary of the ARCA Amendment No. 2 Effective Date, the Parent Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Original Term B Lender, a fee in an amount equal to, (I) in the case of clause (x), a prepayment premium of 3% of the amount of the Original Term B Loans being prepaid or (II) in the case of clause (y), a payment equal to 3% of the aggregate amount of the applicable Original Term B Loans outstanding immediately prior to such amendment, (B) on or after the first anniversary of the ARCA Amendment No. 2 Effective Date and prior to the second anniversary of the ARCA Amendment No. 2 Effective Date, the Parent Borrower agrees to pay to the

Administrative Agent, for the ratable account of each applicable Original Term B Lender, a fee in an amount equal to, (I) in the case of clause (x), a prepayment premium of 2% of the amount of the Original Term B Loans being prepaid or (II) in the case of clause (y), a payment equal to 2% of the aggregate amount of the applicable Original Term B Loans outstanding immediately prior to such amendment, and (C) on or after the second anniversary of the ARCA Amendment No. 2 Effective Date and prior to the third anniversary of the ARCA Amendment No. 2 Effective Date, the Parent Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Original Term B Lender, a fee in an amount equal to, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Original Term B Loans being prepaid or (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Original Term B Loans outstanding immediately prior to such amendment. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(v) At the time of the effectiveness of any Repricing Transaction that (x) makes any prepayment of Term B-3 Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to the Term B-3 Loans and is consummated (A) on or after the ARCA Amendment No. 2 Effective Date and prior to the first anniversary of the ARCA Amendment No. 2 Effective Date, the Parent Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Term B-3 Lender, a fee in an amount equal to, (I) in the case of clause (x), a prepayment premium of 3% of the amount of the Term B-3 Loans being prepaid or (II) in the case of clause (y), a payment equal to 3% of the aggregate amount of the applicable Term B-3 Loans outstanding immediately prior to such amendment, (B) on or after the first anniversary of the ARCA Amendment No. 2 Effective Date and prior to the second anniversary of the ARCA Amendment No. 2 Effective Date, the Parent Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Term B-3 Lender, a fee in an amount equal to, (I) in the case of clause (x), a prepayment premium of 2% of the amount of the Term B-3 Loans being prepaid or (II) in the case of clause (y), a payment equal to 2% of the aggregate amount of the applicable Term B-3 Loans outstanding immediately prior to such amendment, and (C) on or after the second anniversary of the ARCA Amendment No. 2 Effective Date and prior to the third anniversary of the ARCA Amendment No. 2 Effective Date, the Parent Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Term B-3 Lender, a fee in an amount equal to, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term B-3 Loans being prepaid or (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term B-3 Loans outstanding immediately prior to such amendment. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Parent Borrower (on behalf of itself and the Co-Borrowers) shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year of the Parent Borrower covered by such financial statements (commencing with the fiscal year of the Parent Borrower ended December 31, 2011) minus (B) the sum of (1) the amount of any voluntary prepayments of Term Loans made pursuant to Section 2.05(a) during such fiscal year and (2) solely to the extent the amount of the Revolving Credit Commitments are permanently reduced pursuant to Section 2.06 in connection therewith (and solely to the extent of the amount of such reduction), the amount of any voluntary prepayments of Revolving Credit Loans made pursuant to Section 2.05(a) during such fiscal year; provided, that such percentage shall be reduced to 25% if the Total Leverage Ratio as of the last day of the applicable fiscal year was less than 4.25:1; and provided, further, that no mandatory prepayment under this Section 2.05(b)(i) shall be required if the Total Leverage Ratio as of the last day of the applicable fiscal year was less than 3.0:1.

(ii) (A) If (x) the Parent Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (g), (h), (i) or (m)) or (y) any Casualty Event occurs, which results in the realization or receipt by the Parent Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Parent Borrower shall (on behalf of itself and the Co-Borrowers) cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received; provided that if at the time that any such prepayment would be required, the Parent Borrower or any Restricted Subsidiary is required to offer to repurchase Permitted First Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition (such Permitted First Priority Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased “Other Applicable Indebtedness”), then the Parent Borrower (or any Restricted Subsidiary) may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii)(A) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, however, that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) if, on or prior to such date, the Parent Borrower shall have given written notice to the Administrative Agent of its intention to reinvest or cause to be reinvested all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B) (which election may only be made if no Event of Default has occurred and is then continuing);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A) including, without limitation, pursuant to Section 7.05(k)) or any Casualty Event, at the option of the Parent Borrower, and so long as no Event of Default shall have occurred and be continuing, the Parent Borrower may reinvest or cause to be reinvested all or any portion of such Net Cash Proceeds in assets useful for its business within three hundred and sixty-five (365) days of the receipt of such Net Cash Proceeds (provided if prior to the expiration of such three hundred and sixty-five (365)-day period, the Parent Borrower or any of its Restricted Subsidiaries enters into a legally binding commitment to reinvest such Net Cash Proceeds, such three hundred and sixty-five (365)-day reinvestment period shall be extended by ninety (90) days); provided that if any Net Cash Proceeds are not so reinvested within such reinvestment period or are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) If for any reason the aggregate Outstanding Amount of the Revolving Credit Loans, the L/C Obligations and Swing Line Loans at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Parent Borrower shall promptly prepay Revolving Credit Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Parent Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iii) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds such aggregate Revolving Credit Commitments then in effect.

(iv) If the Parent Borrower or any Restricted Subsidiary incurs or issues (i) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 (other than 7.03(v)), (ii) any Permitted Unsecured Indebtedness incurred in reliance on Section 7.03(s) to the extent the applicable Permitted Acquisition is not consummated within one hundred and twenty (120) days of the incurrence or issuance thereof, or (iii) any Credit Agreement Refinancing Indebtedness, the Parent Borrower shall cause to be prepaid an aggregate amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after, in the case of subclause (i) and (iii), receipt of such Net Cash Proceeds or, in the case of subclause (ii), such one hundred and twentieth (120th) day.

(v) Notwithstanding any other provisions of this Section 2.05(b), to the extent that (and for so long as) any of or all the Net Cash Proceeds of any asset sale or other Disposition or any Casualty Event by a Restricted Subsidiary (other than the Parent Borrower) giving rise to mandatory prepayment pursuant to Section 2.05(b)(ii) (each such Disposition and Casualty Event, a “Specified Asset Sale”) are prohibited or delayed by applicable local Law from being repatriated to the jurisdiction of organization of the Parent Borrower, the portion of such

Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Restricted Subsidiary so long as the applicable local Law will not permit such repatriation to the Parent Borrower (the Parent Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by applicable local Law to permit such repatriation), and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local Law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b).

(vi) Except for any prepayments pursuant to Section 10.07(k) (which shall in each case be applied as provided in such Section and subject to Section 2.14 with respect to any New Term Loans and Section 2.17 with respect to any Other Term Loans), (A) each prepayment will be applied among the Original Term B Loans, the Term B-3 Loans and, subject to clause (C) below, each Class of New Term Loans, pro rata based on the aggregate outstanding principal amount of the Term Loans of each such Class (provided that any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt), (B) each prepayment of Term Loans of any Class pursuant to this Section 2.05(b) shall be applied in direct order of maturities; and unless otherwise provided herein, each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares (prior to giving effect to any rejection by any Term Lender of any such prepayment pursuant to clause (vii) below), subject to clause (vii) of this Section 2.05(b) and (C) on and after the borrowing of any New Term Loans, the prepayments referred to in this Section 2.05(b) shall be allocated among each Class of Term Loans pro rata based on the aggregate outstanding principal amount of the Term Loans of each such Class unless otherwise agreed among the relevant Borrower and the New Term Loan Lenders in accordance with Section 2.14(e)(v) (it being understood that the Term B Loans shall not be allocated any less than such Classes’ pro rata share of such prepayment).

(vii) The Parent Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (v) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Any Term Lender (a “Declining Lender”, and any Term Lender which is not a Declining Lender, an “Accepting Lender”) may elect, by delivering not less than two (2) Business Days prior to the proposed prepayment date, a written notice (such notice, a “Rejection Notice”) that any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to clauses (i) through (v) of this Section 2.05(b) not be made, in which event the portion of such prepayment which would otherwise have been applied to the Term Loans of the Declining Lenders shall instead be retained by the Parent Borrower (for itself and on behalf of its Restricted Subsidiaries). If a Term Lender fails to deliver a Rejection Notice within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Parent Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix) If the Parent Borrower or any Restricted Subsidiary incurs or issues Indebtedness permitted to be incurred or issued pursuant to Section 7.03(bb), the Parent Borrower shall cause to be prepaid Loans in the amounts set forth in Section 7.03(bb) on or prior to the date which is five (5) Business Days after receipt of the Net Cash Proceeds from such incurrence or issuance; provided that such prepayments shall be paid to the Lenders under the applicable Facility in accordance with their respective Pro Rata Shares under such Facility (prior to giving effect to any rejection by any Term Lender of any such prepayment pursuant to the second sentence of this clause (ix)). Any Term Lender may elect in writing, as part of its consent to ARCA Amendment No. 2, that any mandatory prepayment required to be made with respect to the Term Loans held by such Term Lender pursuant to this clause (ix) not be made, in which event the portion of such prepayment which would otherwise have been applied to the Term Loans of such Term Lender shall instead be retained by the Parent Borrower (for itself and on behalf of its Restricted Subsidiaries).

Section 2.06. Termination or Reduction of Commitments.

(a) Optional. The Parent Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $500,000 or any whole multiple of $100,000 in excess thereof or (B) equal to the entire remaining amount of the Commitments of any Class and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Parent Borrower or as required by the preceding sentence. Notwithstanding the foregoing, the Parent Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. (i) (A) On the Amendment No. 1 Effective Date, the Original Term B Commitments of each Original Term B Lender (other than Original Term B Commitments with respect to Original Term B Loans made pursuant to Section 2.01(a)(ii)) were automatically and permanently reduced to $0 upon the making of such Original Term B Lender’s Original Term B Loans pursuant to Section 2.01(a)(i); and (B) on the i3 Closing Date, the Original Term B Commitments of each Original Term B Lender (other than Original Term B Commitments with respect to Original Term B Loans made pursuant to Section 2.01(a)(i)) were automatically and permanently reduced to $0 upon the making of such Original Term B Lender’s Original Term B Loans pursuant to Section 2.01(a)(ii); (ii) on the Restatement Effective Date, the Term B-3 Commitment of each Term B-3 Lender shall be automatically and permanently reduced to $0 upon the making of such Term B-3 Lender’s Term B-3 Loans pursuant to Section 2.01(a)(iii) and (iii) the Revolving Credit Commitment of each Revolving Credit Lender shall be automatically and permanently reduced to $0 on the Maturity Date of the Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a) Original Term Loans. The Borrowers shall, jointly and severally, on the last Business Day of each March, June, September and December, commencing with the last Business Day of March 2011 and ending with the last Business Day of the fiscal quarter preceding the Maturity Date for the Original Term B Loan Facility, repay to the Administrative Agent for the ratable account of the Original Term B Lenders, 0.25% of the aggregate principal amount of all Original Term B Loans outstanding on the Restatement Effective Date (which installments shall be reduced as a result of (i) the application of prepayments in accordance with the order of priority set forth in Section 2.05 or (ii) the application of prepayments in accordance with Section 10.07(k)); provided, that, the final principal repayment installment of the Original Term B Loans shall be repaid on the Maturity Date of the Original Term B Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all Original Term B Loans outstanding on such Maturity Date.

(b) Term B-3 Loans. The Borrowers shall, jointly and severally, on the last Business Day of each March, June, September and December, commencing with the last Business Day of September 2011 and ending with the last Business Day of the fiscal quarter preceding the Maturity Date for the Term B-3 Loan Facility, repay to the Administrative Agent for the ratable account of the Term B-3 Lenders, 0.25% of the aggregate principal amount of all Term B-3 Loans outstanding on the Restatement Effective Date (which installments shall be reduced as a result of (i) the application of prepayments in accordance with the order of priority set forth in Section 2.05 or (ii) the application of prepayments in accordance with Section 10.07(k)) provided, that the final principal repayment installment of the Term B-3 Loans shall be repaid on the Maturity Date of the Term B-3 Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B-3 Loans outstanding on such Maturity Date.

(c) Revolving Credit Loans. The Parent Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(d) Swing Line Loans. The Parent Borrower shall repay the aggregate principal amount of all of its Swing Line Loans on the date that is five (5) Business Days prior to the Maturity Date for the Revolving Credit Facility.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) While any Event of Default set forth in Section 8.01(a) exists, the Parent Borrower (and the Co-Borrowers with respect to Term B Loans) shall pay interest on all overdue amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Section 2.03(i) and Section 2.03(j):

(a) Revolving Credit Commitment Fees. The Parent Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Revolving Credit Commitment Fee” and, collectively, the “Revolving Credit Commitment Fees”) equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans

and (ii) the Outstanding Amount of L/C Obligations. The Revolving Credit Commitment Fees shall accrue at all times from the Original Closing Date until the Maturity Date of the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Original Closing Date, and on the Maturity Date for the Revolving Credit Facility. The Revolving Credit Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Parent Borrower shall pay or cause to be paid to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting as a non-fiduciary agent solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by each Lender and the Register maintained by the Administrative Agent shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Parent Borrower and the Co-Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Parent Borrower and the Co-Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the relevant Borrower(s) shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. The Parent Borrower, each Co-Borrower and each Lender agrees from time to time after the occurrence and during the continuance of an Event of Default under Section 8.01(f) or Section 8.01(g)(i) to execute and deliver to the Administrative Agent all such Notes or other promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to any exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders, and each Lender agrees to surrender any Notes or other promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any Notes or other promissory notes so executed and delivered.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and Section 2.11(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Parent Borrower and the Co-Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Parent Borrower and the Co-Borrowers under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 p.m. shall be deemed received on the next succeeding Business Day in the Administrative Agent’s sole discretion and any applicable interest or fee shall continue to accrue to the extent applicable.

(b) If any payment to be made by the Parent Borrower or the Co-Borrowers shall come due on a day other than a Business Day in relation to the Parent Borrower or such Co-Borrower, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Parent Borrower (on behalf of itself and on behalf of the Co-Borrowers) or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Parent Borrower (on behalf of itself and on behalf of the Co-Borrowers) or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Parent Borrower (on behalf of itself and on behalf of the Co-Borrowers) or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Parent Borrower (on behalf of itself and on behalf of the Co-Borrowers) failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the relevant Borrower(s) to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the relevant Borrower(s), and the relevant Borrower(s) shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation

Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Parent Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any relevant Borrower(s) with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Parent Borrower and the Co-Borrowers, as applicable, by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing Of Payments. If, (other than (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, including any assignee or participant that is a Sponsor, a Loan Party or an Affiliate of any Loan Party or Sponsor or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in Section 10.07(k)) any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each of the Parent Borrower and each Co-Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Parent Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Incremental Facilities.

(a) At any time or from time to time on or after January 1, 2013 the Parent Borrower may by written notice to the Administrative Agent elect to request (A) prior to the Maturity Date of the Revolving Credit Facility, (I) one or more increases to the existing Revolving Credit Commitments and/or (II) the establishment of one or more new revolving credit commitments (any such increase or new commitment, the “New Revolving Credit Commitments”) and/or (B) prior to the Maturity Date of the Term B Loan Facility, the establishment of one or more new term loan commitments (the “New Term Commitments”), by (i) an amount, in the aggregate, together with any Additional Notes issued pursuant to Section 7.03(y), not in excess of $300,000,000 (plus, in the case of a New Revolving Credit Commitment that serves to effectively extend the maturity of the Revolving Credit Facility, an amount equal to the reductions in the Revolving Credit Facility to be replaced with such New Revolving Credit Commitment) and (ii) not less than $5,000,000 individually (or, such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between $300,000,000 and all such New Revolving Credit Commitments and New Term Commitments obtained prior to such date), and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Parent Borrower proposes that the New Revolving Credit Commitments or New Term Commitments, as applicable, shall be effective, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent, (or such shorter period as shall be reasonably acceptable to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Credit Lender” or “New Term Lender,” as applicable) to whom the Parent Borrower proposes any portion of such New Revolving Credit Commitments or New Term Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Credit Commitments or New Term Commitments may elect or decline, in its sole discretion, to provide a New Revolving Credit Commitment or a New Term Commitment (it being understood that there is no obligation to approach any existing Lenders to provide any New Revolving Credit Commitment or New Term Commitment). Such New Revolving Credit Commitments or New Term Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date after giving effect to such New Revolving Credit Commitments or New Term Commitments, as applicable; (2) after giving effect to the making of any New Term Loans or effectiveness of New Revolving Credit Commitments, each of the conditions set forth in Section 4.01 shall be satisfied; (3) the Senior Secured Leverage Ratio shall be no greater than 3.50 to 1.0 as of the end of the Test Period most recently ended, in each case, giving Pro Forma Effect to such New Revolving Credit Commitments or New Term Loans (and with respect to any New Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available under such New Revolving Credit Commitment and any New Revolving Credit Commitments previously made pursuant to this Section 2.14), as applicable; (4) the New Revolving Credit Commitments or New Term Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the applicable Borrowers, the New Revolving Credit Lender or New Term Lender, as applicable, and Administrative Agent, and each of which shall be recorded in the Register, and each New Revolving Credit Lender and New Term Lender shall be subject to the requirements set forth in Section 10.15; (5) the Parent Borrower and, with respect to New Term Loans, the Co-Borrowers shall make any payments required pursuant to Section 3.05 in connection with the New Revolving Credit Commitments or New Term Commitments, if applicable; and (6) the Parent Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. The Term B-3 Commitments shall be subject in all respects to this Section 2.14, except (A) that such Term B-3 Commitments shall be permitted under this Section 2.14 without regard to, and shall not be included in the calculation of, the maximum amount of New Term Commitments set forth in the first sentence of this Section 2.14(a) and (B) the establishment of the Term B-3 Commitments and the borrowing of the Term B-3 Loans thereunder shall not be subject to the conditions set forth in the second proviso of the second sentence of this Section 2.14(a), but instead shall be subject only to the satisfaction of the conditions set forth in Section 4 of Amendment No. 2. Any New Term Commitments permitted under this Section 2.14 may, at the election of the Parent Borrower and subject to the consent of the New Term Lender(s) with respect thereto, be established as a “delayed draw” commitment subject to one or more conditions to borrowing after the Increased Amount date as the Parent Borrower and New Term Lender(s) with respect thereto shall agree. If the Parent Borrower elects to establish New Term Commitments as “delayed draw” commitments, the Parent Borrower’s satisfaction of the conditions precedent to the establishment of New Term Commitments under this Section 2.14 shall be tested upon, and shall be a condition precedent to, the funding of New Term Loans under any such “delayed draw” New Term Commitments, and, for the avoidance of doubt, the Parent Borrower shall not be required to satisfy such conditions precedent prior to the funding of such delayed draw New Term Commitments.

(b) On any Increased Amount Date on which New Revolving Credit Commitments are effected through an increase to the existing Revolving Credit Commitments, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Credit Lenders shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (b) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each New Revolving Credit Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto. Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) Any New Term Loans or New Revolving Credit Loans effected through the establishment of one or more new revolving credit commitments or new Term Loans made on an Increased Amount Date shall be designated a separate Class of New Term Loans or New Revolving Credit Loans, as applicable, for all purposes of this Agreement. On any Increased Amount Date on which any New Term Commitments of any Class are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender of such Class shall make a Loan to the Parent Borrower and the Co-Borrowers (a “New Term Loan”) in an amount equal to its New Term Commitment of such Class, and (ii) each New Term Lender of such Class shall become a Lender hereunder with respect to the New Term Commitment of such Class and the New Term Loans of such Class made pursuant thereto. On any Increased Amount Date on which any New Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments, subject to the satisfaction of the foregoing terms and conditions, (i) each New Revolving Credit Lender of such Class shall make its Commitment available to the Parent Borrower (when borrowed, a “New Revolving Credit Loan”) in an amount equal to its New Revolving Credit Commitment of such Class, and (ii) each New Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the New Revolving Credit Commitment of such Class and the New Revolving Credit Loans of such Class made pursuant thereto. Notwithstanding the foregoing, New Term Loans may have identical terms to the Term Loans and be treated as the same Class as the Term B Loans.

(d) Administrative Agent shall notify Lenders promptly upon receipt of the Parent Borrower’s notice of each Increased Amount Date and in respect thereof (y) the Class of New Revolving Credit Commitments and the New Revolving Credit Lenders of such Class or the Class of New Term Commitments and the New Term Lenders of such Class, as applicable, and (z) in the case of each notice to any Revolving Credit Lender with respect to an increase in the Revolving Credit Commitments, the respective interests in such Revolving Credit Lender’s Revolving Credit Commitments, in each case subject to the assignments contemplated by clause (b) of this Section 2.14.

(e) The terms and provisions of the New Term Loans and New Term Commitments or the New Revolving Credit Loans and New Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the relevant Borrowers and the New Term Lenders or New Revolving Credit Lenders, as applicable, providing such New Term Loans and New Term Commitments or such New Revolving Credit Loans and New Revolving Credit Commitments, and except as otherwise set forth herein, to the extent not identical to the Term B Loans or Revolving Credit Loans, as applicable, shall be reasonably satisfactory to Administrative Agent. In any event:

(i) the Weighted Average Life to Maturity of all New Term Loans of any Class shall be no shorter than the Weighted Average Life to Maturity of the Term B Loans (except by virtue of amortization or prepayment of the Term B Loans prior to the time of such incurrence);

(ii) the Maturity Date of any Class of New Revolving Credit Commitments and New Revolving Credit Loans shall be no earlier than the maturity of the Revolving Credit Commitments and will require no scheduled amortization or mandatory commitment reduction prior to the latest applicable Maturity Date of the Revolving Credit Commitments;

(iii) all other material terms of the New Revolving Credit Commitments and New Revolving Credit Loans shall be identical to the Revolving Credit Commitments and the Revolving Credit Loans other than as set forth in Section 2.14(e)(ii) and (vi); provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to New Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, New Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Parent Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (3) assignments and participations of New Revolving Credit Commitments and New Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans. Any New Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the Revolving Credit Commitments prior to the Increased Amount Date;

(iv) the Maturity Date of any Class of the New Term Loans shall be no earlier than the maturity of the Term B Loans;

(v) the New Term Loans will share ratably in right of prepayment with the Term Loans pursuant to Section 2.05(b) or otherwise, provided that the New Term Loans may be afforded lesser payments to the extent they are second lien (or other junior lien) term loans; and

(vi) the yield applicable to the New Term Loans or New Revolving Credit Loans of each Class shall be determined by the Parent Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the yield applicable to such New Term Loans or New Revolving Credit Loans (after giving effect to all upfront or similar fees, original issue discount payable or interest rate floors with respect to such New Term Loans or such New Revolving Credit Loans) shall not be greater than the applicable interest rate payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Loans or Revolving Credit Loans, as applicable (including any upfront or similar fees or original issue discount paid and payable to the initial Lenders hereunder), plus 0.50% per annum unless the interest rate with respect to the Term B Loan or Revolving Credit Loan, as applicable, is increased so as to cause the then applicable interest rate under this Agreement on the Term B Loans or Revolving Credit Loans, as applicable (including any upfront or similar fees or original issue discount paid and payable to the initial Lenders hereunder and the adjustment of any interest rate floor) to equal the yield then applicable to the New Term Loans or New Revolving Credit Loans, as applicable (after giving effect to all upfront or similar fees, original issue discount payable or interest rate floors with respect to such New Term Loans) minus 0.50%; provided that customary arrangement or commitment fees payable to the Arrangers (or their respective affiliates) or one or more arrangers of Facilities under this Section 2.14 shall be excluded.

(f) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents, including such amendments to the Schedules to this Agreement and the Confidential Disclosure Letter, as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the relevant Borrowers to effect the provision of this Section 2.14 (including information as to any acquired business), and for the avoidance of doubt, this Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary. The Parent Borrower may, in connection with any such Joinder Agreement, add one or more co-borrowers by amending Schedule II of this Agreement, and any such co-borrower added by amending such Schedule II shall be deemed a Co-Borrower for all purposes of this Agreement. For the avoidance of doubt, any Co-Borrower added in connection with the provisions may also be added as a Guarantor and provide a Guaranty of the Obligations (other than such entity’s Obligations as a Co-Borrower).

(g) The Loans and Commitments extended or established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents, provided that the New Term Loans may be second lien (or other junior lien) term loans on terms and conditions and subject to an intercreditor agreement substantially in the form of Exhibit T-2 hereto. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the extension or establishment of any such Loans or any such Commitments and to the extent such New Term Loans are so secured on a second lien or junior lien basis, the proviso in clause (e)(vi) shall not be applicable thereto.

Section 2.15. Modification of Revolving Credit Loans.

(a) Borrower Request. The Parent Borrower may by thirty (30) Business Days’ written notice to the Administrative Agent elect to request, effective as of the applicable Maturity Date or any date which Revolving Credit Commitments have been previously extended pursuant to this Section 2.15 (any such date a “Revolving Maturity Date”), to extend the applicable Revolving Loans and the applicable Revolving Credit Commitments beyond such applicable Revolving Maturity Date or to replace the applicable Revolving Credit Commitments. Such notice shall specify (i) the date on which the Parent Borrower proposes that the extended or new Revolving Credit Commitments shall mature, (ii) the identity of each Eligible Assignee to whom the Parent Borrower proposes any portion of such extended or new Revolving Credit Commitments be allocated and the amounts of such allocations and (iii) the minimum amounts, if any, and minimum increments, if any, that the Parent Borrower may, in its discretion, specify; provided that any existing Lender approached to provide all or a portion of the extended or new Revolving Credit Commitments may elect or decline, in its sole discretion, to provide such extended or new Revolving Credit Commitment and if it so declines the unpaid principal amount of its Revolving Credit Loans shall be paid in full on the applicable Revolving Maturity Date.

(b) Conditions. The extended or new Revolving Credit Commitments shall become effective, as of the applicable Revolving Maturity Date; provided that:

(i) each of the conditions set forth in Section 4.01 shall be satisfied;

(ii) no Event of Default shall have occurred and be continuing or would result from the extension or replacement of the Revolving Credit Commitments; and

(iii) the Parent Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Revolving Loans and Revolving Credit Commitments. The term and provisions of extended or new Revolving Credit Loans and extended or new Revolving Credit Commitments made pursuant to such extension or replacement (i) shall have pricing terms as may be agreed by the Parent Borrower and the Revolving Lenders thereof, (ii) shall have a maturity date that is not prior to the maturity date of Revolving Credit Loans (or unused Revolving Credit Commitments) being refinanced and will require no scheduled amortization or mandatory commitment reduction prior to the latest applicable Maturity Date of the Revolving Credit Commitments and (iii) shall otherwise have terms and conditions that are substantially identical to, or less favorable to the investors providing such Revolving Credit Loans and Revolving Credit Commitments than, the terms of the Revolving Credit Loans (or unused Revolving Credit Commitments) being refinanced. The extended or new Revolving Credit Commitments shall be effected by a joinder agreement (the “Revolving Extension Loan Joinder”) executed by the Parent Borrower, the Administrative Agent and each Lender making such extended or new Commitment, in form and substance satisfactory to each of them. The Revolving Extension Loan Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15.

(d) Letters of Credit and Swing Line Loans. Any Revolving Extension Loan Joinder may provide for the issuance of Letters of Credit for the account of the Parent Borrower, or the provision to the Parent Borrower of Swing Line Loans, pursuant to any New Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Revolving Credit Commitments.

In addition, if so provided in the relevant Revolving Extension Loan Joinder and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding extended Revolving Credit Commitments in accordance with the terms of such Revolving Extension Loan Joinder; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(e) Equal and Ratable Benefit. The Loans and Commitments extended or established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the extension or establishment of any such Loans or any such Commitments.

Section 2.16. Defaulting Lenders.

(a) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit participation pursuant to Section 2.03(b)(i) and Swing Line Loan participation pursuant to Section 2.04(c) of such Defaulting Lender:

(i) the Letter of Credit participation pursuant to Section 2.03(b)(i) and Swing Line Loan participation pursuant to Section 2.04(c), in each case, of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided that (a) the Outstanding Amount of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations (with the aggregate amount of such Lenders’ risk participations and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender) may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Parent Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit participation pursuant to Section 2.03(b)(i) and Swing Line Loan participation pursuant to Section 2.04(c) cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Parent Borrower will, not later than two Business Days after demand by the Administrative

Agent (at the direction of the L/C Issuer and/or the Swing Line Lender, as the case may be), (1) Cash Collateralize the obligations of the Parent Borrower to the L/C Issuer and the Swing Line Lender in respect of such Letter of Credit participation pursuant to Section 2.03(b)(i) and the Swing Line Loan participation pursuant to Section 2.04(c), as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of such Letter of Credit participation pursuant to Section 2.03(b)(i) and the Swing Line Loan participation pursuant to Section 2.04(c), or (2) in the case of such Swing Line Loan participation pursuant to Section 2.04(c), prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (3) make other arrangements satisfactory to the Administrative Agent, and to the L/C Issuer and the Swing Line Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Parent Borrower for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until (subject to Section 2.16(d)) the termination of the Commitments and payment in full of all obligations of the Parent Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders that are Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders that are Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed payments made by the L/C Issuer pursuant to a Letter of Credit then due and payable to the Non-Defaulting Lenders that are Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders that are Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Parent Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.9 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that in the case of a Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit participation pursuant to Section 2.03(b)(i) and Swing Line Loan participation pursuant to Section 2.04(c) of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.16(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (y) to the extent any portion of such Letter of Credit participation pursuant to Section 2.03(b)(i) and Swing Line Loan participation pursuant to Section 2.04(c) cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the L/C Issuer and the Swing Line Lender, as applicable, as their interests appear (and the pro rata payment provisions of Sections 2.12 and 2.13 will automatically be deemed adjusted to reflect the provisions of this Section).

(c) Termination of Defaulting Lender Commitment. The Parent Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(a)(iii) will apply to all amounts thereafter paid by the Parent Borrower for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Parent Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.

(d) Cure. If the Parent Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.16(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Revolving Credit Commitments, Revolving Credit Loans, Letter of Credit participation pursuant to Section 2.03(b)(i) and Swing Line Loan participation pursuant to Section 2.04(c) of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Commitments and Loans of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.17. Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrowers may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Class of Term Loans and the Parent Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans or Incremental Term Loans), in any case from any Lender or any Additional Refinancing Lender, in the form of Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Commitments, or Other Revolving Credit Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.17 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (2) below)) of Loans with respect to Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Parent Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (3) assignments and participations of Other Revolving Credit Commitments and Other Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 (which, for the avoidance of doubt shall not require pro forma compliance with Section 7.10 for any incurrence of Other Term Loans) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates and the satisfaction of other conditions consistent with those delivered or required to be satisfied on the Closing Date other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.17(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof or, if less, shall be an amount equal to the aggregate remaining balance of the Term Loans and/or Revolving Loans.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.17, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Unless otherwise required by any Law, any and all payments by any Loan Party to or for the account of any Agent or any Lender (which term shall, for purposes of this Section 3.01, include any L/C Issuer) under any Loan Document shall be made free and clear of and without deduction for any Taxes. If any Loan Party or other applicable withholding agent shall be required by any Laws to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (1) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 3.01) have been made, each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (2) the applicable withholding agent shall make such deductions, (3) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (4) within thirty (30) days after the date of such payment, the applicable withholding agent (if it is not the Administrative Agent) shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, the Parent Borrower, the Co-Borrowers and the Guarantors agree, jointly and severally, to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”). For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.

(c) Without duplication, the Parent Borrower and the Co-Borrowers and the Guarantors agree, jointly and severally, to indemnify each Agent and each Lender for the full amount of any Non-Excluded Taxes attributable to any sum payable under any Loan Document to any Agent or Lender and any Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01, and any such Non-Excluded Taxes or Other Taxes attributable to any payment made by or on account of any Guarantor) payable by such Agent or such Lender, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Parent Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor (and submits the required written statement), but in no event earlier than ten (10) days before such Taxes are due and payable to the applicable Governmental Authority. If the Parent Borrower reasonably believes that any Lender or Agent is entitled to receive a refund in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to the Lender or Agent, as applicable, by any Loan Party pursuant to or in respect of Section 3.01 or Section 6 of the Guaranty, the Parent Borrower (on behalf of itself and on behalf of the other Loan Parties) may notify (in writing) the Lender or Agent, as applicable, of the availability of such refund. Upon such notice, the Lender or Agent, as applicable, shall promptly apply for such refund unless, in the good faith judgment of the Lender or Agent, as applicable, applying for such refund would cause the Lender or Agent, as applicable, to suffer any material economic, legal or regulatory disadvantage. The Parent Borrower (on behalf of itself and on behalf of the

Co-Borrowers) shall reimburse the Lender or Agent, as applicable, for all reasonable out-of-pocket expenses (including Taxes) of the Lender or Agent incurred in pursuing such refund. If the Lender or Agent, as applicable, receives any such refund, it shall be governed by Section 3.01(d).

(d) If any Lender or Agent receives a refund (whether received in cash or applied by the taxing authority granting the refund to offset another tax obligation otherwise owed) in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to or in respect of this Section 3.01 or Section 6 of the Guaranty, it shall promptly remit such refund (including any interest included in such refund by the applicable taxing authority) to the Parent Borrower, net of all reasonable out-of-pocket expenses (including Taxes) of the Lender or Agent, as the case may be; provided that the Parent Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Parent Borrower’s request, provide the Parent Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any Tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or Section 3.01(c) with respect to such Lender it will, if requested by the Parent Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event or to assign its rights and obligations with respect to such Loan or Letter of Credit to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of any Loan Party or the rights of the Lender pursuant to Section 3.01(a) and Section 3.01(c).

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each such Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, each such Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability To Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the

Required Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost And Reduced Return; Capital Adequacy; Reserves On Eurodollar Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Original Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Non-Excluded Taxes indemnifiable under Section 3.01, (ii) any Excluded Taxes, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon written demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the relevant Borrower shall, without duplication, pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Original Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the relevant Borrowers shall, without duplication pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Parent Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Parent Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event or to assign its rights and obligations with respect to such Loan or Letter of Credit to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Parent Borrower or the rights of such Lender pursuant to Section 3.04(a), Section 3.04(b) or Section 3.04(c).

Section 3.05. Funding Losses. Upon demand of any Lender from time to time, the Parent Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate of such Lender submitted to the Borrower Parties (through the Administrative Agent) with respect to any amounts owing under this Section 3.05 shall be conclusive absent manifest error.

Section 3.06. Matters Applicable To All Requests For Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the applicable Borrowers setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, no Parent Borrower shall be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the relevant Borrowers of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Parent Borrower under Section 3.04, the Parent Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurodollar Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued as Eurodollar Rate Loans from one Interest Period to another by such Lender shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to a Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted irrespective of whether such conversion results in greater than twenty-five (25) Interest Periods being outstanding under this Agreement, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07. Replacement Of Lenders Under Certain Circumstances.

(a) If at any time (x) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01(a) or (c) or Section 3.02 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.04, (y) any Lender becomes a Defaulting Lender or (z) any Lender becomes a Non-Consenting Lender, then the Parent Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender (in its capacity as a Lender under the applicable Facility, if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by such Borrower in such instance) all of its rights and obligations under this Agreement (in respect of the applicable Class of Loans or Commitments if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) to one or more Eligible Assignees; provided that (i) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (ii) neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the relevant Borrowers or the Administrative Agent. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, (ii) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the relevant Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced in such capacity hereunder except in accordance with the terms of Section 9.10.

(d) In the event that (i) the Borrowers or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of Loans or Commitments and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08. Survival. All of the Borrowers’ obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, a Lender (including any L/C Issuer) and the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Conditions To All Credit Extensions After the Restatement Effective Date. The obligation of each Lender to honor any Request for Credit Extension (other than in connection with (i) a Credit Extension to be made on the Restatement Effective Date or (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to satisfaction of the following conditions precedent:

(a) The representations and warranties of the Parent Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if qualified by materiality) as of such earlier date and (ii) that for purposes of this Section 4.01, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and Section 6.01(b) and, in the case of the financial statements furnished pursuant to Section 6.01(b), the representations contained in Section 5.05(a), as modified by this clause (ii), shall be qualified by the statement that such financial statements are subject to the absence of footnotes and year-end audit adjustments.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) With respect to any Credit Extension under the Revolving Credit Facility (other than (1) any Credit Extension prior to the date financial statements are required to be delivered pursuant to Section 6.01(b) for the fiscal quarter ending June 30, 2013, (2) any Credit Extension of Revolving Credit Loans to reimburse an L/C Borrowing, (3) any issuance, renewal or extension of a Letter of Credit that is cash collateralized to at least 105% of its maximum stated amount and (4) if, on a Pro Forma Basis (including after giving effect to such Credit Extension), the aggregate principal amount of Revolving Credit Loans, Swing Line Loans and Letters of Credit (not including Letters of Credit which have been cash collateralized by the Parent Borrower or any Restricted Subsidiary to at least 105% of their maximum stated amount) outstanding as of the date of such Credit Extension does not exceed 25% of the Revolving Credit Commitments then in effect), the Senior Secured Leverage Ratio for the most recently ended Test Period (in each case, calculated without giving effect (on a Pro Forma Basis) to such Credit Extension) shall be less than or equal to the ratio set forth in the covenant contained in Section 7.10 for such Test Period (whether or not such covenant was in effect for such Test Period).

Each Request for Credit Extension (other than (i) a Credit Extension to be made on the Restatement Effective Date, (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Parent Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.01(a) and Section 4.01(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers and Holdings represents and warrants to the Agents and the Lenders at the time of each Credit Extension (to the extent required to be true and correct for such Credit Extension pursuant to Article 4) that:

Section 5.01. Existence, Qualification And Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Parent Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action.

(b) (i) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party and (ii) as of the Restatement Effective Date only, the consummation of the Restatement Transactions (other than the transactions described in clause (i)) do not and will not (A) contravene the terms of any of such Person’s Organization Documents, (B) conflict with or result in any default, breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (except for Indebtedness to be repaid on or prior to the Restatement Effective Date in connection with the Restatement Transactions and with respect to the Existing Swaps) to be made under (x) (1) any Junior Financing Documentation or (2) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (C) violate any Law; except with respect to any conflict, default, breach, contravention, payment or violation referred to in clause (B) or clause (C), to the extent that such conflict, breach, contravention, payment or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and other actions necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent Borrower (or its predecessor) and its consolidated Subsidiaries (i) as of the end of and for each fiscal year of the Parent Borrower in the three-fiscal year period ended December 31, 2010, audited by and accompanied by the opinion of Deloitte & Touche, LLP, and (ii) as of and for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Restatement Effective Date, certified by its chief financial officer. Such financial statements fairly present in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments. For the purpose of this clause (a), the Parent Borrower shall be deemed to have furnished such financial statements to the Lenders if such financial statements have been filed with the SEC on form 10-K or 10-Q, as applicable.

(b) The Parent Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheets and related pro forma statement of income as of and for the twelve-month period ended on the last day of the most recently completed four-fiscal quarter period ended at least ninety (90) days prior to the Restatement Effective Date (if such period is a fiscal year) or at least forty-five (45) days prior to the Restatement Effective Date (if such period is a fiscal quarter), prepared after giving effect to the Restatement Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such statement of income, on the first day of the twelve-month period ending on such date.

(c) Since the Original Closing Date, there has been no material adverse change in, or event or condition, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The forecasts of consolidated balance sheet, income statement and cash flow statement of the Parent Borrower and its Subsidiaries for each fiscal year of the Parent Borrower ending after the Original Closing Date until the fifth anniversary of the Original Closing Date, copies of which have been furnished to the Administrative Agent and the Original Closing Date Arrangers prior to the Restatement Effective Date, have been prepared in good faith based upon reasonable assumptions at the time made in light of the conditions existing at the time of delivery of such forecasts, it being understood that (i) such forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results and that such differences may be material and that such forecasts are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature.

Section 5.06. Litigation. Except as disclosed in the Confidential Disclosure Letter, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) as of the Restatement Effective Date, purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. Ownership of Property; Liens.

(a) The Parent Borrower and each of its Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business and to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Set forth in the Confidential Disclosure Letter is a complete and accurate list of all owned real property as of the Original Closing Date, showing the street address (to the extent available) and state.

Section 5.08. Environmental Compliance.

(a) There are no actions, suits, proceedings, demands or claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law and relating to businesses, operations or properties of the Parent Borrower or its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in the Confidential Disclosure Letter or except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Parent Borrower, formerly owned, leased or operated by the Parent Borrower or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the knowledge of the Parent Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been discharged, treated, stored or disposed on, at or under any property currently owned or operated by the Parent Borrower or any of its Subsidiaries or, to its knowledge, on, at or under any property formerly owned, leased or operated by the Parent Borrower or any of its Subsidiaries during or prior to the period of such ownership or operation; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by the Parent Borrower or any of its Subsidiaries; and (iv) there has been no Release of Hazardous Materials on, at, under or from any property currently or to the knowledge of the Parent Borrower formerly owned or operated by the Parent Borrower or any of its Subsidiaries or, to the knowledge of the Parent Borrower, any offsite locations to which the Parent Borrower or its Subsidiaries sent any wastes for treatment or disposal.

(c) The Material Real Properties and any material personal property currently owned or operated by the Parent Borrower or any of their respective Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require response or remedial action under, or (iii) could result in the Parent Borrower incurring liability under Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as disclosed in the Confidential Disclosure Letter, none of the Borrowers or any of their respective Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Parent Borrower or any of its Subsidiaries have been disposed of in a manner which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 5.09. Taxes. The Parent Borrower and each of its Subsidiaries has timely filed all tax returns and reports required to be filed, has timely paid all taxes levied or imposed upon it or its properties, income or assets (including in its capacity as a withholding agent) and has made adequate provision (in accordance with GAAP) for all Taxes not yet due and payable, except (a) those Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing, payment or provision could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no current, pending or threatened audits, assessments, deficiencies, proceedings or claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10. ERISA Compliance.

(a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Parent Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification. In the five years preceding the Restatement Effective Date, each Loan Party and each ERISA Affiliate have made, in all material respects, all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of the Parent Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event has occurred or is reasonably expected to occur and none of the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect. None of the Parent Borrower or any ERISA Affiliate has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11. Subsidiaries; Equity Interests. As of the Restatement Effective Date, no Loan Party has any Subsidiaries other than those specifically disclosed in the Confidential Disclosure Letter, and all of the outstanding Equity Interests in each Restricted Subsidiary are owned directly by the Person set forth in the Confidential Disclosure Letter and are free and clear of all Liens except (a) those created under the Collateral Documents and (b) any nonconsensual Lien that is permitted under Section 7.01. As of the Restatement Effective Date, the Confidential Disclosure Letter (i) sets forth the name and jurisdiction of each Subsidiary, and (ii) sets forth the ownership interest of the Parent Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership.

Section 5.12. Margin Regulations; Investment Company Act.

(a) No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U issued by the FRB.

(b) None of the Borrowers or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13. Disclosure. To the knowledge of the Parent Borrower, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (as modified or supplemented by other information so furnished); provided that (a) with respect to financial estimates, projected financial information and other forward-looking information, the Parent Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and that such differences may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature.

Section 5.14. Intellectual Property; Licenses, Etc. Each of Parent Borrower and its Restricted Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks, trade dress, internet domain names, copyrights, trade secrets, and know-how, and applications for registration of or goodwill associated with the foregoing, as applicable (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such failure to own or possess the right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent Borrower, the conduct of each of Parent Borrowers’ and its Restricted Subsidiaries’ business does not infringe upon the intellectual property rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Parent Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15. Solvency. On the Restatement Effective Date after giving effect to the Restatement Transactions, the Loan Parties, on a consolidated basis, are Solvent.

Section 5.16. Perfection, Etc. Except as otherwise contemplated hereby or under any other Loan Documents, all filings and other actions necessary to perfect and protect the Liens on the Collateral created under, and as required by, the Collateral Documents have been duly made or taken or otherwise provided for (to the extent required hereby or by the applicable Collateral Documents) in a manner reasonably acceptable to Administrative Agent and are in full force and effect and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions (to the extent required hereby or by the applicable Collateral Documents), perfected first priority (or second priority with respect to the ABL Priority Collateral during an ABL Trigger Period) Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01. It is understood and agreed that the parenthetical in the prior sentence shall apply to any similar representation mutatis mutandis in any Collateral Document. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

Section 5.17. Compliance with Laws Generally. None of the Borrowers or any of their Subsidiaries or any of their respective material properties, or the use of such material properties, is in violation of any applicable Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except for such violations or defaults that (a) are being contested in good faith by appropriate proceedings or (b) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.18. Labor Matters. Except as in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against the Parent Borrower or any of its Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened.

Section 5.19. Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other terms of similar meaning and import) under the Senior Notes Indenture, any Permitted Subordinated Indebtedness (to the extent the concept of Designated Senior Debt (or similar concept) exists therein), or any subordinated Permitted Refinancing thereof (to the extent the concept of Designated Senior Debt (or similar concept) exists therein).

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Parent Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02, Section 6.03 and Section 6.15) cause each Restricted Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender (provided any of the information required pursuant to this Section 6.01 shall be deemed validly delivered as provided in the last paragraph of Section 6.02):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche, LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year of the Parent Borrower then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that the financial statements delivered under this clause (b) shall not be required to give effect to purchase accounting in connection with the Transactions prior to the date that the Parent Borrower is required to deliver financial statement under this clause (b) with respect to the fiscal quarter of the Parent Borrower ending March 31, 2011;

(c) as soon as available, but in any event no later than ninety (90) days after the end of each fiscal year of the Parent Borrower, reasonably detailed forecasts prepared by management of the Parent Borrower of consolidated balance sheets, income statements and cash flow statements of the Parent Borrower and its Subsidiaries for the fiscal year following such fiscal year then ended; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; provided that such consolidating financial statements shall not be required unless the aggregate amount of Consolidated EBITDA, revenues, total assets or total liabilities attributable to the Unrestricted Subsidiaries exceeds 10% of the Consolidated EBITDA, consolidated revenues, total assets or total liabilities of the Parent Borrower and its Subsidiaries for such period.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.10 or, if any such Event of Default shall exist, stating the nature and status of such event; it being understood that the obligation under this Section 6.02(a) shall be satisfied regardless of whether such certificate is obtained if the Parent Borrower shall have used commercially reasonable efforts to obtain such certificate;

(b) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower (which shall set forth reasonably detailed calculations (A) only if compliance with the covenant set forth in Section 7.10 is required as of the end of the period to which such financial statements referred to in Section 6.01(a) and Section 6.01(b), as applicable, relate, demonstrating compliance with Section 7.10 and (B) in the case of any delivery of financial statements under Section 6.01(a) in respect of any fiscal year of the Parent Borrower ending on or after December 31, 2011, of Excess Cash Flow for such fiscal year); provided that, if such Compliance Certificate demonstrates an Event of Default due to failure to comply with the covenant under Section 7.10 that has not been cured prior to such time, the Parent Borrower may deliver to the extent permitted by Section 8.04, prior to or together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default;

(c) promptly after the same are publicly available, (i) after a Qualifying IPO copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Borrower, and (ii) copies of all annual, regular, periodic and special reports and registration statements which the Parent Borrower or any Restricted Subsidiary may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto (other than comment letters from the SEC, the contents of which are not materially adverse to the Lenders);

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) from, or statement or report furnished to, any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Junior Financing Documentation with respect to a Specified Junior Financing Obligation and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Restricted Subsidiaries to the extent such investigation or inquiry, if resolved unfavorably to such Loan Party, could reasonably be expected to have a Material Adverse Effect;

(f) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b);

(g) promptly after the Parent Borrower has notified the Administrative Agent of any intention by the Parent Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(h) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.02(b), Section 6.02(c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 10.02 (or other website identified to the Administrative Agent); or (ii) on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/ IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including the SEC) or whether sponsored by the Administrative Agent); provided that (A) upon the request of the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and (B) the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents. The Parent Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Borrower or its securities) (each, a “Public Lender”). The Parent Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent Borrower for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated “Private Investor.”

Section 6.03. Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any alleged noncompliance by any Loan Party or as any of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event (or similar event with respect to a Foreign Plan).

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Parent Borrower (x) that such notice is being delivered pursuant to this Section 6.03 and (y) setting forth details of the occurrence referred to therein and (other than in the case of a notice pursuant to Section 6.03(b)) stating what action the Parent Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.

Section 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities (including Taxes) except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05, and, in the case of any Restricted Subsidiary to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its Material Intellectual Property, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect or as may be required under a lease of real property, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear, casualty and condemnation excepted.

Section 6.07. Maintenance of Insurance. (A) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (B) all such insurance with respect to any Collateral shall name the Administrative Agent as mortgagee or loss payee (in the case of property insurance with respect to Collateral) or additional insured, as its interests may arise, on behalf of the Secured Parties (in the case of liability insurance).

Section 6.08. Compliance With Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account (in which full, true and correct entries shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower and its Subsidiaries) in a manner that permits the preparation of financial statements in accordance with GAAP.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Parent Borrower as provided below and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower and the applicable Loan Party; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Parent Borrower’s expense; provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Parent Borrower prior notice of and the right to participate in any discussions with the Parent Borrower’s accountants.

Section 6.11. Use of Proceeds.

(a) Use the proceeds of the Term B-3 Loans to finance in part the Restatement Transactions (including fees and expenses incurred in connection with the Restatement Transactions). To the extent the purchase price under the PharmaNet Acquisition Agreement is reduced in accordance with the terms of the PharmaNet Acquisition Agreement without an amendment thereof, Term B-3 Loans may be applied to the Parent Borrower’s cash balances.

(b) Use the proceeds of the Revolving Credit Facility (subject to Section 2.14 with respect to any New Revolving Credit Loans) for the purposes of (A) financing a portion of the PharmaNet Acquisition and (B) financing upfront fees and original issue discount (in excess of 1.0% of the Term B-3 Commitment) or from the issuance of the PharmaNet Senior Notes or other debt securities on the Restatement Effective Date, in each case of clauses (A) and (B), in an amount not to exceed $20,000,000, (ii) to provide ongoing working capital, and (iii) for other general corporate purposes of the Parent Borrower and its Subsidiaries (including Restricted Payments and Investments permitted hereunder and any other transactions not prohibited by this Agreement). To the extent the purchase price under the PharmaNet Acquisition Agreement is reduced in accordance with the terms of the PharmaNet Acquisition Agreement without an amendment thereof, Revolving Loans may be applied to the Parent Borrower’s cash balances.

(c) Use the proceeds of the New Term Loans (subject to Section 2.14) made after the Restatement Effective Date (i) to provide ongoing working capital and (ii) for other general corporate purposes of the Parent Borrower and its Subsidiaries (including Restricted Payments and Investments permitted hereunder and any other transactions not prohibited by this Agreement).

Section 6.12. Covenant To Guarantee Obligations And Give Security.

(a) Upon (w) the formation or acquisition of any new direct or indirect Restricted Subsidiary (other than an Unrestricted Subsidiary or an Excluded Subsidiary) by the Parent Borrower or a Subsidiary Guarantor, (x) the designation in accordance with Section 6.15 of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (y) any Restricted Subsidiary that is not a Guarantor guaranteeing any Specified Junior Financing Obligations or (z) any Restricted Subsidiary (other than an Excluded Subsidiary) formerly designated as an Immaterial Subsidiary that is no longer designated as such, the Parent Borrower shall, in each case at the Parent Borrower’s expense:

(i) as soon as reasonably practicable and in any case on or prior to thirty (30) days after such formation, acquisition, designation or Guarantee (or such longer period as the Administrative Agent may agree in its reasonable discretion):

(A) cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, Guaranteeing the Obligations of all Borrowers, subject to any limitations required by local Law;

(B) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to furnish to the Administrative Agent a description of any Material Real Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(C) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to duly execute and deliver to the Administrative Agent, other than with respect to Excluded Assets, (i) Security Agreement Supplements, Intellectual Property Security Agreements and other Collateral Documents (other than Mortgages), as specified by the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect (or otherwise agreed) on the Original Closing Date and, during an ABL Trigger Period, the ABL Intercreditor Agreement), and (ii) Mortgages with respect to Material Real Property in accordance with Section 6.12(b), in each case granting a Lien in substantially all personal property of such Restricted Subsidiary and all Material Real Property, securing the Obligations of such Restricted Subsidiary under its Guaranty;

(D) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to deliver, other than with respect to Excluded Assets, any and all certificates representing Equity Interests directly owned by such Restricted Subsidiary or, if applicable in the case of Equity Interests of Foreign Subsidiaries and, to the extent required by the Security Agreement, cause the legal representative(s) of such Restricted Subsidiary to register the transfer of the Equity Interests in the relevant share registers of such Restricted Subsidiary, in each applicable case accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, to the extent required by the Security Agreement, instruments, if any, evidencing the intercompany debt held by such Restricted Subsidiary, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer;

(E) take and cause such Restricted Subsidiary to take whatever reasonable action (including the filing of Uniform Commercial Code financing statements (or comparable documents or instruments under other applicable Law), and delivery of certificates evidencing stock and membership interests) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 6.12; and

(ii) if requested, as soon as reasonably practicable and in any case on or prior to thirty (30) days after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of customary legal opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties (or, where customary in the applicable jurisdiction, the Administrative Agent) reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request,

(b) Upon the acquisition of any Material Real Property by any Borrower or Subsidiary Guarantor, or if otherwise required by Section 6.12(a)(i), if such Material Real Property shall not already be subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the relevant Borrower or Subsidiary Guarantor, as the case may be, shall give notice thereof to the Administrative Agent and shall, if requested by the Administrative Agent or the Required Lenders, cause such Material Real Property (other than Excluded Assets) to be subjected to a Lien securing such Borrower’s and Subsidiary Guarantor’s Obligations and will take, or cause the relevant Borrower and Subsidiary Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien in accordance with the Mortgage Requirement within ninety (90) days after such request (or such longer period as the Administrative Agent may agree in its reasonable discretion).

(c) Concurrently with the delivery of each Compliance Certificate pursuant to Section 6.02(b) in respect of financial statements delivered pursuant to Section 6.01(a) execute and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all Patents (as defined in the Security Agreement) and Trademarks (as defined in the Security Agreement) registered or pending with the United States Patent and Trademark Office and registered or pending Copyrights (as defined in the Security Agreement) with the United States Copyright Office constituting After Acquired Intellectual Property (as defined in the Security Agreement) that is Material Intellectual Property owned by it or any Guarantor as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such After Acquired Intellectual Property that is Material Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it or such Guarantor. In each case, the Parent Borrower will, and will cause each Subsidiary Guarantor to, promptly cooperate as necessary to enable the Administrative Agent to make any necessary recordations with the US Copyright Office or the US Patent and Trademark Office, as appropriate, with respect to such Material Intellectual Property.

(d) Notwithstanding the foregoing provisions of this Section 6.12 and the provisions of any Loan Document, (i) the Administrative Agent shall not take, and the Borrowers and Subsidiary Guarantors shall not be required to grant, a security interest in any Excluded Assets, (ii) the Administrative Agent shall not take a security interest in any assets, including without limitation, Material Real Property, as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost, burden or consequences of obtaining such Lien (including any mortgage, stamp, intangibles or other similar Tax, title insurance or similar items) is excessive in relation to the benefit to the Secured Parties of the security afforded thereby, (iii) Liens required to be granted pursuant to this Section 6.12, and actions required to be taken, including to perfect such Liens, shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Original Closing Date and, during an ABL Trigger Period, the ABL Intercreditor Agreement, and (iv) the Restricted Subsidiaries will not be required to provide any Guaranty or grant a security interest in their property, to the extent any material and adverse tax consequence would reasonably be expected to result from the provision of such Guaranty or the grant of such security interest.

(e) The Parent Borrower agrees to notify the Administrative Agent in writing promptly, but in any event within 60 days, after any change in (i) the legal name of any Grantor (as defined in the Security Agreement), (ii) the identity or type of organization or corporate structure of such Grantor or (iii) the jurisdiction of organization of such Grantor.

Section 6.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14. Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time for the purposes of perfecting the rights of the Administrative Agent for the benefit of the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Parent Borrower or any other Loan Party which is required to be part of the Collateral to the extent required by Section 6.12), in each case subject to the limitations and exceptions set forth in Section 6.12 and in the Collateral Documents.

Section 6.15. Designation of Subsidiaries. The board of directors of the Parent Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Parent Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 7.10 (whether or not such covenant is then in effect) (and, as a condition precedent to the effectiveness of any such designation, the Parent Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (c) notwithstanding anything else in this Section 6.15 to the contrary, any

Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary and (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of such Person’s (as applicable) investment therein and the Investment resulting from such designation must otherwise be in compliance with Section 7.02. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. As of the date hereof, any Unrestricted Subsidiaries of the Parent Borrower are set forth in the Confidential Disclosure Letter.

Section 6.16. Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities by each of S&P and Moody’s.

Section 6.17. Post Closing Matters. Execute and deliver the documents and complete the tasks set forth in the Confidential Disclosure Letter, in each case within the time limits specified on such schedule (unless the Administrative Agent, in its discretion, shall have agreed to any particular longer period).

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Parent Borrower shall not, nor shall the Parent Borrower permit any of the Restricted Subsidiaries to, directly and indirectly, and Holdings shall not (with respect to Section 7.14 only):

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document and (ii) Liens on cash or deposits granted in favor of the Swing Line Lender or the L/C Issuer to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.03(a)(ii)(E) and 2.04(b), and 2.16(a)(ii), respectively;

(b) Liens (i) existing on the Restatement Effective Date and listed in the Confidential Disclosure Letter and any modifications, replacements, renewals or extensions thereof and (ii) on vehicles securing Replacement Leases; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges not yet due and payable (i) which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) statutory Liens and any Liens (in each case other than Liens on the ABL Priority Collateral securing the ABL Obligations) arising by operation of law in each case of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Parent Borrower or any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Parent Borrower or any of the Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e).

(f) (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(f);

(g) matters of record affecting title to any owned or leased real property and survey exceptions, encroachments, protrusions, recorded and unrecorded servitudes, easements, restrictions, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines, variations in area or measurement, rights of parties in possession under written leases or occupancy agreements, and other title defects and non-monetary encumbrances affecting real property, and zoning, building or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case that were not incurred in the connection with Indebtedness and which could not, individually or in the aggregate, materially and adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(f)(i); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens (except in the case of any Permitted Refinancing) and (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Parent Borrower or any other Loan Party or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case under this clause (i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition, and (ii) earnest money deposits of cash or Cash Equivalents made by the Parent Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Liens on property of any Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary permitted under Section 7.03;

(o) (i) Liens in favor of the Parent Borrower or a Restricted Subsidiary that is a Loan Party securing Indebtedness permitted under Section 7.03(e) and (ii) Liens in favor of a Restricted Subsidiary that is not a Loan Party granted by another Restricted Subsidiary that is not a Loan Party, provided that any such Lien on Collateral shall be expressly junior in priority to the Liens on such Collateral granted to the Administrative Agent for the benefit of the Secured Parties under the Loan Documents and all documentation with respect to such lien priority shall be in the form and substance reasonably satisfactory to the Administrative Agent;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Original Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 7.03, and (iv) in the case of Liens securing Indebtedness for borrowed money, such Indebtedness secured thereby does not exceed $15,000,000 at any one time outstanding;

(q) Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable Law) regarding leases entered into by the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(s) Any interest and title of a lessor, sublessor, licensor or sublicensor under any lease, sublease or license agreement entered into in the ordinary course of business;

(t) To the extent constituting Liens, Dispositions expressly permitted under Section 7.05 (other than Section 7.05(e));

(u) Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $25,000,000;

(v) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(z) Liens securing Indebtedness permitted under Section 7.03(f)(ii); provided that such Liens do not at any time encumber any property other than the property subject to such Permitted Vehicle Lease Indebtedness or Permitted Refinancing thereof, provided that individual leases and financings of vehicles provided by one lender or lessor may be cross collateralized to other financings of equipment provided by such lender or lessor;

(aa) Liens securing Indebtedness permitted under Sections 7.03(y) and (bb); provided that (i) (A) the obligations in respect such Indebtedness shall not be secured by any Lien on any asset of Holdings or any Restricted Subsidiary other than any asset constituting Collateral, (B) the security agreements relating to such Indebtedness shall be substantially the same as or more favorable than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) or otherwise more favorable to the Loan Parties, and (C) such Indebtedness and the trustee and/or collateral agent under the indentures governing such Indebtedness shall be subject to the First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement, as applicable; provided that if such Indebtedness is issued pursuant to an indenture that has not previously been made subject thereto, then Holdings, the Parent Borrower, the other Loan Parties, the Administrative Agent, the trustee and/or collateral agent for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable, and (ii) during an ABL Trigger Period, (A) with respect to such Indebtedness secured by the Collateral on a pari passu basis with the Obligations, pursuant to the ABL Intercreditor Agreement, Liens on the ABL Priority Collateral securing obligations in respect of such Indebtedness shall be subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations to the same extent as the Obligations and (B) with respect to such Indebtedness secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, Liens on the ABL Priority Collateral securing obligations in respect of such Indebtedness shall be subordinated to the liens on the ABL Priority Collateral securing the ABL Obligations, the Obligations, any Permitted First Priority Refinancing Debt and any other Indebtedness secured by the Collateral on a pari passu basis with the Obligations;

(bb) Liens on the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt and Permitted Junior Priority Refinancing Debt; provided that during an ABL Trigger Period, (i) pursuant to the ABL Intercreditor Agreement, with respect to Permitted First Priority Refinancing Debt, Liens on the ABL Priority Collateral securing obligations in respect of such Permitted First Priority Refinancing Debt shall be subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations to the same extent as the Obligations and (ii) pursuant to the Second Lien Intercreditor Agreement, with respect to Permitted Junior Priority Refinancing Debt, Liens on the Collateral securing obligations in respect of such Permitted Junior Priority Refinancing Debt shall be subordinated to the Liens on the Collateral securing the ABL Obligations, the Obligations, any Permitted First Priority Refinancing Debt and any other Indebtedness secured by the Collateral on a pari passu basis with the Obligations; and

(cc) Liens on the Collateral securing ABL Obligations incurred pursuant to Section 7.03(aa); provided that (i) in the case of any such Liens on Term Priority Collateral, pursuant to the ABL Intercreditor

Agreement, such Liens shall be junior in priority to the Liens that secure the Obligations, the Permitted First Priority Refinancing Debt and any other Indebtedness secured by the Collateral on a pari passu basis with the Obligations, and (ii) in the case of any Liens on ABL Priority Collateral and, in each case, subject to and in accordance with the ABL Intercreditor Agreement, such Liens may be senior in priority to the Liens that secure the Obligations, the Permitted First Priority Refinancing Debt, the Permitted Junior Priority Refinancing Debt and any other Indebtedness secured by the Collateral on a pari passu or second priority basis with the Obligations.

Section 7.02. Investments. Make or hold any Investments, except:

(a) Investments by the Parent Borrower or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, members of management, and employees of Holdings or any direct or indirect parent thereof, the Parent Borrower or any Restricted Subsidiary (i) in an aggregate amount not to exceed $1,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes, or (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof in an aggregate amount not to exceed $5,000,000 at any time outstanding (in each of clauses (i) and (ii), determined without regard to any write-downs or write-offs of such loans or advances);

(c) Investments (i) by any Loan Party in any other Loan Party (other than Holdings), (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party (other than Holdings) or in any other Restricted Subsidiary that is also not a Loan Party, (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate amount, together with Investments pursuant to Section 7.02(i)(A)(2)(x), not to exceed 5% of Total Assets as of the end of the Test Period last ended (in the case of clause (iii), determined without regard to any write-downs or write-offs of such Investments), and (iv) by any Borrower Party in any Subsidiary of the type described in clause (d) of the definition of Excluded Subsidiary to the extent consisting of contributions or other Dispositions of Equity Interests in other Subsidiaries of the type described in clause (d) of the definition of Excluded Subsidiary to such Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments and repurchases of Indebtedness expressly permitted by Section 7.01, Section 7.03 (other than Sections 7.03(d) and (e)), Section 7.04 (other than Section 7.04(c)), Section 7.05 (other than Sections 7.05(d)(ii) and (e)), Section 7.06 (other than Section 7.06(e)(v)), Section 7.13 and Section 10.07(k), respectively;

(f) Investments existing or contemplated on the Restatement Effective Date or as set forth in the Confidential Disclosure Letter and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted by Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the assets or business of, any Person, or of assets constituting a business unit, a line of business or division of, any Person, or of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Parent Borrower or one or more of its Restricted Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition made pursuant to this Section 7.02(i) (each of the foregoing, a “Permitted Acquisition”):

(A) (1) each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.12 to the extent required thereby, and (2) the aggregate amount of cash provided by Loan Parties to make any such purchase or acquisition of assets that are not purchased or acquired (or do not become owned) by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such purchase or acquisition shall not exceed, together with Investments pursuant to Section 7.02(c)(iii), the sum of (x) 5% of Total Assets as of the end of the Test Period last ended and (y) amounts otherwise available pursuant to Section 7.02(n);

(B) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (2) immediately after giving effect to such purchase or other acquisition, the Borrower Parties shall be in Pro Forma Compliance with the covenant set forth in Section 7.10 (whether or not such covenant is then in effect), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or Section 6.01(b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer or Treasurer (or other equivalent officer) of the Parent Borrower demonstrating such compliance calculation in reasonable detail; and

(C) the Parent Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

(j) Investments in connection with the Merger;

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(l) Investments (including debt obligations and Equity Interests) received in connection with (x) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (y) the non-cash proceeds of any Disposition permitted by Section 7.05;

(m) loans and advances to Holdings or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Holdings or any direct or indirect parent thereof in accordance with Section 7.06; provided that any Investment made under this Section 7.02(m) shall reduce dollar for dollar capacity to make Restricted Payments under Section 7.06;

(n) Investments that do not exceed the sum of (x) $60,000,000 at any time outstanding, plus (y) the Cumulative Amount at the time of such Investment;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Guarantees by the Parent Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q) Investments to the extent the consideration paid therefor consists solely of Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent thereof;

(r) Investments consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of the Parent Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted by Section 7.06;

(s) Investments held by a Person that becomes a Restricted Subsidiary (or is merged, amalgamated or consolidated with or into the Parent Borrower or a Restricted Subsidiary) pursuant to this Section 7.02 (and, if applicable, Section 7.04) after the Original Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;

(t) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, franchisees, franchisors, licensors and licensees in the ordinary course of business;

(u) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Restricted Subsidiary from an Investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 7.02;

(v) Investments in Campbell and its subsidiaries in connection with the acquisition of Campbell by the Parent Borrower;

(w) Investments in Ingenix Pharmaceutical Services, Inc. and its subsidiaries in connection with the acquisition of Ingenix Pharmaceutical Services, Inc. and certain related assets by the Parent Borrower; and

(x) Investments in PharmaNet and its subsidiaries in connection with the acquisition of PharmaNet by the Parent Borrower.

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) The Senior Notes (including any guarantees thereof) issued on the Original Closing Date in an aggregate principal amount of $275,000,000, the exchange notes and related exchange guarantees to be issued in exchange for such Senior Notes pursuant to the registration rights agreement entered into in connection with the issuance of such Senior Notes, and any Permitted Refinancing of the foregoing;

(b) Indebtedness of the Loan Parties under the Loan Documents;

(c) Indebtedness (i) outstanding on the Restatement Effective Date and listed in the Confidential Disclosure Letter and any Permitted Refinancing thereof and (ii) with respect to Replacement Leases and any Permitted Refinancing thereof;

(d) Guarantees by the Parent Borrower or any Restricted Subsidiary in respect of Indebtedness of the Parent Borrower or such Restricted Subsidiary otherwise permitted hereunder and to the extent permitted by Section 7.02; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Specified Junior Financing Obligation shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the applicable Guaranty to the extent required by Section 6.12 and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

(e) Indebtedness of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary to the extent such Investment is permitted by Section 7.02; provided that all such Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party;

(f) (i) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000 and (ii) Permitted Vehicle Lease Indebtedness and any Permitted Refinancing thereof;

(g) Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $20,000,000;

(h) Indebtedness in respect of Swap Contracts not incurred for speculative purposes;

(i) Indebtedness (other than for borrowed money) subject to Liens permitted under Section 7.01;

(j) (i) Indebtedness (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) owed to the seller of any property acquired in a Permitted Acquisition; provided that any Indebtedness under the clause (i)(B) shall (x) be unsecured on a subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, (y) is not scheduled to mature prior to the date that is ninety-one (91) days after the Latest Maturity Date, (z) has no scheduled amortization or payments of principal (other than customary offers to purchase) prior to the Latest Maturity Date, provided further that both immediately prior and after giving effect to any Indebtedness incurred pursuant to clause (A) or (B) (x) no Event of Default shall exist or result therefrom, and (y) the Borrower Parties shall be in Pro Forma Compliance with the covenant set forth in Section 7.10 (whether or not such covenant is then in effect) and a Total Leverage Ratio of not greater than 6.00 to 1.0 as of the end of the Test Period last ended, after giving effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness, and (ii) any Permitted Refinancing thereof;

(k) Indebtedness representing deferred compensation to employees of the Parent Borrower or any Restricted Subsidiary;

(l) Indebtedness incurred in a Permitted Acquisition or Disposition under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(m) Indebtedness consisting of obligations of the Parent Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions;

(n) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(o) Indebtedness in an aggregate principal amount not to exceed $45,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (o) in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed $30,000,000 at any one time outstanding;

(p) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(r) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees provided by the Parent Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(s) (i) Permitted Unsecured Indebtedness to the extent the Net Cash Proceeds of such Permitted Unsecured Indebtedness are utilized within one hundred and twenty (120) days of the incurrence thereof to finance a Permitted Acquisition (or if not so utilized within such time period, solely to the extent the Net Cash Proceeds of such Permitted Unsecured Indebtedness are applied to prepay Term Loans pursuant to Section 2.05(b)(iv)), so long as (x) the Borrower Parties shall be in Pro Forma Compliance with the covenant set forth in Section 7.10 (whether or not such covenant is then in effect) and a Total Leverage Ratio of not greater than 6.00 to 1.0 as of the end of the Test Period then last ended, after giving effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness and (y) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) any Permitted Refinancing thereof;

(t) Indebtedness in respect of (x) any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or (y) any letters of credit issued in favor of the L/C Issuer or the Swing Line Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.03(a)(ii)(E) or 2.04(b), respectively;

(u) Indebtedness to current or former officers, directors, managers, consultants and employees, their Controlled Investment Affiliates or Immediate Family Members to finance the purchase or redemption of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower (or any direct or indirect parent thereof) permitted by Section 7.06;

(v) (i) Permitted Subordinated Indebtedness to finance any prepayments of Indebtedness under the Loan Documents pursuant to Section 2.05(b)(iv) or 10.07(k) and (ii) any Permitted Refinancing thereof;

(w) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w);

(y) (A) Indebtedness of the Parent Borrower in respect of one or more series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu or junior basis with the Obligations, that are issued or made in lieu of New Revolving Credit Commitments and/or New Term Commitments pursuant to an indenture or a note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof (the “Additional Notes”); provided that (i) such Additional Notes are not scheduled to mature prior to the date that is ninety-one (91) days after the Latest Maturity

Date, (ii) the aggregate principal amount of all Additional Notes issued pursuant to this paragraph (y) shall not, together with any New Revolving Credit Commitments and/or New Term Commitments after the Restatement Effective Date, exceed $300,000,000, (iii) such Additional Notes shall not be subject to any Guarantee by any Person other than a Loan Party, (iv) at the time of such incurrence and immediately after giving effect thereto, (x) the Parent Borrower shall be in compliance with the covenant set forth in Section 7.10 (whether or not such covenant is then in effect) on a Pro Forma Basis as of the end of the most recent Test Period, and (y) the Senior Secured Leverage Ratio shall be no greater than 3.50 to 1.0 as of the end of the Test Period most recently ended, in each case, giving Pro Forma Effect to such Additional Notes, (v) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (vi) shall be entered into on terms and conditions, including covenants, defaults and remedy provisions, not more restrictive in any material respect to the Parent Borrower and its Restricted Subsidiaries than this Agreement, and (vii) the documentation with respect to any Additional Notes contains no mandatory prepayment, repurchase or redemption provisions except with respect to change of control and asset sale offers that are customary for high yield notes of such type; and (B) any Permitted Refinancing thereof;

(z) Credit Agreement Refinancing Indebtedness;

(aa) the incurrence by the Parent Borrower of Indebtedness under the ABL Loan Documents in an aggregate principal amount at any time outstanding not exceeding $150,000,000; provided that (i) such Indebtedness is designated by the Parent Borrower as an “ABL Obligation” for purposes of the Loan Documents and the ABL Loan Documents pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent on or prior to the date of incurrence of such Indebtedness, (ii) (A) if the ABL Intercreditor Agreement is not then in effect, the Administrative Agent shall have received a copy of the ABL Intercreditor Agreement duly executed by the ABL Representative with respect to such Indebtedness, the Parent Borrower and each Guarantor and (B) if the ABL Intercreditor Agreement is then in effect, the ABL Representative with respect to such Indebtedness shall have duly executed and delivered to the Administrative Agent a joinder agreement in the form attached as an exhibit to the ABL Intercreditor Agreement, and (iii) the Revolving Commitments shall be permanently reduced on the date of the incurrence of such Indebtedness on a dollar-for-dollar basis by the amount of the commitments under such ABL Loan Documents and the Parent Borrower shall immediately comply with Section 2.05(b)(iii); and

(bb) (A) Senior Secured Notes; provided that the Parent Borrower shall apply the Net Cash Proceeds thereof, together with the Net Cash Proceeds of the ARCA Amendment No.2 Equity Contribution, (i) to prepay Term Loans in an aggregate principal amount equal to $490.0 million, plus accrued and unpaid interest on such Term Loans to be prepaid, and (ii) to prepay to Revolving Credit Loans, without any reduction of Revolving Credit Commitments, including payment of all accrued but unpaid interest on such Revolving Credit Loans to be prepaid, in an aggregate amount equal to $97.5 million (or, if the aggregate Outstanding Amount of Revolving Credit Loans and all accrued but unpaid interest thereon is less than $97.5 million, such lesser aggregate amount), in each case in accordance with Section 2.05(b)(ix); and (B) any Permitted Refinancing thereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness shall in each case not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that:

(a) any Restricted Subsidiary may merge with or liquidate into (i) the Parent Borrower (including a merger, the purpose of which is to reorganize the Parent Borrower into a new jurisdiction so long as the Parent Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia (the “Jurisdictional Requirements”)); provided that the Parent Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Parent Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative

Agent, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (A) a Loan Party (other than Holdings) shall be the continuing or surviving Person; provided, that with respect to any such mergers involving a Co-Borrower, the surviving entity of such mergers shall be a Co-Borrower or a Guarantor , or (B) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than the Parent Borrower) may liquidate or dissolve or change its legal form if the Parent Borrower determines in good faith that such action is in the best interests of the Parent Borrower;

(c) the Parent Borrower or any Restricted Subsidiary may merge with any other Person in order to (i) effect an Investment permitted pursuant to Section 7.02 (provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 and (B) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02) or (ii) to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.15; provided that if the Parent Borrower is a party to any transaction effected pursuant to this Section 7.04(c), (A) the Parent Borrower shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Parent Borrower in a manner reasonably acceptable to the Administrative Agent, (B) the Jurisdictional Requirements shall be satisfied, and (C) no Event of Default shall have occurred and be continuing or would result therefrom;

(d) the Parent Borrower and its Restricted Subsidiaries may consummate the Merger and the transactions contemplated thereby; and

(e) so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided that if the Parent Borrower is a party to any transaction effected pursuant to this Section 7.04(e), (i) the Parent Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Parent Borrower in a manner reasonably acceptable to the Administrative Agent and (ii) the Jurisdictional Requirements shall be satisfied.

Section 7.05. Dispositions. Make any Disposition except:

(a) Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parent Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary (including any such Disposition effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a Guarantor or the Parent Borrower then (i) the transferee thereof must either be the Parent Borrower or a Guarantor (other than Holdings) or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(e)), Section 7.04 (other than Section 7.04(e)) and Section 7.06 (other than Section 7.06(d))) and Liens permitted by Section 7.01;

(f) Dispositions by the Parent Borrower or any Restricted Subsidiary of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $10,000,000 from and after the Restatement Effective Date and (ii) the purchase price for such property shall be paid to the Parent Borrower or such Restricted Subsidiary for not less than 75% cash consideration;

(g) Dispositions of Cash Equivalents;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and the Restricted Subsidiaries;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) Dispositions of property by the Parent Borrower or any Restricted Subsidiary; provided that (i) at the time of such Disposition, (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist, (ii) with respect to any Disposition pursuant to this Section 7.05(k) for a purchase price in excess of the greater of (x) $10,000,000 and (y) 0.67% of Total Assets as of the end of the Test Period last ended, the Parent Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received other than Liens permitted by Section 7.01) (it being understood that for the purposes of this clause (k)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition, and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $15,000,000 and 1.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and (iii) the Consolidated EBITDA of the Parent Borrower generated by, or associated with all such property Disposed of pursuant to this Section 7.05(k) in any fiscal year of the Parent Borrower shall not exceed 10% of Consolidated EBITDA of the Parent Borrower for the most recently ended four fiscal quarter period of the Parent Borrower prior to the date of such Disposition; provided that, to the extent that the Consolidated EBITDA of the Parent Borrower generated by, or associated with all such property Disposed of pursuant to this Section 7.05(k) by the Parent Borrower and it Restricted Subsidiaries exceeds 15% of Closing Consolidated EBITDA, the Net Cash Proceeds received by the Parent Borrower or a Restricted Subsidiary from all Dispositions made pursuant to this Section 7.05(k) shall be applied in accordance with Section 2.05(b)(ii) (without giving effect to the reinvestment periods set forth therein);

(l) Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties forth in, joint venture arrangements and similar binding arrangements in effect on the Restatement Effective Date;

(m) Dispositions in the ordinary course of business consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the Parent Borrower or any Restricted Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business (it being understood and agreed that no Material Intellectual Property may be Disposed of in reliance on this clause (m)); and

(n) Dispositions set forth on Schedule 7.05(n) to the Confidential Disclosure Letter.

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(d), Section 7.05(e), 7.05(h), 7.05(j) and Section 7.05(m)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is hereby authorized by the Lenders to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except (subject to the proviso in Section 7.02(m)):

(a) each Restricted Subsidiary may make Restricted Payments to the Parent Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary with respect to any class or type of Equity Interests, to (i) the Parent Borrower or such Restricted Subsidiary and (ii) to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of such class or type of Equity Interests);

(b) the Parent Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) the Parent Borrower and the Restricted Subsidiaries may make Restricted Payments necessary to consummate the Merger and the other Transactions;

(d) to the extent constituting Restricted Payments, transactions expressly permitted by Section 7.02 (other than Section 7.02(e), (m) and (r)), Section 7.04, or Section 7.05 (other than Section 7.05(e));

(e) the Parent Borrower and the Restricted Subsidiaries may make Restricted Payments to Holdings:

(i) the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) the Tax liability for each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns filed by or on behalf of Holdings or any direct or indirect parent thereof; provided that such proceeds are limited to the Tax liability attributable to the income of the Parent Borrower and/or those Subsidiaries or the Equity Interests of the Parent Borrower held by Holdings, if any, that are part of the applicable tax group; and provided, further, that any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the Parent Borrower or its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $3,000,000 (or $4,000,000 following a Qualifying IPO) in any fiscal year of the Parent Borrower plus any reasonable and customary indemnification claims made by directors or officers of Holdings or any direct or indirect parent thereof attributable to the ownership or operations of Holdings, the Parent Borrower and the Restricted Subsidiaries;

(iii) the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of Holdings or any direct or indirect parent thereof;

(iv) the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings or any direct or indirect parent thereof held by any future, present or former employee, director, officer, member of management or consultant of Holdings or any direct or indirect parent thereof, or any of its Subsidiaries (or any Controlled Investment Affiliate or Immediate Family Member thereof); provided that the aggregate amount of Restricted Payments made under this clause (e)(iv) does not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to the two (2) immediately succeeding calendar years, subject to a maximum of $10,000,000 in any calendar year); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings to employees, directors, officers, members of management or consultants of Holdings or any direct or indirect parent thereof or of its Subsidiaries that occurs after the Original Closing Date to the extent such proceeds constitute Eligible Equity Proceeds plus (B) the amount of any cash bonuses otherwise payable to employees, directors, officers, members of management or consultants of Holdings or any direct or indirect parent thereof or any of its Subsidiaries (or any Controlled Investment Affiliate or Immediate Family Member thereof) in connection with the Transactions that are foregone in return for the receipt of Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent thereof pursuant to a deferred compensation plan of such Person plus (C) the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent thereof (to the extent such proceeds are contributed to the Parent Borrower), the Parent Borrower or any Restricted Subsidiary after the Original Closing Date (provided that the Parent Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (e)(iv);

(v) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment and (B) Holdings or the applicable parent company thereof shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Parent Borrower or a Loan Party other than Holdings (or a Person that will become a Loan Party (other than Holdings) upon receipt of such contribution) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Parent Borrower or a Loan Party (other than Holdings) in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.12;

(vi) the proceeds of which shall be used by Holdings to make (or to make a payment to any direct or indirect parent of Holdings to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any direct or indirect parent thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Parent Borrower (or any authorized committee thereof));

(vii) the proceeds of which shall be used by Holdings or any direct or indirect parent thereof to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering not prohibited by this Agreement (in the case of any such parent or indirect parent, only to the extent such parent or indirect parent does not hold material assets other than those relating to the Parent Borrower and its Subsidiaries or their respective businesses);

(viii) the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent thereof to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the Parent Borrower and the Restricted Subsidiaries; and

(ix) the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) amounts of the type described in Sections 7.08(g) or 7.08(i), in each case to the extent the applicable payment would be permitted under the applicable clause in Section 7.08 if such payment were to be made by a Borrower Party and in lieu of such payment being made under such applicable clauses of Section 7.08;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount that does not exceed the sum of (i) $15,000,000 (reduced on a dollar for dollar basis by any use of this Section 7.06(f)(i) reallocated to prepayments of Junior Financings pursuant to Section 7.13(i)) and (ii) the Cumulative Amount as in effect immediately prior to the time of making of such Restricted Payment; provided that, in the case of any Restricted Payment under this clause (f) made with the Cumulative Amount, the Borrower Parties shall be in Pro Forma Compliance with the covenant set forth in Section 7.10 (whether or not such covenant is then in effect) and a Total Leverage Ratio of not greater than 4.75 to 1.0 as of the end of the Test Period then last ended, in each case, after giving effect to such Restricted Payment, and the use of proceeds thereof;

(g) repurchases of Equity Interests in Holdings (or any direct or indirect parent company), the Parent Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(h) payments made or expected to be made by the Parent Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(i) (i) Vesting Payments in an aggregate amount not to exceed $25,000,000 and (ii) payment to holders of Equity Interests of the Parent Borrower (immediately prior to giving effect to the Transactions) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions; and

(j) cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities, convertible or exchangeable for Equity Interests of Parent Borrower or any direct or indirect parent company of Parent Borrower.

Section 7.07. Change In Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 7.08. Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, other than (a) transactions among the Borrower Parties or any Person that becomes a Restricted Subsidiary as a result of such transaction, (b) on fair and reasonable terms substantially as favorable to the Parent Borrower or such Restricted Subsidiary as would be obtainable by the Parent Borrower or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions, including the payment of fees and expenses in connection with the consummation of the Transactions, (d) transactions (including Investments and Restricted Payments) by the Parent Borrower and the Subsidiaries to the extent not prohibited by this Agreement including this Article 7, (e) entering into employment and severance arrangements between Holdings or any direct or indirect parent thereof, the Parent Borrower and the Restricted Subsidiaries and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (f) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of Holdings or any direct or indirect parent thereof, the Parent Borrower and the Restricted Subsidiaries, to the extent attributable to the ownership or operations of the Parent Borrower and the Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person, (g) the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to, the permitted agreements in existence on the Original Closing Date and set forth in the Confidential Disclosure Letter or any amendment thereto to the extent such an amendment is not materially disadvantageous to the Lenders, (h) the issuance of Equity Interests to any officer, director, employee or consultant of the Parent Borrower or any of its Subsidiaries or any direct or indirect parent of the Parent Borrower in connection with the Transactions, (i) the payment of (A)(1) so long as no Event of Default under Section 8.01(a) or (f) shall have occurred and is continuing or shall result therefrom, management, consulting, monitoring, advisory fees and other fees (including termination fees to the extent funded with proceeds from a Permitted Equity Issuance) pursuant to the Management Agreements (plus any unpaid management, consulting, monitoring, advisory and other fees accrued in any prior year) and (2) indemnities and expenses to the Sponsors pursuant to the Management Agreements pursuant to the Management Agreements, and (B) customary compensation to the Equity Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees (including in connection with acquisitions and Dispositions which are not set forth in the Management Agreement), in each case under this clause (B) approved by a majority of the disinterested members of the board of directors of the Parent Borrower, in good faith, (j) employment and severance arrangements between the Company Parties and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (k) investments by the Investors and Permitted Holders in securities of the Parent Borrower or any of its Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 15% of the proposed or outstanding issue amount of such class of securities, (l) payments required by securities held by the Investors and Permitted Holders to the extent such securities were acquired as contemplated by clause (k) above or were acquired from third parties, and (m) payments to or from, and transactions with, Joint Ventures in the ordinary course of business.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document, Credit Agreement Refinancing Indebtedness (if any), the ABL Loan Documents (if any), the Senior Notes Indenture, the Senior Secured Notes Indenture, the PharmaNet Notes Indenture or customary terms in any documentation providing for any Permitted Refinancing thereof, so long as the restrictions in any such Permitted Refinancing, taken as a whole, in the good faith judgment of the Parent Borrower, are no more disadvantageous to the Lenders than the restrictions set forth in the Senior Notes Indenture) that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to the Parent Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Parent Borrower or any Subsidiary Guarantor, or (b) the Parent Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (A) exist on the Restatement Effective Date and (to the extent not otherwise permitted by this Section 7.09) are listed in the Confidential Disclosure Letter and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clauses (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or secured by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) or that expressly permits Liens for the benefit of the Agents and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(f) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (x) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (xi) arise in connection with cash or other deposits permitted under Section 7.01 or are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) [Reserved], (xiii) are restrictions in any one or more agreements governing Indebtedness entered into after the Restatement Effective Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Parent Borrower, (A) no more restrictive in any material respect with respect to the Parent Borrower or any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Restatement Effective Date pursuant to agreements and instruments in effect on the Original Closing Date or, if applicable, on the date on which such Restricted Subsidiary became a Restricted Subsidiary pursuant to agreements and instruments in effect on such date, or (B) no more disadvantageous to the Lenders than the Senior Notes Indenture.

Section 7.10. Financial Covenant. With respect to each fiscal quarter of the Parent Borrowing ending on or after June 30, 2013, so long as the aggregate principal amount of Revolving Credit Loans, Swing Line Loans and Letters of Credit (not including Letters of Credit which have been cash collateralized by the Parent Borrower to at least 105% of their maximum stated amount) outstanding as of the end of any fiscal quarter of the Parent Borrower exceeds 25% of the Revolving Credit Commitments, permit the Senior Secured Leverage Ratio as of the end of such fiscal quarter of the Parent Borrower to be greater than 5.75 to 1.00. The provisions of this Section 7.10 are for the benefit of the Revolving Credit Lenders only and the Required Revolving Lenders may amend, waive or otherwise modify this Section 7.10 or the defined terms used solely for purposes of this Section 7.10 or waive any Default resulting from a breach of this Section 7.10 without the consent of any Lenders other than the Required Revolving Lenders.

Section 7.11. Amendments of Certain Documents. Amend or otherwise modify (a) any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders, or (b) any term or condition of any Junior Financing Documentation in any manner materially adverse to the interests of the Administrative Agent or the Lenders.

Section 7.12. Accounting Changes. Make any change in fiscal year of the Parent Borrower.

Section 7.13. Prepayments, Etc. of Indebtedness. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Junior Financing or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, for an aggregate purchase price, or in an aggregate prepayment amount, not to exceed $25,000,000, plus (A) unused amounts available to make Restricted Payments under Section 7.06(f)(i) and (B) an amount equal to the Cumulative Amount as in effect immediately prior to the time of making such purchase or prepayment; provided that, in the case of any prepayment, redemption, purchase, defeasement or other satisfaction of any Junior Financing under this Section 7.13 made with the Cumulative Amount, the Borrower Parties shall be in Pro Forma Compliance with the covenant set forth in Section 7.10 (whether or not such covenant is then in effect) and a Total Leverage Ratio of not greater than 4.75 to 1.0 as of the end of the Test Period then last ended, in each case, after giving effect to such payment, prepayment, redemption, purchase, defeasance or satisfaction, (ii) a Permitted Refinancing thereof (including through exchange offers and similar transactions), (iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests),

(iv) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof and (v) prepayments, redemptions, purchases, defeasance or other satisfaction of the Permitted Rollover Notes.

Section 7.14. Limitations on Holdings. Holdings shall not (a) create, incur, assume or suffer to exist any Liens on any Equity Interests of the Parent Borrower (other than Liens permitted by Section 7.01(a)(i) and nonconsensual Liens to the extent permitted under Section 7.01), or (b) conduct or engage in any operations or business other than (i) those incidental to its ownership of the Equity Interests of the Parent Borrower, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Management Agreements, the Merger Agreement and the other agreements contemplated by the Merger Agreement, (iv) any Qualifying IPO or any other issuance of its Equity Interests not prohibited by Article 7, (v) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under this Article 7 (vi) any public offering of its common stock or any other issuance of its Equity Interests, (vii) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries, (viii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Parent Borrower, (ix) holding any cash or property received in connection with Restricted Payments made by the Borrower Parties pursuant to Section 7.06 pending application thereof by Holdings, and (x) providing indemnification to officers and directors.

Section 7.15. Designated Senior Debt. Designate any Indebtedness (other than under this Agreement and the other Loan Documents) of the Parent Borrower or the Restricted Subsidiaries as “Designated Senior Indebtedness” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Parent Borrower or any other Loan Party fails to pay (i) when due, any amount of principal of any Loan or any L/C Borrowing, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to the Parent Borrower) or Section 6.11 or Article 7 (subject to, in the case of the covenant contained in Section 7.10, the provisions of Section 8.04); provided that any Event of Default resulting from a Loan Party’s breach of the covenant under Section 7.10 shall not constitute an Event of Default with respect to the Term Loans (unless the Revolving Credit Loans have been accelerated and the Revolving Credit Commitments have been terminated by the Revolving Credit Lenders as a result thereof (a “Revolving Credit Acceleration”); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Parent Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Holdings, any Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding or any similar steps or proceedings under Debtor Relief Laws applicable to any Loan Party or any of their Restricted Subsidiaries; or

(g) Inability To Pay Debts; Attachment. (i) Holdings, any Borrower or any Specified Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. An ERISA Event shall have occurred (or a similar event shall have occurred with respect to a Foreign Plan) that, when taken together with all other ERISA Events that have occurred (and similar events that have occurred with respect to Foreign Plans), could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments or as a result of a transaction permitted hereunder or thereunder (including under Section 7.04 or Section 7.05)), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 of the Original Credit Agreement, Section 5 of Amendment No. 2 or Sections 6.12 and 6.17 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected first priority Lien on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice to the Administrative Agent), except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code financings statements or continuation statements or other equivalent filings and except, as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such losses are covered by such title insurance policy.

Section 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, in the case of a breach of Section 7.10 prior to a Revolving Credit Acceleration, the Required Revolving Lenders and, in such case, with respect to the Revolving Credit Facility only), take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any of the Borrowers under the Bankruptcy Code of the United States or any similar Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application Of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to the Administrative Agent in its capacity as such;

Second, to the payment in full of the Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Swing Line Lender and any L/C Issuer pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of (i) that portion of the Obligations constituting unpaid principal of the Loans, (ii) the Secured Hedge Obligations and the Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Seventh, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to the Parent Borrower.

Section 8.04. Parent Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, but subject to Sections 8.04(b) and (c), for the purpose of determining whether an Event of Default has occurred under the covenant set forth in Section 7.10 as of any date, the Parent Borrower may apply the Net Cash Proceeds of a Permitted Equity Issuance (the “Cure Amount”) to increase Consolidated EBITDA for and after the final day of the applicable fiscal quarter; provided that such Net Cash Proceeds (i) are actually received by the Parent Borrower on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) are Not Otherwise Applied (including, without limitation, used to increase the Cumulative Amount) and (iii) do not exceed the maximum aggregate amount necessary to cure any Event of Default under Section 7.10 as of such date. The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter (it being understood that full Cure Amount necessary to cure the covenant under Section 7.10 shall apply to the calculation of the covenant under Section 7.10). The parties hereby acknowledge that this Section 8.04(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.10 and shall not result in any adjustment to any amounts (including the amount of Indebtedness) other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence. There shall be no pro forma reduction in Indebtedness or Consolidated Total Debt with the proceeds of a Permitted Equity Issuance for determining compliance with Section 7.10. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon receipt of the Cure Amount by the Parent Borrower, the covenant under

Section 7.10 shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the covenant under such Section 7.10 and any Default or Event of Default related to any failure to comply with the covenant under such Section 7.10 shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the Cure Expiration Date, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 8.02 (or under any other Loan Document available during the continuance of any Default or Event of Default) on the basis of any actual or purported failure to comply with the covenant under such Section 7.10 until such failure is not cured pursuant to the Notice of Intent to Cure on or prior to the Cure Expiration Date.

(b) In each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in Section 8.04(a) is made.

(c) There can be no more than four (4) fiscal quarters in which the cure set forth in Section 8.04(a) is made during the term of the Term Loans.

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Citibank, N.A., to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Parent Borrower nor any other Loan Party hereto shall have rights as a third party beneficiary of any of such provisions.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 9 and in the definition of “Related Parties” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any sub-agents and appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, without limitation, Section 10.05 as though such sub-agents were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(d) The Lenders hereby irrevocably (i) authorize the Administrative Agent to enter into any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders, (ii) agree that, upon the execution and delivery of such Intercreditor Agreements, each Lender will be bound by the provisions thereof as if it were a signatory thereto and will take no actions contrary to the provisions thereof and (iii) agree that none of the Lenders or any other Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this paragraph or in accordance with the terms of such Intercreditor Agreements. The Administrative Agent may effect any amendment or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt or ABL Obligations permitted to be incurred under this Agreement, as expressly contemplated by the terms of the applicable Intercreditor Agreement (or the definition thereof) or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable.

Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent (other than Disqualified Institutions). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06. Resignation of Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Parent Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Parent Borrower may, upon ten (10) days’ notice remove the Administrative Agent. Upon receipt of any such notice of removal or resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after receipt of such removal notice or the retiring Administrative Agent gives notice of its resignation, then the retiring or removed Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon all of the Obligations (other than (x) (i) Cash Management Obligations and (ii) Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below, or (v) as expressly provided in the Collateral Documents;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or (z); and

(c) to release any Guarantor or any Borrower (other than the Parent Borrower) from its obligations under the Guaranty and the Credit Agreement, as applicable, if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur with respect to an entity that ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary if such Guarantor or Borrower continues to be a guarantor or borrower in respect of any Specified Junior Financing Obligation unless and until such Guarantor or Borrower is (or is being simultaneously) released from its guarantee or borrowing obligation, as applicable, with respect to such Specified Junior Financing Obligation.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty or Credit Agreement, as applicable, pursuant to this Section 9.08. In each case as specified in this Section 9.08, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.08.

Section 9.09. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent, Co-Documentation Agent or Senior Managing Agent or any other Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.10. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the Parent Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the relevant Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.11. Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender (including, for purposes of this Section 9.11, any L/C Issuer), an amount equivalent to any applicable withholding tax. Without limiting or expanding the obligations of any Loan Party under Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Parent Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that notwithstanding the foregoing, any amendment or waiver solely affecting the Revolving Credit Lenders (or that does not directly or indirectly affect the rights and obligations of the Term Lenders) under this Agreement and the other Loan Documents may be effected solely with the consent of the Required Revolving Lenders and any amendment or waiver solely affecting the Term Lenders (or that does not directly and adversely affect the rights and obligations of the Revolving Credit Lenders) under this Agreement and the other Loan Documents may be effected solely with the consent of the Required Term Lenders; provided further no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4 to Amendment No. 2, or Section 4.01, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal or interest under Section 2.07 or Section 2.08 or fees under Section 2.03(i), Section 2.09(a) or Section 2.09(b), without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in any rate of interest or fees; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or the definition of “Required Lenders” without the written consent of each Lender or the definitions of “Required Revolving Lenders” without the consent of each Revolving Credit Lender directly and adversely affected thereby or the definition of “Required Term Lenders” without the consent of each Term Lender directly and adversely affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted under Section 7.05 shall not constitute the release of all or substantially all of the Collateral), without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Guarantors from their obligations under the Guarantees, without the written consent of each Lender; or

(g) change any provision of Section 10.07(j) without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(f) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) no amendment, waiver or consent shall amend, modify supplement or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 4.01 without the written consent of the Required Revolving Lenders under the Revolving Facility (it being understood that amendments, modifications, supplements or waivers of any other provision of any Loan Document, including any representation or warranty, any covenant or any Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 4.01 have been satisfied regardless of whether the Required Revolving Lenders shall have consented to such amendment, modification, supplement or waiver). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders) and (y) the principal of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Parent Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Refinanced Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, in the event that the Parent Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Parent Borrower and the Required Lenders, the Parent Borrower and the Required Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (a) the termination of the Commitment of each Non-Consenting Lender that are (x) Revolving Credit Lenders, (y) Term Lenders or (z) both, at the election of the Parent Borrower and the Required Lenders, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders (including, without limitation, any amounts payable pursuant to Section 3.05) immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (a), (b) and (c).

In addition, notwithstanding anything to the contrary contained in this Section 10.01 or any Loan Document, the Administrative Agent and any Loan Party may amend any Loan Document to correct administrative or manifest errors or omissions, to cure any ambiguities, defects, inconsistencies or mistakes, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Parent Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice-mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Parent Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent Borrower in the absence of gross negligence or willful misconduct.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs, Expenses and Taxes. The Borrowers agree, jointly and severally, (a) to pay or reimburse the Arrangers and the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel LLP and, if necessary, of one local counsel and one regulatory counsel in each foreign jurisdiction as agreed between the Administrative Agent and the Parent Borrower, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel (which counsel shall be limited as provided in Section 10.05). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid promptly. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 10.05. Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Parent Borrower and the Co-Borrowers, jointly and severally, shall indemnify and hold harmless each Agent-Related Person, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Indemnitees taken as a whole (and, if necessary, one local counsel and one regulatory counsel to the Indemnitees taken as a whole in each appropriate jurisdiction), unless (x) the interests of the Indemnitees are sufficiently divergent, in which case one (1) additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders in the case of clause (a) below)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned or operated by the Parent Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Parent Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Parent Borrower or any other Loan Party) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) have been determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or a material breach of the Loan Documents by such Indemnitee or (y) arise from claims of any of the Indemnitees solely against one or more Indemnitees (and not by one or more Lenders against the Administrative Agent or one or more of the other Agents) that have not resulted from the action, inaction, participation or contribution of the Parent Borrower, any

Co-Borrower or their respective Subsidiaries or other Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid promptly. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Parent Borrower or the Co-Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (unless in connection with a transaction permitted under Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b) or, in the case of any Eligible Assignee that, upon giving effect to such assignment, would be an Affiliated Lender, Section 10.07(j), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or Section 10.07(h), as the case may be, or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Loans (provided, however, that concurrent assignments to or by Approved Funds will be treated as a single assignment for the purpose of meeting the minimum transfer requirements); (ii) except in the case of an assignment to a Lender (or, in respect of any Revolving Credit Facility, a Revolving Credit Lender), an Affiliate of a Lender (or, in respect of any Revolving Credit Facility, a Revolving Credit Lender) or an Approved Fund (but subject to clause (iv) below), each of the Administrative Agent and, so long as no Event of Default in respect of Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i) or has occurred and is continuing and except for assignments in connection with the exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders following the date on which either any Event of Default referred to in Section 8.01(f) or Section 8.01(g)(i) shall have occurred and be continuing in respect of the Parent Borrower or the Loans shall have been declared immediately due and payable pursuant to Section 8.02, the Parent Borrower consents to such assignment (each such consent not to be unreasonably withheld or delayed); provided that the Parent Borrower shall be deemed to have consented to any such assignment of Term Loans (other than to a Disqualified Institution) unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iv) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed); (v) the parties (other than the Parent Borrower unless its consent to such assignment is required hereunder) to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent an Assignment and Assumption together with a processing and recordation fee of $3,500 (which fee (x) no Borrower shall have an obligation to pay except as required in Section 3.07 and (y) may be waived by the Administrative Agent in its discretion); provided that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender; (vi) the assigning Lender shall deliver any Notes evidencing such Loans to the Parent Borrower or the Administrative Agent and (vii) each assignment by an Affiliated Lender shall be acknowledged by the Parent Borrower. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the relevant Borrowers(s) (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Credit Extensions are intended to be treated as registered obligations for federal income tax purposes. Any right or title in or to any Credit Extensions (including with respect to the principal amount and any stated interest thereon) may only be assigned or otherwise transferred through the Register. This Section shall be construed so that the Credit Extensions are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Treasury Regulation Section 5f.103-1(c) and any other related regulations (or any successor provisions of the Code or such regulations). The Register shall be conclusive evidence absent manifest error of the principal and any stated interest amount owed under the Credit Extensions.

(d) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrowers agree that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) and such Participant agrees to be bound by such Sections and Section 3.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(f) Any Lender may at any time, without the consent of, or notice to, the Parent Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15), but (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Parent Borrower under this Agreement (including their obligations under Section 3.01, Section 3.04 or Section 3.05), unless the grant to an SPC is made with the prior written consent of the Parent Borrower (which shall not be unreasonably withheld or delayed), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a

Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Parent Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or the Parent Borrower, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 10.07(b)).

(i) Notwithstanding anything to the contrary contained herein, Citicorp North America, Inc. may, upon thirty (30) days’ notice to the Parent Borrower and the Lenders, resign as L/C Issuer and/or the Swing Line Lender; provided that on or prior to the expiration of such thirty (30)-day period with respect to Citicorp North America, Inc.’s resignation as L/C Issuer, Citicorp North America, Inc. shall have identified a successor L/C Issuer reasonably acceptable to the Parent Borrower willing to accept its appointment as successor L/C Issuer. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of Citicorp North America, Inc. as L/C Issuer or Swing Line Lender, as the case may be, except as expressly provided above. If Citicorp North America, Inc. resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Citicorp North America, Inc. resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(j) (i) Notwithstanding the definition of “Eligible Assignee” or anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender (without the consent of any Person but subject to acknowledgment by the Administrative Agent and the Parent Borrower); provided that:

(A) Except as previously disclosed in writing to the Administrative Agent and the Term Lenders, each Affiliated Lender represents and warrants as of the date of any assignment to or from such Affiliated Lender pursuant to this Section 10.07(j), that neither the Affiliated Lender nor any Equity Sponsor to which such Affiliated Lender is an Affiliate, has any material non-public information (“MNPI”) with respect to any Borrower Party, Holdings or its Restricted Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to any Borrower Party, Holdings or its Restricted Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term B Loans to such Affiliated Lenders.

(B) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit R to this Agreement (an “Affiliated Lender Assignment and Assumption”);

(C) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Credit Loans to an Affiliated Lender and any purported assignment of Revolving Credit Commitments or Revolving Credit Loans to an Affiliated Lender shall be null and void; and

(D) at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Loans held by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of all Loans and Commitments outstanding under this Agreement.

(ii) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, or (B) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives.

(iii) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its Pro Rata Share of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent of the type described in Section 10.01 (a), (b), (c) or (d) of this Agreement to the extent that such Affiliated Lender is affected thereby; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.07(j); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph (j)(iii).

(iv) Each Affiliated Lender, solely in its capacity as a Term Lender, hereby agrees, and each Affiliated Lender Assignment Agreement shall provide a confirmation that, if any Company Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Laws (“Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Term Lenders and (ii) with respect to any matter requiring the vote of Term Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) of this Section 10.07(j), so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Term Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (iv) of Section 10.07(j), and the related provisions set forth in each Affiliated Lender Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Company Party has filed for protection under any Debtor Relief Law applicable to such Company Party.

The foregoing provisions of this Section 10.07(j) shall not apply to an Investment Fund, and a Lender shall be permitted to assign all or a portion of such Lender’s Loans to any Investment Fund without regard to the foregoing provisions of this Section 10.07(j); provided that notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Credit Commitments and Revolving Credit Loans held by Investment Funds may not account for more than 50% of the Term Loans, Revolving Credit Commitments and Revolving Credit Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(k) Notwithstanding anything to the contrary contained in this Section 10.07 or any other provision of this Agreement (including Section 2.05), so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any of the Company Parties may prepay outstanding Term Loans on the following basis:

(i) a Company Party shall have the right to make a voluntary prepayment of the Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to, at each Company Party’s sole option, a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers, Borrower Solicitation of Discounted Prepayment Offers or a Specified Lender Payment, in each case made in accordance with this Section 10.07(k); provided, (A) immediately before and immediately after giving effect to any such Discounted Term Loan Prepayment by the Parent Borrower or Loan Party, the sum of (x) the unused Revolving Credit Commitments and (y) the amount of unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries shall be not less than $35,000,000, (B) any such Discounted Term Loan Prepayment shall be financed by the Company Party with internally generated funds or with Eligible Equity Proceeds or the proceeds of Permitted Subordinated Indebtedness, in each case that are Not Otherwise Applied and (C) the Company Party shall not initiate any actions under this Section in order to make a Discounted Term Loan Prepayment unless (1) at least five (5) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Company Party on the applicable Discounted Prepayment Effective Date and (2) at least three (3) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment due to no Term Lender being willing to accept any prepayment of any Term Loans at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the Parent Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.

(ii) (A) Subject to Section 10.07(k)(i), a Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three (3) Business Days’ irrevocable notice in the form of a Specified Discount Prepayment Notice; provided that (1) any such offer shall be made available to each Term Lender, (2) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) and the specific percentage discount to par value (the “Specified Discount”) of the principal amount of such Loans to be prepaid, (3) the Specified Discount Prepayment Amount shall be in a minimum amount of $2,000,000 and whole increments of $500,000, and (4) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each Lender to the Administrative Agent (or its delegate) by no later than 5:00 p.m., Eastern time, on the third Business Day after the date of delivery of such notice to the Term Lenders (the “Specified Discount Prepayment Response Date”).

(B) Each Term Lender shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s outstanding principal amount of such offered discounted prepayment to be prepaid. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Notice is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(C) If there is at least one Discount Prepayment Accepting Lender, the Company Party will prepay outstanding Term Loans pursuant to this Section 10.07(k)(ii) to each Discount Prepayment Accepting Lender in accordance with the principal amount specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (B); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the principal amount accepted by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Company Party and subject to rounding requirements of the Administrative Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Specified Discount Pro-Rata Factor”). The Administrative Agent shall promptly, and in any case within five (5) Business Days following the Specified Discount Prepayment Response Date, notify (1) such Company Party of the Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date, and the aggregate principal amount and Type of Loans of the Discounted Term Loan Prepayment, (2) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount of all Term Loans to be prepaid at the Specified Discount on such date, and (3) each Discount Prepayment Accepting Lender of the Specified Discount Pro-Rata Factor, if any, and confirmation of the principal amount and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by the Company Party on the Discounted Prepayment Effective Date in accordance with Section 10.07(k)(vi) below.

(iii) (A) Subject to Section 10.07(k)(i), a Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three (3) Business Days’ irrevocable notice in the form of a Discount Range Prepayment Notice; provided that (1) any such solicitation shall be extended to each Term Lender, (2) any such notice shall specify the maximum aggregate principal amount of the Term Loans (the “Discount Range Prepayment Amount”) and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans willing to be prepaid by the Company Party, (3) the Discount Range Prepayment Amount shall be in a minimum amount of $2,000,000 and whole increments of $500,000, and (4) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Term Lender to the Administrative Agent (or its delegate) by no later than 5:00 p.m., Eastern time, on the third Business Day after the date of delivery of such notice to the Term Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount as a percentage of par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount of such Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(B) The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Company Party and subject to rounding requirements of the Administrative Agent made in its sole reasonable discretion) the Applicable Discount and the Term Loans to be prepaid at such Applicable Discount in accordance with this Section. The Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from lowest Submitted Discount to highest Submitted Discount, up to and including the lowest Submitted Discount within the Discount Range (such lowest Submitted Discount being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (1) the Discount Range Prepayment Amount and (2) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a percentage of par value that is less than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required pro-rationing pursuant to the following sentence) at the Applicable Discount (each such Lender, a “Participating Lender”).

(C) If there is at least one Participating Lender, the Company Party will prepay outstanding Term Loans pursuant to this Section 10.07(k)(iii) to each Participating Lender in the aggregate principal amount specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at or below the Applicable Discount exceeds the Discounted Prepayment Range Amount, prepayment of the principal amount of the Term Loans for those Participating Lenders whose Submitted Discount is less than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Discount Range Pro-Rata Factor”). The Administrative Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (w) the Company Party of the Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Type of Loans of the Discounted Term Loan Prepayment, (x) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate principal amount and Type of Loans of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Pro-Rata Factor. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by the Parent Borrower on the Discounted Prepayment Effective Date in accordance with Section 10.07(k)(vi) below.

(iv) (A) Subject to Section 10.07(k)(i), a Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three (3) Business Days’ irrevocable notice in the form of a Solicited Discounted Prepayment Notice; provided that (1) any such solicitation shall be extended to each Term Lender, (2) any such notice shall specify the maximum aggregate principal amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) the Company Party is willing to prepay at a discount, (3) the Solicited Discounted Prepayment Amount shall be in a minimum amount of $2,000,000 and whole increments of $500,000, and (4) each such solicitation by the Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Administrative Agent (or its delegate) by no later than 5:00 p.m., Eastern time on the third Business Day after the date of delivery of such notice to the Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer

shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount as a percentage of par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(B) The Administrative Agent shall promptly provide the Company Party with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Company Party shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the lowest of the Offered Discounts specified by the responding Term Lenders in the Solicited Discounted Prepayment Offers that the Company Party is willing to accept (the “Acceptable Discount”), if any; provided, however, that the Acceptable Discount shall not be an Offered Discount that is higher than the lowest Offered Discount for which the sum of each Offered Amount affiliated with an Offered Discount that is less than or equal to such percentage of par yields an amount at least equal to the Solicited Discounted Prepayment Amount. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Parent Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (B) (the “Acceptance Date”), the Company Party shall submit an irrevocable Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, the Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(C) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within five (5) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Company Party and subject to rounding requirements of the Administrative Agent made in its sole reasonable discretion) the aggregate principal amount of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Company Party at the Acceptable Discount in accordance with this Section. If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from lowest Offered Discount to highest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at a percentage of par value that is less than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rationing pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this Section 10.07(k)(iv) to each Qualifying Lender in the aggregate principal amount specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders at or below the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is less than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Company Party and subject to rounding requirements of the Administrative Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Solicited Discount Pro-Rata Factor”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Company Party of the Discounted Prepayment Effective Date, Acceptable Prepayment Amount and Type of Loans comprising the Discounted Term Loan

Prepayment, (x) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate principal amount and Type of Loans of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Pro-Rata Factor. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by the Company Party on the Discounted Prepayment Effective Date in accordance with Section 10.07(k)(vi) below.

(v) If any Term Loans are prepaid in accordance with paragraphs (ii) through (iv) of this Section 10.07(k), the Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Company Party shall make such prepayment to Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the Discounted Prepayment Effective Date. All Term Loans so prepaid by the Company Party shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 10.07(k) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans prepaid (x), in the case of any Discounted Term Loan Prepayment, on the Discounted Prepayment Effective Date, and (y) in the case of any Specified Lender Prepayment, on the date of consummation thereof, and the final principal repayment installment with respect to the Term Loans of each Class pursuant to the proviso of Section 2.07(a) shall be reduced pro rata by the aggregate principal amount of Term Loans prepaid (so that the scheduled principal payments of Term Loans of each Class shall not otherwise be affected by any prepayment of Term Loans pursuant to this Section 10.07).

(vi) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures (including as to Type and Interest Periods of Term Loans to be so prepaid) established by the Administrative Agent acting in its reasonable discretion in consultation with the Company Parties.

(vii) Notwithstanding anything herein to the contrary, for purposes of this Section 10.07(k), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next business day for the Administrative Agent.

(viii) Each of the Company Parties and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Section 10.07(k) by itself or through Citigroup Global Markets Inc. or any Agent Related Person of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to Citigroup Global Markets Inc. or such Agent Related Person and the performance of such delegated duties by the Citigroup Global Markets Inc. or Agent Related Person. The exculpatory provisions pursuant to this Agreement shall apply to Citigroup Global Markets Inc. and each Agent Related Person of the Administrative Agent and their respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 10.07(k) as well as activities of the Administrative Agent.

(ix) Except as previously disclosed in writing to the Administrative Agent and the Term Lenders, each of the Company Parties shall represent and warrant as of the date of each prepayment of Term Loans pursuant to this Section 10.07(k), that each Company Party does not have any MNPI with respect to any Company Party or securities that has not been disclosed to the Lenders (other than because such Lenders do not wish to receive MNPI with respect to each Company Party or its securities) prior to such time to the extent any such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to offer Term Loans to the Company Parties to be prepaid.

(l) In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, the L/C Issuer or the Swing Line Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then the L/C Issuer shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 10.07(b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.07(b) above, including, for the avoidance of doubt, the prior written consent of the Parent Borrower to the extent otherwise required by Section 10.07(b)) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the L/C Issuer or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder

Section 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall provide the Parent Borrower prompt notice of such disclosure to the extent permitted by applicable Law); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Parent Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Parent Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Parent Borrower, in advance, to the extent lawfully permitted to do so); (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement or (k) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.08). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by each of the Borrowers (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

Section 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding except as set forth in Section 2.03(g).

Section 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15. Tax Forms.

(a) To the extent it is qualified for any exemption from or reduction in United States federal withholding tax with respect to any Loan made to the Borrowers, each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the Borrowers (each, a “Non-US Lender”) shall deliver to the Parent Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Original Closing Date (in the case of Lenders party to the Original Credit Agreement on the Original Closing Date and otherwise for other Lenders, upon accepting an assignment of an interest herein or in the Original Credit Agreement), two duly signed, properly completed copies of either IRS Form W-8BEN, W-8EXP or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, United States federal withholding tax on specified payments to be made to such Non-US Lender by the Borrowers pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender by the Borrowers pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Parent Borrower and the Administrative Agent that such Non-US Lender is entitled to an exemption from, or reduction of, United States federal withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Non-US Lender claiming such an exemption under Section 881(c) of the Code, a certificate substantially in the form of Exhibits S-1, S-2, S-3 and S-4 (the “US Tax Certificate”) to the Original Credit Agreement that establishes in writing to the Parent Borrower and the Administrative Agent that such Non-US Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code and (iv) receiving any payment under any Loan Document that is effectively connected with a U.S. trade or business. Thereafter and from time to time, to the extent it is then qualified for any exemption from or reduction in United States federal withholding tax, each such Non-US Lender shall (A) promptly submit to the Parent Borrower and the Administrative Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Parent Borrower and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding taxes in respect of payments to be made to such Non-US Lender by the Borrowers pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrowers and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent, and (B) promptly notify the Parent Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any previously claimed exemption or reduction.

(i) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-US Lender under any of the Loan Documents (for example, in the case of a typical participation by such Non-US Lender, or where Non-U.S. Lender is a partnership for U.S. federal income tax purposes), shall deliver to the Parent Borrower and the Administrative Agent on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Parent Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed copies of the forms or statements required to be provided by such Non-US Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account that is not subject to United States federal withholding tax, and (B) two duly signed, properly completed copies of IRS

Form W-8IMY (or any successor thereto), together with any information such Non-US Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender, including any applicable U.S. Tax Certificate, provided that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a US Tax Certificate on behalf of such partners;

(ii) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to any Borrower (each, a “US Lender”) shall deliver to the Administrative Agent and the Parent Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Restatement Effective Date (or on or prior to the date it becomes a party to this Agreement or become a party to the Original Credit Agreement), certifying that such US Lender is entitled to an exemption from United States backup withholding tax, or any successor form. Notwithstanding anything to the contrary in this Agreement, if such US Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such US Lender an amount equivalent to the applicable backup withholding tax imposed by the Code and the Borrower(s) shall not be liable for any additional amounts with respect to such withholding.

(c) If any Governmental Authority asserts that the Parent Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Taxes from payments made to or for the account of any Lender (including any L/C Issuer), then to the extent such improper withholding or backup withholding was directly caused by such Lender’s actions or inactions, such Lender shall indemnify the relevant Borrower(s) and the Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to such Borrower and the Administrative Agent under this Section 10.15, and costs and expenses (including Attorney Costs) of such Borrower and the Administrative Agent. The obligation of the Lenders, severally, under this Section 10.15 shall survive any assignment of rights by, or the replacement of, a Lender or the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

Section 10.16. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE; PROVIDED THAT (X) A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW AND (Y) NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, EACH AGENT AND (SUBJECT TO THE FOREGOING PROVISO WITH RESPECT TO EACH AGENT AND LENDER) EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Parent Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Parent Borrower, each Agent and each Lender and their respective successors and assigns, except that no Parent Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19. USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Parent Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Parent Borrower, which information includes the name and address of the Parent Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Parent Borrower in accordance with the Act.

Section 10.20. [Reserved.]

Section 10.21. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby, each of Holdings and the Borrowers acknowledge and agrees that (i) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the agent or fiduciary, for the Borrowers; and (iii) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

Section 10.22. No Personal Liability. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Borrowers, Holdings or any Loan Party or any of their direct or indirect parent companies shall have any liability for any obligations of the Borrowers or the Loan Parties under the Loans, the Letters of Credit, the Guaranty, the Facilities, this Agreement or any other Loan Document or any other Obligations or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Lender hereby waives and releases all such liability.

Section 10.23. Obligations Joint and Several.

(a) The Borrowers shall have joint and several liability in respect of all Obligations in respect of the Term Loans (the “Term Loan Obligations”) hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full has been made), set-off or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Term Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Term Loan Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Term Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Term Loan Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Request for Credit Extensions) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

(b) The provisions of the Guaranty set forth in Sections 2, 4 and 5 thereof are hereby incorporated by reference and shall be deemed to apply to the Term Loan Obligations of the Co-Borrowers mutatis mutandis as if set forth herein.

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